Exhibit 1.2
This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer described in this Directors’ Circular, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor.
DIRECTORS’ CIRCULAR
RECOMMENDING
ACCEPTANCE
OF THE OFFER MADE BY
THE BANK OF NOVA SCOTIA
to purchase all of the issued and outstanding Common Shares
and
all of the issued and outstanding Special Shares, Series C and Special Shares, Series D
and
all of the issued and outstanding First Preference Shares, Series X of
DUNDEEWEALTH INC.
not already held by The Bank of Nova Scotia
on the basis of 0.2497 of a Scotiabank Common Share plus
either 0.2 of a Scotiabank 3.70% Preferred Share or $5.00 in cash for each Common Share, Special Share, Series C or Special Share, Series D of DundeeWealth
and
on the basis of 0.2081 of a Scotiabank Common Share plus
either 0.1667 of a Scotiabank 3.70% Preferred Share or $4.17 in cash for each First Preference Share, Series X of DundeeWealth

THE BOARD OF DIRECTORS (EXCLUDING INTERESTED DIRECTORS) UNANIMOUSLY
RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER
THEIR SHARES TO THE OFFER.
December 15, 2010

GLOSSARY OF TERMS
Unless otherwise defined in this Directors’ Circular, capitalized terms used in this Directors’ Circular have the meanings set forth in the Glossary of Terms attached to this Directors’ Circular as Appendix “A”.
FORWARD-LOOKING INFORMATION
This Directors’ Circular contains statements and information that are not historical facts and constitute “forward-looking statements” and “forward-looking information” under Canadian and United States securities laws, including information concerning the Offer, the Spinout Transaction and the business, operations, prospects and financial performance of DundeeWealth and DCM, which are subject to certain risks, uncertainties and assumptions. In addition, certain assumptions, limitations and qualifications that are material to the Valuation and Fairness Opinion are set out in the Valuation and Fairness Opinion attached as Appendix “B” to this Directors’ Circular. Forward-looking statements may include, but are not limited to statements about anticipated future events or results, including comments with respect to:
•	the completion of the Spinout Transaction (including the receipt of all Appropriate Regulatory Approvals in connection therewith);

•	DundeeWealth’s objectives and priorities for 2011 and beyond;

•	strategies or further actions with respect to DCM or DundeeWealth, and their respective products and services, business operations, financial performance and condition;

•	the expected lack of any superior or alternative transactions or the terms and conditions of any such transactions not being acceptable;

•	the existence of third parties interested in purchasing some or all of the Shares or DundeeWealth’s assets;

•	the satisfaction or waiver of the conditions to the Offer; and

•	the anticipated benefits of the Offer
Forward-looking statements are statements that are predictive in nature, depend upon or refer to future events or conditions or include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” or similar expressions concerning matters that are not historical facts. Such statements are based on current expectations of management of DundeeWealth and inherently involve numerous risks and uncertainties, known and unknown, including economic factors and those affecting the financial services industry generally including, without limitation: the impact of Canadian laws and regulatory requirements on the Offer, the Spinout Transaction and the business, operations and capital structure of each of DundeeWealth and DCM; regulatory uncertainty and the possibility that governmental and regulatory approvals for the Offer and the Spinout Transaction may not be obtained or, if obtained, may not be obtained in a timely manner; and changes or disruptions in the securities markets and market fluctuations in prices for securities of DundeeWealth or, following the anticipated completion of the Spinout Transaction, DCM.
In addition, a number of other factors could cause actual results to differ materially from the results discussed in such statements and information, and there is no assurance that actual results will be consistent with them. For further details, reference is made to the risk factors discussed or referred to in DundeeWealth’s annual and interim management’s discussion and analyses and Annual Information Form on file with the Canadian securities regulatory authorities and available on SEDAR at www.sedar.com.
Although DundeeWealth has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements or forward-looking information will prove to be accurate, as actual results and future actions or events could differ materially from those anticipated in such statements. Such forward-looking statements and forward-looking information are made or given as at the date of printing this Directors’ Circular and

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DundeeWealth disclaims any intention or obligation to update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required under applicable Securities Law. The reader is cautioned not to place undue reliance on forward-looking statements or forward-looking information. Any forward-looking statements or forward-looking information related to Scotiabank are derived exclusively from information contained in the Offer and Circular, provided to DundeeWealth by Scotiabank, or that are otherwise publicly available. See “Notice Regarding Information” for additional information.
INFORMATION IN RESPECT OF THE SPINOUT TRANSACTION AND DCM
Unless the context indicates otherwise, (i) all references in this Directors’ Circular to “DCM”, or to “Dundee Capital Markets Inc.” are references to such entity as it will exist on a consolidated basis assuming completion of the Spinout Transaction and the receipt of all Appropriate Regulatory Approvals in connection therewith, and (ii) all references to “DSL” or “Dundee Securities Ltd.” and the business to be carried on by it refer to such entity as it will exist assuming completion of the Spinout Transaction and the receipt of all Appropriate Regulatory Approvals in connection therewith, following which DSL will be the principal operating subsidiary of DCM.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
This Directors’ Circular has been prepared by DundeeWealth in accordance with disclosure requirements under applicable Canadian law. Non-resident Shareholders should be aware that these requirements may be different from those of the United States or other jurisdictions. The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that DundeeWealth is a corporation organized under the laws of the Province of Ontario, Canada, that a majority of its officers and directors are residents of Canada and that all or a substantial portion of the assets of DundeeWealth are located outside the United States. Shareholders in the United States may not be able to sue DundeeWealth or its officers or directors in a foreign court for violation of United States securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce judgment obtained from a court of the United States.
NOTICE TO HOLDERS OF ALL SHARE AWARDS, DEFERRED SHARE UNITS AND OPTIONS
The Offer is made only for Shares and not for any Share Awards, Deferred Share Units or Options. Any holder of such Share Awards, Deferred Share Units or Options who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise or exchange their Share Awards, Deferred Share Units or Options or other rights in order to obtain certificate(s) representing Shares that may be deposited in accordance with the terms of the Offer. Any such exercise must be made sufficiently in advance of the Expiry Time to ensure that Shares will be available for tender at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer and Circular, “Manner of Acceptance — Procedure for Guaranteed Delivery”.
Immediately prior to the record date for the Spinout Transaction and the DundeeWealth Special Distribution, provided that Scotiabank has received all Appropriate Regulatory Approvals, all vested or unvested Options that remain outstanding immediately prior to the record date for the Spinout Transaction and the DundeeWealth Special Distribution, will be exchanged for options (each, a “Replacement Option”) to acquire such number of Scotiabank Common Shares as is equal to (a) that number of Shares that were issuable upon exercise of such Options immediately prior to the record date for the Spinout Transaction and the DundeeWealth Special Distribution, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Scotiabank Common Shares, at an exercise price per Scotiabank Common Share equal to (i) the exercise price per Share at which such Option was exercisable immediately prior to the record date for the Spinout Transaction and the DundeeWealth Special Distribution; divided by (ii) the Exchange Ratio, rounded up to the nearest cent. The term to expiry, conditions to and manner of exercising the Replacement Option will be the same as the Option for which it was exchanged, and the Replacement Option shall be governed by the terms of the Option Plans which shall be amended to refer to Scotiabank Common Shares.
Immediately prior to the record date for the Spinout Transaction and the DundeeWealth Special Distribution, provided that Scotiabank has received all Appropriate Regulatory Approvals and except as described below, all Share Awards outstanding immediately prior to the record date for the Spinout Transaction and the DundeeWealth

Special Distribution will be exchanged for awards to acquire such number of Scotiabank Common Shares as is equal to (a) that number of Shares that were issuable pursuant to such Share Awards immediately prior to the record date for the Spinout Transaction and the DundeeWealth Special Distribution, multiplied (b) by the Exchange Ratio, rounded down to the nearest whole number of Scotiabank Common Shares; provided however, that any Share Awards that are in the form of Shares held in trust under DundeeWealth’s share incentive plan will be settled by payment of the Consideration, which will continue to be held subject to the same vesting and other terms.
Immediately prior to the record date for the Spinout Transaction and the DundeeWealth Special Distribution, the outstanding Deferred Share Units will be settled by DundeeWealth for cash consideration equal to $21.00 per Deferred Share Unit together with any Permitted Distributions (other than the DundeeWealth Special Distribution and any distribution in connection with the Spinout Transaction) and the Deferred Share Unit Plan will be terminated.
The tax consequences to holders of Share Awards, Deferred Share Units or Options are not described in the Offer and Circular or this Directors’ Circular. Holders of Share Awards, Deferred Share Units or Options should consult their tax advisors for advice with respect to any potential income tax consequences arising from the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

The following are responses to certain questions you may have regarding the Offer and are a summary of information contained elsewhere in this Directors’ Circular. The responses that follow are not intended to be complete and are qualified in their entirety by the more detailed information contained elsewhere in this Directors’ Circular and the attached Appendices, all of which are important and should be reviewed carefully.
QUESTIONS AND ANSWERS ABOUT THE OFFER
What is Scotiabank offering?
Scotiabank has offered to purchase, upon the terms and subject to the conditions set forth in Scotiabank’s Offer and Circular, any and all of the issued and outstanding Shares (including any Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of any Convertible Securities), other than Shares held by Scotiabank, on the basis of:
(a)	for each Share, other than a Series X Preference Share, held:
(i)	0.2497 of one Scotiabank Common Share; and

(ii)	at the election of the Shareholder, either $5.00 in cash or 0.2 of one Scotiabank Reset Preferred Share; and
(b)	for each Series X Preference Share:
(i)	0.2081 of one Scotiabank Common Share; and

(ii)	at the election of the Shareholder, either $4.17 in cash or 0.1667 of one Scotiabank Reset Preferred Share.
If no election is made pursuant to (a)(ii) or (b)(ii) above, there will be a deemed election for Scotiabank Reset Preferred Shares.
In connection with the Offer, DundeeWealth has agreed to:
(a)	declare a special distribution in the amount of $2.00 in cash per Common Share (and a comparable amount in cash per share, in the case of other Shares and Special Shares, Series F, having regard to the ratio at which such shares are convertible into Common Shares) payable to Shareholders and holders of Special Shares, Series F of record on the Business Day immediately prior to the Effective Date; and

(b)	consummate the spinout of its capital markets business presently conducted through DSC and operating under the “Dundee Capital Markets” brand, and certain other assets, by way of distribution to all holders of Shares and Special Shares, Series F, of, in the case of holders of Common Shares, one DCM Share per Common Share and, in the case of holders of other Shares and Special Shares, Series F, a comparable number of DCM Shares per share having regard to the ratio at which such shares are convertible into Common Shares. The DCM Shares are intended to be issued by way of a dividend in kind to be declared on the Business Day immediately prior to the Effective Date pursuant to an exemption from the prospectus requirements set forth in applicable securities legislation. Having regard to the Valuation and Fairness Opinion, the value of each DCM Share is expected to be approximately $0.50.
As of the date the Offer was announced, the Consideration to be received in connection with the Offer had an aggregate stated value to Shareholders (other than holders of Series X Preference Shares) of approximately $21.00 per Share (other than a Series X Preference Share), inclusive of the DundeeWealth Special Distribution and the dividend of DCM Shares to be declared and paid by DundeeWealth, which represents a premium of approximately:

•	36% over the 60-day volume weighted average trading price for the Common Shares of $15.48 for the period ended November 19, 2010 (the last trading day prior to the announcement of the Offer);

•	21% over the 30-day volume weighted average trading price for the Common Shares of $17.33 for the period ended November 19, 2010;

•	17% over the 20-day volume weighted average trading price for the Common Shares of $17.94 for the period ended November 19, 2010; and

•	8% over the closing price of the Common Shares of $19.47 on November 19, 2010.
Should I accept or reject the Offer?
The Board of Directors (excluding Interested Directors), after receiving the recommendation of the Special Committee and carefully considering a number of factors relating to the Offer, including the Valuation and Fairness Opinion, has unanimously determined that the Consideration to be received by Shareholders (other than the Locked-Up Shareholders) in connection with the Offer is fair, from a financial point of view, to such Shareholders. Accordingly:
THE BOARD OF DIRECTORS (EXCLUDING INTERESTED
DIRECTORS) UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR
SHARES TO THE OFFER.
Why does the Board of Directors (excluding Interested Directors) believe that the Offer should be accepted?
In the course of evaluating the Offer, the Special Committee and the Board of Directors consulted with senior management, legal counsel and TD Securities, reviewed a significant amount of information and considered a number of factors relating to the Offer including, among others, the following:
•	the Offer is an attractive offer and represents a premium to the trading price of the Common Shares on the TSX;

•	TD Securities has provided the Valuation and Fairness Opinion stating that, based upon and subject to the analyses, assumptions, qualifications and limitations discussed therein, the fair market value of the Common Shares, as at November 21, 2010, was in the range of $19.50-$23.50 per Common Share and the Consideration to be received by Shareholders (other than the Locked-Up Shareholders) in connection with the Offer is fair, from a financial point of view, to such Shareholders.

•	the Locked-Up Shareholders, consisting of Dundee Corporation, Dundee Capital Corporation, Mr. Ned Goodman and Mr. David Goodman, who collectively hold, directly or indirectly, approximately 58.4% of the Common Shares and 100% of the Series X Preference Shares, have entered into the Lock-up Agreement with Scotiabank pursuant to which, among other things, they have irrevocably agreed to tender to the Offer all of the Shares held by them, all on the terms and subject to the conditions set forth in such Lock-Up Agreement;

•	the Special Committee and the Board of Directors believe that for all practical purposes there is no reasonable likelihood that a competing offer will emerge;

•	the Offer is subject to a limited number of conditions; and

•	the Scotiabank Common Shares are significantly more liquid than the Common Shares.
A more detailed discussion of the reasons for the unanimous recommendation of the Board of Directors (excluding Interested Directors) is set forth in this Directors’ Circular under the heading “Reasons for the Recommendation”.

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How do I accept the Offer?
Full details on how to accept the Offer are set forth in the Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery that has been prepared by Scotiabank and sent to you together with this Directors’ Circular.
If your Shares are held with an investment dealer, stockbroker, bank, trust company, intermediary or other nominee, please contact such investment dealer, stockbroker, bank, trust company, intermediary or other nominee to instruct them to tender your Shares to the Offer.
What if I have more questions?
You are urged to carefully read the information contained in this Directors’ Circular and in the Offer and Circular and related Letter of Transmittal and Notice of Guaranteed Delivery that was sent to you together with this Directors’ Circular. If you have questions or are in doubt as to how to respond to the Offer described in such documents, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor.

DIRECTORS’ CIRCULAR
December 15, 2010
This Directors’ Circular is issued by the Board of Directors of DundeeWealth in connection with the Offer by Scotiabank to purchase all of the issued and outstanding Shares, other than Shares held by Scotiabank, upon the terms and subject to the conditions of such Offer set forth in Scotiabank’s Offer and Circular that accompanies and forms part of the Offer. Certain information included herein in respect of DundeeWealth and its business and operations has been provided to the Board of Directors by the officers of DundeeWealth. Certain information included herein with respect to Scotiabank and Dundee Corporation has been derived from documents made available to the public on SEDAR.
THE OFFER
The Offer is being made pursuant to the terms of the Support Agreement dated November 22, 2010 between DundeeWealth and Scotiabank. The offered consideration is as follows:
(a)	for each Share, other than a Series X Preference Share, held:
(i)	0.2497 of one Scotiabank Common Share; and

(ii)	at the election of the Shareholder, either $5.00 in cash or 0.2 of one Scotiabank Reset Preferred Share; and
(b)	for each Series X Preference Share held:
(i)	0.2081 of one Scotiabank Common Share; and

(ii)	at the election of the Shareholder, either $4.17 in cash or 0.1667 of one Scotiabank Reset Preferred Share.
If no election is made pursuant to (a)(ii) or (b)(ii) above, there will be a deemed election for Scotiabank Reset Preferred Shares.
In connection with the Offer, DundeeWealth has agreed to:
(a)	declare a special distribution in the amount of $2.00 in cash per Common Share (and a comparable amount in cash per share, in the case of other Shares and Special Shares, Series F, having regard to the ratio at which such shares are convertible into Common Shares) payable to Shareholders and holders of Special Shares, Series F of record on the Business Day immediately prior to the Effective Date; and

(b)	consummate the spinout of its capital markets business presently conducted through DSC and operating under the “Dundee Capital Markets” brand, and certain other assets, by way of distribution to all holders of Shares and Special Shares, Series F, of, in the case of holders of Common Shares, one DCM Share per Common Share and, in the case of holders of other Shares and Special Shares, Series F, a comparable number of DCM Shares per share having regard to the ratio at which such shares are convertible into Common Shares. The DCM Shares are intended to be issued by way of a dividend in kind to be declared on the Business Day immediately prior to the Effective Date pursuant to an exemption from the prospectus requirements set forth in applicable securities legislation. Having regard to the Valuation and Fairness Opinion, the value of each DCM Share is expected to be approximately $0.50.

Full details concerning the terms and conditions of the Offer, the method of acceptance of the Offer and other information relating to the Offer and Scotiabank are set out in the Offer and Circular and the Letter of Transmittal and Notice of Guaranteed Delivery that accompany the Offer and Circular.
Scotiabank will cause the Shares acquired under the Offer to be voted in favour of any Subsequent Acquisition Transaction, and, to the extent permitted by applicable Laws, to be counted in any minority approval that may be required in connection with such a transaction. For that purpose, to the knowledge of DundeeWealth, there is no reason that Scotiabank will not be entitled to vote the Shares taken up under the Offer, including the Shares that Scotiabank acquires from Dundee Corporation. Accordingly, to the knowledge of DundeeWealth, there is no reason that Scotiabank will not be able to obtain the required shareholder approvals for any Subsequent Acquisition Transaction.
THE SPINOUT TRANSACTION AND THE DUNDEEWEALTH SPECIAL DISTRIBUTION
In connection with the Offer, and subject to the successful completion thereof, DundeeWealth will consummate the spinout of its capital markets business presently conducted through DSC and operating under the “Dundee Capital Markets” brand, and certain other assets, by way of distribution to all holders of Shares and Special Shares, Series F, of, in the case of holders of Common Shares, one DCM Share per Common Share and, in the case of holders of other Shares and Special Shares, Series F, a comparable number of DCM Shares per share having regard to the ratio at which such shares are convertible into Common Shares (the “Spinout Transaction”). The DCM Shares are intended to be issued by way of a dividend in kind to be declared on the Business Day immediately prior to the Effective Date pursuant to an exemption from the prospectus requirements set forth in applicable securities legislation. Having regard to the Valuation and Fairness Opinion, the value of each DCM Share is expected to be approximately $0.50. The Spinout Transaction will involve the distribution of the DCM Shares, being common shares of a newly incorporated corporation holding, directly or indirectly, all of the assets and all of the liabilities of the DCM business. In connection with the Spinout Transaction, DCM intends to file the DCM Prospectus with one or more securities regulatory authorities in Canada in order to enable DCM to become a reporting issuer in one or more provinces or territories of Canada. Following the issuance of the final receipt by the applicable regulatory authorities, the DCM Shares will, subject to certain exceptions, be freely tradable. There is currently no market through which the DCM Shares may be sold and Shareholders may not be able to resell the DCM Shares distributed under the Spinout Transaction. This may affect the pricing of the DCM Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the DCM Shares, and the extent of issuer regulation.
In addition, in connection with the Offer, and subject to the successful completion thereof, DundeeWealth will declare and pay the DundeeWealth Special Distribution.
See “DCM” for additional information regarding DCM.
RECOMMENDATION OF ACCEPTANCE
The Board of Directors (excluding Interested Directors), after receiving the recommendation of the Special Committee and carefully considering a number of factors relating to the Offer, including the Valuation and Fairness Opinion, has unanimously determined that the Consideration to be received by Shareholders (other than the Locked-Up Shareholders) in connection with the Offer is fair, from a financial point of view, to such Shareholders. Accordingly:
THE BOARD OF DIRECTORS (EXCLUDING INTERESTED DIRECTORS)
UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER
AND TENDER THEIR SHARES TO THE OFFER.
The Interested Directors formally declared their respective interests in and did not participate in deliberations on, and abstained from voting in respect of resolutions relating to, the Offer.

Notwithstanding the recommendation of the Board of Directors that Shareholders accept the Offer, Shareholders should consider the terms of the Offer carefully and should come to their own decision as to whether to accept the Offer. Shareholders who are in doubt as to how to respond to the Offer should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors.
REASONS FOR THE RECOMMENDATION
In making its recommendation, the Board of Directors received the unanimous recommendation of the Special Committee, consulted with legal counsel to the Board of Directors and with TD Securities and carefully reviewed, considered and deliberated all aspects of the Offer. The Board of Directors identified a number of factors set out below as being the most relevant to their recommendation that Shareholders ACCEPT the Offer and TENDER their Shares to the Offer.
1.	The Offer is an attractive offer and represents a premium to the trading price of the Common Shares on the TSX.
•	As of the date the Offer was announced, the Consideration to be received in connection with the Offer had an aggregate stated value to Shareholders (other than holders of Series X Preference Shares) of approximately $21.00 per Share (other than a Series X Preference Share), inclusive of the DundeeWealth Special Distribution and the dividend of DCM Shares to be declared and paid by DundeeWealth, which represents a premium of approximately:
•	36% over the 60-day volume weighted average trading price for the Common Shares of $15.48 for the period ended November 19, 2010 (the last trading day prior to the announcement of the Offer);

•	21% over the 30-day volume weighted average trading price for the Common Shares of $17.33 for the period ended November 19, 2010;

•	17% over the 20-day volume weighted average trading price for the Common Shares of $17.94 for the period ended November 19, 2010; and

•	8% over the closing price of the Common Shares of $19.47 on November 19, 2010.
THE OFFER PROVIDES A PREMIUM TO SHAREHOLDERS.
2.	TD Securities has provided the Valuation and Fairness Opinion stating that, based upon and subject to the analyses, assumptions, qualifications and limitations discussed therein, the Consideration to be received by Shareholders (other than the Locked-Up Shareholders) in connection with the Offer is fair, from a financial point of view, to such Shareholders.
•	TD Securities, the financial advisor to the Special Committee, has delivered a written opinion to the Special Committee dated November 21, 2010, stating that, as at such date and based upon and subject to the analyses, assumptions, limitations and qualifications discussed therein, the Consideration to be received by Shareholders (other than the Locked-Up Shareholders) in connection with the Offer is fair, from a financial point of view, to such Shareholders. A copy of the Valuation and Fairness Opinion is attached as Appendix “B” to this Directors’ Circular.

•	The Valuation and Fairness Opinion concluded that, based on the analyses, assumptions, qualifications and limitations discussed therein, the fair market value of the Common Shares, as at November 21, 2010, was in the range of $19.50-$23.50 per Common Share. The value of the Consideration to be received by Shareholders (other than Locked-Up Shareholders) in connection with the Offer is near the mid-point of such value range.

•	The Special Committee took into account the Valuation and Fairness Opinion as one of the reasons for its unanimous recommendation to the Board of Directors that it recommend to

Shareholders that they accept the Offer. The Board of Directors (excluding Interested Directors) also had regard for the Valuation and Fairness Opinion in making its unanimous recommendation that Shareholders accept the Offer. You are urged to read the Valuation and Fairness Opinion carefully and in its entirety in conjunction with your review of this Directors’ Circular.
THE CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS (OTHER THAN THE
LOCKED-UP SHAREHOLDERS) IN CONNECTION WITH THE OFFER IS WITHIN THE
FAIR MARKET VALUE RANGE AND THE CONSIDERATION TO BE RECEIVED BY SUCH
SHAREHOLDERS IN CONNECTION WITH THE OFFER IS FAIR, FROM A FINANCIAL
POINT OF VIEW, TO SUCH SHAREHOLDERS.
3.	The Locked-Up Shareholders have entered into the Lock-Up Agreement with Scotiabank, pursuant to which, among other things, they have irrevocably agreed to tender to the Offer all of the Shares held by them, on the terms and subject to the conditions set forth in such Lock-Up Agreement.
•	The Locked-Up Shareholders, consisting of Dundee Corporation, Dundee Capital Corporation, Mr. Ned Goodman and Mr. David Goodman, who collectively hold, directly or indirectly, approximately 58.4% of the Common Shares and 100% of the Series X Preference Shares, have entered into the Lock-up Agreement with Scotiabank pursuant to which, among other things, they have irrevocably agreed to tender to the Offer all of the Shares held by them, on the terms and subject to the conditions set forth in such Lock-Up Agreement. The making of the Offer was conditional upon Dundee Corporation and the other Locked-Up Shareholders entering into the Lock-Up Agreement and resulted from negotiations between Dundee Corporation and Scotiabank. Dundee Corporation is a sophisticated and knowledgeable Shareholder who, so far as the Board of Directors and the Special Committee are aware, was under no compulsion to enter into the Lock-Up Agreement or sell its Shares at this time. For additional information concerning the Lock-Up Agreement, see “Arrangements with Scotiabank — Lock-Up Agreement”.
SHAREHOLDERS COLLECTIVELY HOLDING, DIRECTLY OR INDIRECTLY,
APPROXIMATELY 58.4% OF THE COMMON SHARES AND 100% OF THE SERIES X
PREFERENCE SHARES HAVE IRREVOCABLY AGREED TO TENDER THEIR SHARES TO
THE OFFER.
4.	The Special Committee and the Board of Directors believe that for all practical purposes there is no reasonable likelihood that a competing offer will emerge.
•	The Shares held by the Locked-Up Shareholders are sufficient to effect a Subsequent Acquisition Transaction even if no other Shares are tendered to the Offer. Accordingly, for all practical purposes there is no reasonable likelihood that a competing offer will emerge.
FOR ALL PRACTICAL PURPOSES THERE IS NO REASONABLE LIKELIHOOD THAT A
COMPETING OFFER WILL EMERGE.
5.	The Offer is subject to a limited number of conditions.
•	Scotiabank’s obligation to complete the Offer is subject to a limited number of conditions that the Board of Directors believes are reasonable under the circumstances. See “Arrangements with Scotiabank — Support Agreement — Conditions to the Offer”.
THE OFFER IS SUBJECT TO A LIMITED NUMBER OF CONDITIONS.

6.	The Scotiabank Common Shares are significantly more liquid than the Common Shares.
•	Based on the volume and pattern of trading on the TSX, the Scotiabank Common Shares are significantly more liquid than the Common Shares.
THE SCOTIABANK COMMON SHARES ARE SIGNIFICANTLY MORE LIQUID
THAN THE COMMON SHARES.
The foregoing summary of the information and factors considered by the Special Committee and the Board of Directors is not intended to be exhaustive of the information and factors considered by them in reaching their conclusion and making a recommendation that Shareholders accept the Offer, but includes the material information, factors and analysis considered by each of the Special Committee and the Board of Directors in reaching its conclusion and recommendation. The Board of Directors evaluated various factors summarized above in light of their own knowledge of the business, assets, financial condition and prospects of DundeeWealth and considered the advice of their legal advisors, TD Securities and the unanimous recommendation of the Special Committee. In view of the numerous factors considered in connection with their evaluation of the Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching their conclusion and recommendation. In addition, individual voting members of the Board of Directors may have given different weight to different factors. The conclusion and unanimous recommendation of the Board of Directors (excluding Interested Directors) was made after careful consideration, evaluation and deliberation of all of the information and factors involved.
BACKGROUND TO THE OFFER
In September 2007, DundeeWealth issued to Scotiabank 300,000 Common Shares and 27,000,000 Special Shares, Series F, representing an 18% interest in DundeeWealth, for proceeds of $348.3 million. In connection with Scotiabank’s investment in DundeeWealth, Dundee Corporation, Dundee Capital Corporation and Scotiabank entered into a shareholders’ agreement dated September 28, 2007 (the “Shareholders’ Agreement”) outlining their respective rights and interests as Shareholders.
The Shareholders’ Agreement provided, among other things, that:
•	Dundee Corporation was not permitted to solicit a sale of its Shares or an “Acquisition Proposal” (as defined in the Shareholders’ Agreement) unless Dundee Corporation first offered such Shares to Scotiabank;

•	Dundee Corporation would notify Scotiabank if an unsolicited offer for Dundee Corporation’s Shares was made by a third party and Dundee Corporation would provide Scotiabank with information in a timely manner regarding any negotiations relating thereto;

•	if an unsolicited offer for Dundee Corporation’s Shares was made and Dundee Corporation was willing to accept such offer, Dundee Corporation would give Scotiabank five (5) business days to match such offer and Dundee Corporation would sell to Scotiabank if it so matched;

•	if DundeeWealth issued more securities, Scotiabank and Dundee Corporation would use their best efforts to ensure that they were each entitled to acquire such number of additional securities of DundeeWealth as were necessary to maintain their respect proportionate voting and equity ownership interests in DundeeWealth in effect at the time at which such additional securities were issued; and

•	Scotiabank was not permitted to acquire additional securities of DundeeWealth that would result in the ownership by Scotiabank of more than 20% of the outstanding voting and equity shares of DundeeWealth at any time, unless an “Acquisition Proposal” (as defined in the Shareholders’ Agreement) by a third party was announced.

DundeeWealth has been advised that, from time to time since entering into the Shareholders’ Agreement, the Chief Executive Officers of Scotiabank and Dundee Corporation have had a number of high-level discussions regarding the possibility of Scotiabank acquiring the Shares held by Dundee Corporation and Dundee Capital Corporation.
In August, 2010, the Board of Directors was advised that Dundee Corporation, through its Chief Executive Officer, and senior executives of Scotiabank commenced a series of discussions and negotiations regarding a potential sale of Dundee Corporation’s Shares to Scotiabank, which focussed on three primary issues: the price for the Shares, payment of a cash dividend to DundeeWealth shareholders (as it was not optimal for Scotiabank to buy the cash), and a spinout of Dundee Capital Markets (which was not a core asset for Scotiabank). It was determined that, because Scotiabank is both a “related party” and an “issuer insider” of DundeeWealth within the meaning of applicable Securities Laws, any such transaction would be subject to a formal valuation requirement under applicable Securities Laws.
Accordingly, at a meeting of the Board of Directors held on August 16, 2010, the Chairman of the Board of Directors requested that DundeeWealth establish a committee of directors who are independent of Scotiabank and Dundee Corporation in order to retain an independent valuator and supervise the preparation of a formal valuation of the Common Shares of DundeeWealth in accordance with applicable Securities Laws. In response to this request, the Board of Directors established the Special Committee. The Special Committee retained McMillan LLP as its independent legal counsel.
The Special Committee met 10 times during the period from August 24, 2010 until November 21, 2010. At its initial meeting on August 24, 2010, the Special Committee reviewed and discussed briefing notes prepared by McMillan LLP with respect to, among other things, the legal duties and responsibilities of the Special Committee, recommended practices for the Special Committee and the formal valuation requirements under applicable Securities Laws. The Special Committee also received a presentation from TD Securities with respect to, among other things, its experience and credentials in relation to valuation work in general and related party transactions and insider bids. Following its initial meeting on August 24, 2010, the Special Committee formally engaged TD Securities as its financial advisor.
At a meeting of the Special Committee held on October 7, 2010, TD Securities presented the Special Committee with its preliminary determination regarding the range of value for the Common Shares and advised the Special Committee that the consideration under the proposed transaction with Scotiabank was below the low point of its preliminary value range. The Special Committee instructed TD Securities to advise representatives of both Scotiabank and Dundee Corporation that the Scotiabank proposal was below the low point of the preliminary range of value. On October 8, 2010, TD Securities so advised Scotiabank.
In late October, Scotiabank advised that, while in its view the value of its proposal had increased since the date it was made (due principally to the increase in the market price of the Scotiabank Common Shares), it did not intend to increase the financial terms of its proposal in any material respect. Accordingly, Scotiabank discontinued discussions in respect of its proposal.
On November 12, 2010, DundeeWealth was approached by an investment dealer concerning an unsolicited third party expression of interest to acquire Dundee Corporation’s Shares and was subsequently provided with term sheets and draft agreements regarding such an acquisition. Senior management of DundeeWealth apprised the Special Committee of this expression of interest and advised that, at such time, the terms of the expression of interest were not acceptable to Dundee Corporation.
The Special Committee was subsequently advised that:
•	Dundee Corporation had, in accordance with the requirements of the Shareholders’ Agreement, notified Scotiabank of the existence of the expression of interest and provided Scotiabank with a copy of an indicative term sheet regarding same;

•	over the next several days, Dundee Corporation’s Chief Executive Officer had met with Scotiabank and had conveyed in discussion:

•	that the terms of the expression of interest were not acceptable to Dundee Corporation as presented;

•	that the terms of the expression of interest resulted in significant and unacceptable execution risk with respect to the proposed third party transaction;

•	that the decision of Dundee Corporation to consider a sale of its Shares was driven by its long term view of the effects of competition from Canadian chartered banks and the most logical purchaser for such Shares would be Scotiabank; and

•	the business terms around which Dundee Corporation would be prepared to negotiate, which required Scotiabank to reassess whether to continue further discussions with Dundee Corporation.
On November 18, 2010, Scotiabank and DundeeWealth entered into a confidentiality agreement to enable Scotiabank to undertake further due diligence.
Late in the day on November 19, 2010, a term sheet from Scotiabank was received by Dundee Corporation, outlining the basis upon which Scotiabank proposed to acquire the Shares of Dundee Corporation. Notwithstanding that there remained a number of material business issues to be resolved before Dundee Corporation would be willing to support Scotiabank’s proposal, both Scotiabank and Dundee Corporation were prepared, with the co-operation of DundeeWealth, to continue negotiations over the weekend with a view to trying to resolve the outstanding business issues if possible. Accordingly, over the succeeding three-day period, Dundee Corporation, Scotiabank, DundeeWealth, the Special Committee and their respective advisors negotiated definitive documentation in respect of the proposed transaction outlined in the Scotiabank term sheet.
On the evening of November 21, 2010, the Special Committee met to receive an update on the status of the negotiations with respect to the Support Agreement and the Lock-Up Agreement. The Special Committee was advised that, although significant progress had been made in terms of settling the documentation and financial terms, there remained a number of material business issues left to be resolved, such that there continued to be substantial uncertainty whether any transaction would be agreed upon. Nevertheless, it was determined that the Special Committee should consider its recommendation to the Board of Directors in respect of Scotiabank’s proposed offer, in the event that such issues could be resolved overnight and prior to the opening of markets the next morning. The Special Committee noted that the expression of interest made by the interested third party did not merit further discussion or consideration given that Dundee Corporation had determined that the Scotiabank proposal was, in the aggregate, more attractive, in part because of the significantly lower execution risk. In connection with assisting the Special Committee to reach a recommendation to the Board of Directors, TD Securities orally presented its valuation and its fairness opinion. TD Securities reported its conclusions as at November 21, 2010 that based upon and subject to the analyses, assumptions, qualifications and limitations to be set forth in the written Valuation and Fairness Opinion:
•	the fair market value of the Common Shares was in the range of $19.50 to $23.50 per Common Share;

•	the value of the consideration to be received by Shareholders (other than the Locked-Up Shareholders) in connection with the proposed transaction was in the range of $21.00 to $21.25 per Common Share; and

•	the consideration to be received by Shareholders (other than the Locked-Up Shareholders) in connection with the proposed transaction was fair, from a financial point of view, to such Shareholders.
Following consideration and discussion of the oral valuation and fairness opinion as presented by TD Securities, as well as a number of other factors relating to Scotiabank’s proposed offer, as described above under the heading “Reasons for the Recommendation”, the Special Committee unanimously:
•	determined that the consideration to be received by the Shareholders (other than the Locked-Up Shareholders) in connection with Scotiabank’s proposed offer was fair, from a financial point of view, to the Shareholders; and

•	resolved to recommend to the Board of Directors that, subject to the resolution of all outstanding material business issues and receipt of confirmation that Dundee Corporation and the other Locked-Up Shareholders had entered into the Lock-Up Agreement, the Board of Directors (a) approve the Support Agreement and the transactions contemplated thereby, and (b) recommend that Shareholders accept Scotiabank’s proposed offer and tender their Shares to such offer.
Immediately following the termination of the Special Committee meeting during the evening of November 21, 2010, a meeting of the Board of Directors was convened. At such meeting, the Board of Directors was advised as to the material business issues remaining to be resolved in respect of Scotiabank’s proposed offer. Following consideration and discussion of such advice, the Chair of the Special Committee provided the background to the Special Committee’s deliberations and delivered its recommendation to the Board of Directors on the basis that such issues might be resolved overnight prior to the opening of markets on November 22, 2010.
The Board of Directors (excluding Interested Directors), following consultation with its advisors and consideration and discussion of the oral valuation and fairness opinion as presented by TD Securities, as well as a number of other factors relating to Scotiabank’s proposed offer, as described above under the heading “Reasons for the Recommendation”, unanimously:
•	determined that the consideration to be received by Shareholders (other than the Locked-Up Shareholders) in connection with Scotiabank’s proposed offer was fair, from a financial point of view, to the Shareholders; and

•	resolved, subject to the resolution of all outstanding business issues and receipt of confirmation that Dundee Corporation and the other Locked-Up Shareholders had entered into the Lock-Up Agreement, to (a) approve the entering into of the Support Agreement and the performance of the transactions contemplated thereby, and (b) recommend that Shareholders accept Scotiabank’s proposed offer and tender their Shares to such offer.
The parties settled all remaining business issues and finalized and entered into the Support Agreement and the Lock-Up Agreement in the early morning hours of November 22, 2010. The Scotiabank offer was announced prior to the opening of markets on November 22, 2010.
SUMMARY OF VALUATION AND FAIRNESS OPINION
The following summary of the Valuation and Fairness Opinion is qualified in its entirety by the full text of the Valuation and Fairness Opinion appended hereto as Appendix “B”. Shareholders are encouraged to read the full text of the Valuation and Fairness Opinion. The Valuation and Fairness Opinion has been prepared for the use of the Special Committee and the Board of Directors and for inclusion in the Offer and Circular and this Directors’ Circular. The Fairness Opinion contained in the Valuation and Fairness Opinion does not constitute a recommendation to any Shareholder as to whether such Shareholder should tender to the Offer.
Engagement of TD Securities by the Special Committee
TD Securities was retained to act as financial advisor to the Special Committee and to prepare the Valuation and Fairness Opinion in connection with the Offer pursuant to an agreement (the “Engagement”) dated as of August 27, 2010. TD Securities will receive a fee of $1.25 million for its services pursuant to the Engagement and is also entitled to be reimbursed for reasonable expenses. The Special Committee has agreed, on behalf of DundeeWealth, to indemnify TD Securities and its affiliates, subject to certain limitations, against certain expenses, losses, claims, damages and liabilities arising out of the Engagement. Fees payable to TD Securities pursuant to the Engagement are not contingent in whole or in part on, and there is no agreement, arrangement or understanding that gives TD Securities a financial incentive in respect of, the success of the Offer or on the conclusions reached in the Valuation and Fairness Opinion.

Credentials of TD Securities
TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.
Independence of TD Securities
Neither TD Securities nor any of its affiliated entities (as such term is defined for the purposes of MI 61-101): (i) is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of MI 61-101) of DundeeWealth, Scotiabank, Dundee Corporation, or any of their respective associates or affiliates (collectively, the “Interested Parties”), (ii) is an advisor to any of the Interested Parties or any of their respective associates or affiliates in connection with the Offer, other than TD Securities in its capacity as financial advisor to the Special Committee, (iii) is a manager or co-manager of a soliciting dealer group for the Offer (or a member of the soliciting dealer group for the Offer providing services beyond customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group), or (iv) has a material financial interest in the completion of the Offer.
TD Securities and its affiliated entities have not been engaged to provide any financial advisory services, nor have they acted as lead or co-lead manager on any offering of Common Shares or any other securities of DundeeWealth, Scotiabank, Dundee Corporation, or any Interested Party, during the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, other than as described in the Valuation and Fairness Opinion. TD Securities acted as a co-manager for DundeeWealth’s $200 million debenture offering in September 2009, and for Dundee Corporation’s $115 million preferred share issue in September 2009. During the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, TD Securities acted as lead underwriter for five unit offerings by Dundee REIT, and acted as a co-manager for flow-through offerings by certain entities related to DundeeWealth. TD Securities acted as co-lead manager for Scotiabank’s $1 billion subordinated debenture offering in April 2009. During the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, TD Securities acted as a co-manager on a number of other securities offerings for Scotiabank. In November 2010, TD Bank, the parent company of TD Securities, as lender closed a $200 million revolving term credit facility for Dundee Corporation. TD Bank and TD Securities provide credit and have a number of normal course ongoing financial dealings with DundeeWealth, Scotiabank, Dundee Corporation, and other Interested Parties.
The fees paid to TD Securities in connection with the foregoing activities, together with the fee payable to TD Securities pursuant to the Engagement, are not, in the aggregate, financially material to TD Securities, and do not give TD Securities any financial incentive in respect of the conclusions reached in the Valuation or the Fairness Opinion. There are no understandings or agreements between TD Securities and DundeeWealth, Scotiabank, Dundee Corporation, or any other Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for DundeeWealth, Scotiabank, Dundee Corporation, or any other Interested Party. TD Bank and TD Securities, may in the future, in the ordinary course of their business, provide banking services or credit facilities to DundeeWealth, Scotiabank, Dundee Corporation, or any other Interested Party.
TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future, in the ordinary course of its business, have positions in the securities of any Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Offer, DundeeWealth, Scotiabank, Dundee Corporation, or any Interested Party.

Scope of Review
In connection with the Valuation and Fairness Opinion, TD Securities obtained information from publicly available sources and from DundeeWealth and Scotiabank. In addition, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy thereof) or carried out, among other things: DundeeWealth’s 2010 budget and projected financial information for DundeeWealth prepared by management for each of the years ending 2010 to 2015, as well as such other corporate, industry and financial market information, investigations and analyses as TD Securities deemed necessary or appropriate in the circumstances. TD Securities also held discussions with senior management of DundeeWealth and Scotiabank. TD Securities has not, to the best of its knowledge, been denied access by DundeeWealth to any information requested by TD Securities.
General Assumptions and Limitations
With the Special Committee’s acknowledgment and agreement as provided for in the Engagement, TD Securities has relied upon and assumed the accuracy, completeness and fair presentation of all data and other information obtained by it from public sources, provided to it by or on behalf of DundeeWealth, provided to it by or on behalf of Scotiabank or otherwise obtained by TD Securities (collectively the “Information”). The Valuation and Fairness Opinion assume, and are conditional upon, such accuracy, completeness and fair presentation. TD Securities has not attempted to independently verify the accuracy, completeness or fair presentation of any of the Information. With respect to any budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the opinion of DundeeWealth, reasonable in the circumstances.
In preparing the Valuation and Fairness Opinion, TD Securities has made several assumptions, including that all conditions precedent to be satisfied to complete the Offer can be satisfied and that the disclosure in this Directors’ Circular and the Offer and Circular is accurate in all material respects and complies, in all material respects, with the requirements of all applicable laws.
The Valuation and Fairness Opinion is rendered as of November 21, 2010, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of DundeeWealth, Scotiabank and their subsidiaries and affiliates as they were reflected in the Information and documents reviewed by TD Securities as presented to it and as represented to TD Securities in its discussions with management of DundeeWealth and Scotiabank. In its analysis and in preparing the Valuation and the Fairness Opinion, TD Securities has made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TD Securities.
The preparation of a valuation or a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and the Fairness Opinion. Accordingly, the Valuation and Fairness Opinion should be read in its entirety.
Valuation
Based upon and subject to the analyses, assumptions, qualifications and limitations discussed in the Valuation and Fairness Opinion, TD Securities is of the opinion that, as of November 21, 2010, the fair market value of the Common Shares is in the range of $19.50 to $23.50 per Common Share.
Based upon and subject to the analyses, assumptions, qualifications and limitations discussed in the Valuation and Fairness Opinion, TD Securities is of the opinion that, as of November 21, 2010, the value of the Consideration to be received by Shareholders (other than the Locked-Up Shareholders) is in the range of $21.00 to $21.25 per Common Share.

Fairness Opinion
Based upon and subject to the analyses, assumptions, qualifications and limitations discussed in the Valuation and Fairness Opinion, TD Securities is of the opinion that, as of November 21, 2010, the Consideration to be received by the Shareholders (other than the Locked-Up Shareholders) under the Offer, the Spinout Transaction and the DundeeWealth Special Distribution is fair, from a financial point of view, to such Shareholders.
PRIOR VALUATIONS
To the knowledge of DundeeWealth and its directors and senior officers, after reasonable inquiry, other than the Valuation and the Fairness Opinion, there have been no prior valuations (as defined in MI 61-101) prepared in respect of DundeeWealth, the Shares or any material assets of DundeeWealth during the 24 months prior to the date of the Scotiabank Offer.
DUNDEEWEALTH
DundeeWealth is a Canadian owned, independent wealth management company that currently oversees $80.6 billion in fee earning assets. It provides diversified wealth management and investment solutions including alternative and tax-advantaged products, capital markets and advisory services to financial advisors, institutions, corporations and foundations, and innovative wealth management through independent financial advisors across Canada. Its award winning investment brand, Dynamic Funds®, managed by Goodman & Company, Investment Counsel Ltd., is also available outside of Canada through distribution platforms in Europe and the United States. The Common Shares and Series 1 Preference Shares are listed on the TSX under the symbols “DW” and “DW.PR.A”, respectively.
DundeeWealth was incorporated under the OBCA by articles of incorporation effective November 6, 1998. DundeeWealth changed its name to Dundee Wealth Management Inc. by articles of amendment effective May 27, 1999 and thereafter changed to its present name, DundeeWealth, by articles of amendment effective June 21, 2007. DundeeWealth’s registered and head office is located at Dundee Place, 1 Adelaide Street East, 28th Floor, Toronto, Ontario, M5C 2V9.
DCM
In connection with the Offer, DCM was incorporated to facilitate the spinout, pursuant to the Spinout Transaction, of DundeeWealth’s capital markets business presently conducted through DSC and operating under the “Dundee Capital Markets” brand, as well as certain other assets, to all Shareholders (and holders of Special Shares, Series F). See “The Spinout Transaction and the DundeeWealth Special Distribution” for additional information regarding the terms of the Spinout Transaction.
Immediately prior to the Spinout Transaction, DCM will become a holding company for DSL, an entity incorporated to hold the regulated business of DCM. DCM, through DSL (and one or more other wholly-owned subsidiaries), will carry on (i) the business currently carried on by DSC (other than the independent retail advisory business and back office operations, which will remain as part of DundeeWealth) and (ii) the flow-through limited partnership business currently carried on by DundeeWealth, consisting of the establishment and management of flow-through limited partnerships, and the management of a closed-end fund, CMP Gold Trust, pursuant to a management contract which will be acquired by DSL in connection with the Spinout Transaction. DSL may also manage additional limited partnerships and closed-end funds that may be established in the future. In addition, Dundee Securities Inc., which is registered as a broker in the United States and is also a member of the Financial Industry Regulatory Authority, currently a wholly-owned subsidiary of DSC, will become a wholly owned subsidiary of DSL in connection with the Spinout Transaction. Prior to the Spinout Transaction, DundeeWealth and DSL will conduct a series of reorganization transactions, which will involve DundeeWealth transferring net cash to DSL (estimated as of the date of the Support Agreement to be $34 million) and DSL acquiring investments in CMP Gold Trust and DPF India Fund (estimated as of the date of the Support Agreement to have a fair market value of $5.9 million and $9.9 million, respectively). These transactions will occur at fair market value as at the date on which such transactions take effect.
Subject to receipt of all Appropriate Regulatory Approvals, DSL will be a full service securities dealer and a member of IIROC and the Canadian Investor Protection Fund. Its principal activities will include institutional equity sales and trading, investment banking, research, and the retail corporate advisory business currently carried on by DSC (comprised of about 44 IIROC licensed advisors with $2.8 billion of assets under administration and $826 million of assets under management as at October 31, 2010). DSL will also carry on fixed income, foreign exchange trading, principal and other trading activities.
The “core” capital markets activities to be carried on by DSL, being institutional equity sales and trading, investment banking and research is carried out by a team of approximately 80 professionals located in Toronto, Montreal, Calgary and Vancouver.
The investment banking group provides a variety of financial services, including underwriting the sale of securities to the public, private placements of securities and advisory services related to mergers and acquisitions, divestitures, restructurings and stock exchange listings. The investment banking group has technical expertise and specialized capabilities in its core sectors. In the last few years the investment banking group has continued to increase its presence in Canada’s investment community with respect to its participation in both the number of transactions and in its general participation level within underwriting syndicates.
The primary focus of the institutional equities sales and trading group is the selling, purchasing and trading of equity and equity-related securities on behalf of institutional clients, including mutual funds, hedge funds, pension funds, banks and insurance companies, generally involving large blocks of listed and over-the-counter equities. These transactions are typically handled on an agency basis, but may, from time to time, take long or short positions as principal to facilitate client trading. Capital is utilized for principal trading, both for its own account as well as to improve liquidity and facilitate client transactions. Additionally, DSL will have a proprietary equity trading team which is comprised of three professionals, based in Toronto.
The research group provides individual investors and institutional clients with reports and opinions covering a number of industry sectors and specific companies to assist in the making of investment decisions.
In addition, as a result of the acquisition by DSL from DundeeWealth of the flow-through limited partnership business and the CMP Gold Trust management contract referred to above, following the completion of the Spinout Transaction, DSL will also act as the manager of (i) the 2010 and 2009 Canada Dominion Resources flow-through limited partnerships and the 2009, 2009 II, 2010 and 2010 II CMP flow-through limited partnerships and any new Canada Dominion Resources or CMP limited partnerships subsequently created, and (ii) CMP Gold Trust. As at October 31, 2010 these products had $449 million in assets under management.
In its capacity as manager of closed-end funds and flow-through limited partnerships, DSL will be entitled to monthly or quarterly management fees for management and distribution services provided by DSL to such funds and partnerships. Such fees are usually based on a specified percentage of the net asset value of the applicable fund or partnership. The net asset value on which the fees payable to DSL are calculated are based primarily on the market value of the portfolio investments of the applicable fund or partnership. In addition, certain funds and/or partnerships may pay a performance fee to DSL when the fund or partnership outperforms certain benchmarks. DSL intends on entering into an agreement with Ned Goodman Investment Counsel Limited (the current sub-advisor on these assets) to continue managing the assets for a percentage of the management fee and the performance fee.
DCM was incorporated under the OBCA by articles of incorporation effective December 10, 2010. DSL’s registered and head office is located at Dundee Place, 1 Adelaide Street East, 28th Floor, Toronto, Ontario, M5C 2V9. DSL was incorporated under the OBCA by articles of incorporation effective December 10, 2010.
The transfer of the businesses described above from DundeeWealth to DSL is subject to the registration of DSL as a new IIROC dealer member. As part of this process, DSL will enter into an introducing/carrying broker agreement with DundeeWealth for the provision of back office services and a shared services agreement for the provision of other administrative services. Dundee Corporation will grant to DCM a royalty free license to use the names “Dundee Capital Markets”, “Dundee Securities”, “Canada Dominion Resources”, “CMP” and “CMP Gold Trust”.
Additional information concerning DCM and DSL will be included in the DCM Prospectus, a copy of which will be filed on SEDAR at www.sedar.com.

OWNERSHIP OF SECURITIES OF DUNDEEWEALTH
As of November 30, 2010, DundeeWealth had the following securities outstanding:

Common Shares	121,642,731	(1)
Special Shares, Series C	508,571
Special Shares, Series D	250,000
Special Shares, Series F	27,000,000

Total	149,401,302	(2)

Preferred Shares
Series X Preference Shares	5,453,668
Series 1 Preference Shares	6,225,000

Total	11,678,668

Series 1 Notes	200,000

Notes:

(1)	Of this number of Common Shares, 3,567,347 are held in escrow.

(2)	As of November 30, 2010, 3,654,067 Common Shares are issuable pursuant to the DundeeWealth’s Share Based Compensation Plans. In addition, DundeeWealth also has 1,289,299 Deferred Share Units outstanding.
The Common Shares are listed and posted for trading on the TSX under the symbol “DW”. On December 10, 2010, the last trading day prior to the date of printing this Directors’ Circular, the closing price of the Common Shares on the TSX was $21.26.
The Series 1 Preference Shares are currently listed and posted for trading on the TSX under the symbol “DW.PR.A”. On December 10, 2010, the last trading day prior to the date of printing this Directors’ Circular, the closing price of the Series 1 Preference Shares on the TSX was 26.00.
Dundee Corporation, a publicly listed corporation, is the principal shareholder of DundeeWealth. Dundee Corporation owns, directly and indirectly through Dundee Capital Corporation, 69,940,415 Common Shares and 5,453,668 Series X Preference Shares, which Series X Preference Shares are convertible into 4,544,723 Common Shares. Dundee Corporation has voting control over 1,156,372 Common Shares that are held in escrow. All of the outstanding Special Shares, Series C and Special Shares, Series D are currently held in escrow and will be released from escrow subject to certain conditions and converted into Common Shares at various dates, initially on a one-for-one basis, subject to adjustment in certain circumstances. While the Special Shares, Series C and the Special Shares, Series D are held in escrow, they will be voted in the same manner as the Shares held by Dundee Corporation are voted at all meetings of the Shareholders. This represents a direct and indirect equity ownership of 48.4%, assuming the conversion of the Series X Preference Shares, and a direct and indirect control over a 60.5% voting interest by Dundee Corporation in DundeeWealth on a non-diluted basis.
In addition, Scotiabank owns 1,223,500 Common Shares and 27,000,000 Special Shares, Series F which may be converted any time, at the option of DundeeWealth or at Scotiabank’s option into Common Shares on a one-for-one basis. Assuming conversion of the Special Shares, Series F into Common Shares, Scotiabank has an 18.2% voting interest in DundeeWealth.
Other than as set out above, to the knowledge of the directors and officers of DundeeWealth, no person beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of DundeeWealth carrying more than 10% of the voting rights attached to any class of outstanding voting securities of DundeeWealth.
The names of the directors and officers of DundeeWealth, the positions held by them in DundeeWealth and the number and percentage of securities of DundeeWealth beneficially owned or over which control or direction is exercised, as of November 30, 2010, by each of them and, where known after reasonable inquiry, by their respective associates or affiliates, are as follows:

				Percentage of
				securities of that
Name	Position	Holdings(1)		class(2)

Morley Beallor	Director	Common Shares	13,000	0.0107%
		Options	15,000	0.7074%
		Deferred Share Units	24,955	1.9355%
R. L. (Bob) Brooks	Director	Common Shares	1,000	0.0008%
		Deferred Share Units	7,480	0.5802%
Claude Dalphond	Director	Common Shares	7,000	0.0058%
		Deferred Share Units	32,058	2.4865%
David Goodman	President and Chief	Common Shares	652,893	0.5367%
	Executive Officer	Options	550,000	25.9376%
	and Director	Deferred Share Units	563,309	43.6911%
		Bonus Shares	190,000	12.3892%
Ned Goodman	Chairman &	Common Shares	453,270	0.3726%
	Director	Deferred Share Units	213,498	16.5592%
Harold P. Gordon	Director	Common Shares	11,500	0.0095%
		Deferred Share Units	83,635	6.4869%
Judith Kavanagh	Director	Common Shares	22,064	0.0181%
		Deferred Share Units	32,375	2.5111%
Garth A.C. MacRae	Director	Common Shares	27,839	0.0229%
		Deferred Share Units	7,409	0.5747%
Robert McLeish	Lead Director	Common Shares	11,490	0.0094%
		Deferred Share Units	57,684	4.4741%
Andrew T. Molson	Director	Deferred Share Units	4,143	0.3213%
Russell A. Morgan	Director	Deferred Share Units	3,567	0.2767%
Nancy Orr	Director	Deferred Share Units	26,571	2.0609%
Joanne Ferstman	Vice Chair & Head	Common Shares	155,611	0.1279%
	of Capital Markets	Options	450,000	21.2217%
		Deferred Share Units	171,796	13.3248%
		Bonus Shares	30,000	1.9562%
Simon Mielniczuk	Assistant Corporate	Common Shares	11,490	0.0094%
	Secretary
Robert Pattillo	Executive Vice	Common Shares	2,000	0.0016%
	President,	Options	60,000	2.8296%
	Marketing &	Retained Bonus Shares	30,907	2.4051%
	Communications
John Pereira	Executive Vice	Common Shares	27,988	0.0230%
	President & Chief	Options	150,000	7.0739%
	Financial Officer	Bonus Shares	8,000	0.5216%
		Retained Bonus Shares	39,935	3.1076%
		Share Loan	30,135	2.8706%
Amy Satov	Executive Vice	Common Shares	140	0.0001%
	President,	Options	60,000	2.8296%
	Distribution, Legal	Retained Bonus Shares	30,662	2.3860%
	& Compliance and	Share Loan	30,157	2.8727%
	Corporate Secretary

				Percentage of
				securities of that
Name	Position	Holdings(1)		class(2)

Jean-Francois Thibault	Executive Vice	Common Shares	10,298	0.0085%
	President	Options	75,000	3.5370%
		Retained Bonus Shares	30,270	2.3555%
		Share Loan	31,818	3.0309%
David Whyte	Vice Chairman &	Common Shares	90,000	0.0740%
	Chief Operating	Options	200,000	9.4319%
	Officer	Bonus Shares	40,000	2.6082%
		Retained Bonus Shares	98,496	7.6646%
		Share Loan	87,750	8.3590%

Notes:

(1)	The information concerning the securities beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of DundeeWealth, has been furnished by the respective directors and officers.

(2)	Based on the number of securities of the respective class outstanding as of November 30, 2010.
In total, as of November 30, 2010, the directors and officers of DundeeWealth, and their respective associates or affiliates, beneficially own, directly or indirectly, or exercise control or direction over: 72,594,370 Common Shares; 5,453,668 Series X Preference Shares; 508,571 Special Shares, Series C and 250,000 Special Shares, Series D, together representing approximately a 61.6% voting interest in DundeeWealth. Of this 61.6% voting interest, Dundee Corporation owns, directly or indirectly, or exercises control over a 60.5% voting interest in DundeeWealth on a non-diluted basis. As of November 30, 2010, Mr. Ned Goodman, the Chairman and a Director of DundeeWealth, owns class A subordinate voting shares and class B common shares of Dundee Corporation, representing approximately a 81.9% voting interest in Dundee Corporation. Mr. Ned Goodman also owns personally 453,270 Common Shares. Accordingly, Mr. Ned Goodman beneficially owns in aggregate, directly or indirectly, or exercises control or direction over shares of DundeeWealth representing a 48.7% equity interest, assuming the conversion of the Series X Preference Shares and a 60.8% voting interest on a non-diluted basis.
The names of the insiders of DundeeWealth, other than directors and officers of DundeeWealth, and the number and percentage of securities of DundeeWealth beneficially owned or over which control or direction is exercised, as of November 30, 2010, by each of them and, where known after reasonable inquiry, by their respective associates or affiliates, are as follows:

				Percentage of
				securities of that
Name	Position	Holdings(1)		class(2)

Tom Astle	Senior Officer, DSC	Share Loan	36,048	3.4339%
Kristina Bates	Senior Officer, DSC	Bonus Shares	50,000	3.2603%
Edward Bezeau	Director, Goodman &	Common Shares	22,121	0.0182%
	Company, Investment
	Counsel Ltd.
Jordy Chilcott	Senior Officer, Goodman	Common Shares	12,519	0.0103%
	& Company, Investment	Options	75,000	3.5370%
	Counsel Ltd.	Retained Bonus Shares	25,354	1.9729%
David Doritty	Senior Officer, DSC	Common Shares	653	0.0005%
		Share Loan	44,545	4.2433%
Bruce Ferman	Senior Officer, Goodman	Common Shares	20,047	0.0165%
	& Company, Investment	Retained Bonus Shares	24,389	1.8979%
	Counsel Ltd.	Share Loan	14,887	1.4181%

				Percentage of
				securities of that
Name	Position	Holdings(1)		class(2)

Jonathan Goodman	Director, Dundee	Common Shares	291,298	0.2395%
	Corporation
Richard McIntyre	Senior Officer, DSC	Options	75,000	3.5370%
		Retained Bonus Shares	8,470	0.6591%
Jim Morris	Senior Officer, Goodman	Common Shares	67	0.0001%
	& Company, Investment	Retained Bonus Shares	18,950	1.4746%
	Counsel Ltd.
John Panneton	Director, DSC	Common Shares	57,097	0.0469%
		Options	50,000	2.3580%
Lucie Presot	Senior Officer, Dundee	Common Shares	59,546	0.0490%
	Corporation	Deferred Share Units	18,681	1.4489%
Robert Sellars	Director, DSC	Common Shares	166,416	0.1368%
		Retained Bonus Shares	20,484	1.5940%
		Share Loan	38,182	3.6372%
Harold Wolkin	Senior Officer, DSC	Common Shares	16,666	0.0137%
		Bonus Shares	33,334	2.1736%

Notes:

(1)	The information concerning the securities beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of DundeeWealth, has been furnished by the respective insiders.

(2)	Based on the number of securities of the respective class outstanding as of November 30, 2010.
To the knowledge of the directors and officers of DundeeWealth after reasonable inquiry, no associate or affiliate of DundeeWealth, no insider of DundeeWealth, nor any of such insider’s associates or affiliates, nor any person or company acting jointly or in concert with DundeeWealth, beneficially owns, or exercises control or direction over, directly or indirectly, any securities of DundeeWealth, except as otherwise disclosed in this Directors’ Circular.
TRADING IN SECURITIES OF DUNDEEWEALTH
During the six months preceding November 30, 2010 and except as otherwise disclosed in this Directors’ Circular, none of DundeeWealth, the directors or officers of DundeeWealth or other insiders of DundeeWealth nor, to the knowledge of the directors and officers of DundeeWealth after reasonable inquiry, any of their respective associates or affiliates, or any person or company acting jointly or in concert with DundeeWealth, has traded any securities of DundeeWealth, except as follows:

					Price
				Number	per
		Date of	Designation of	of	security
Name and Position	Nature of Trade	Trade	securities	securities	($)

David Goodman,	Disposition by gift	Jun 17/10	Common Shares	10,000	$15.36
President and Chief	Automatic exercise of rights	Nov 5/10	Common Shares	50,000	$19.00
Executive Officer and	(Bonus Shares)
Director	Automatic acquisition under a	—	Common Shares	8,276	$14.49
	purchase/ownership plan
	(ESPP)(1)
Judith Kavanagh,	Exercise of Options	Nov 26/10	Options	15,000	$20.51
Director

					Price
				Number	per
		Date of	Designation of	of	security
Name and Position	Nature of Trade	Trade	securities	securities	($)

Joanne Ferstman, Vice	Disposition in the public market	Jun 15/10	Common Shares	5,000	$15.42
Chair & Head of	Automatic acquisition under a	—	Common Shares	3,052	$14.44
Capital Markets	purchase/ownership plan
	(ESPP)(1)
Simon Mielniczuk,	Automatic acquisition under a	—	Common Shares	1,278	$14.50
Assistant Corporate	purchase/ownership plan
Secretary	(ESPP)(1)
Robert Pattillo,	Acquisition in the public market	July 20/10	Common Shares	580	$13.26
Executive Vice	Exercise for cash	Oct 14/10	Options	15,000	$15.56
President, Marketing	Disposition in the public market	Nov 29/10	Common Shares	15,580	$20.45
& Communications
John Pereira,	Disposition in the public market	Nov 24/10	Common Shares	41,510	$20.53
Executive Vice President & Chief Financial Officer
Amy Satov,	Disposition in the public market	Jun 14/10	Common Shares	1,500	$15.12
Executive Vice	Exercise for cash	Nov 24/10	Options	15,000	$20.58
President,	Disposition in the public market	Nov 29/10	Common Shares	8,931	$20.53
Distribution, Legal &	Automatic acquisition under a	—	Common Shares	3,130	$14.49
Compliance and	purchase/ownership plan
Corporate Secretary	(ESPP)(1)
Jean-Francois	Disposition in the public market	Nov 22/10	Common Shares	1,200	$20.85
Thibault, Executive	Automatic acquisition under a	—	Common Shares	2,851	$14.50
Vice President	purchase/ownership plan
	(ESPP)(1)
David Whyte, Vice	Automatic exercise of rights	Nov 17/10	Common Shares	10,000	$18.81
Chairman & Chief	(Bonus Shares)
Operating Officer
Edward C. Bezeau,	Disposition in the public market	Oct 21/10	Common Shares	5,000	$15.73
Director, Goodman &	Disposition in the public market	Oct 22/10	Common Shares	5,000	$15.92
Company, Investment	Disposition in the public market	Nov 18/10	Common Shares	5,000	$18.85
Counsel Ltd.
Jordy Chilcott, Senior	Automatic acquisition under a	—	Common Shares	3,556	$14.47
Officer, Goodman &	purchase/ownership plan
Company, Investment	(ESPP)(1)
Counsel Ltd.
Bruce Ferman, Senior	Automatic exercise of rights	Aug 9/10	Common Shares	5,000	$14.10
Officer, Goodman &	(Retained Bonus Shares)	—	Common Shares	1,286	$14.44
Company, Investment	Automatic acquisition under a
Counsel Ltd.	purchase/ownership plan
	(ESPP)(1)
Jim Morris, Senior	Disposition in the public market	Nov 25/10	Common Shares	7,843	$20.50
Officer, Goodman & Company, Investment Counsel Ltd.

					Price
				Number	per
		Date of	Designation of	of	security
Name and Position	Nature of Trade	Trade	securities	securities	($)

John Panneton, Senior	Disposition in the public market	Jun 4/10	Common Shares	5,000	$14.20
Officer, DSC	Disposition in the public market	Jun 9/10	Common Shares	5,000	$14.30
	Disposition in the public market	Jun 9/10	Common Shares	1,000	$14.56
	Disposition in the public market	Jun 10/10	Common Shares	4,000	$14.50
	Disposition in the public market	Jun 11/10	Common Shares	5,000	$14.73
	Disposition in the public market	Jun 11/10	Common Shares	5,000	$14.65
	Disposition in the public market	Jun 14/10	Common Shares	9,727	$14.85
	Acquisition under a	—	Common Shares	3,699	$14.48
	purchase/ownership plan
	(ESPP)(1)
Robert Sellars,	Exercise of Options	Nov 30/10	Options	15,000	$20.45
Director & Senior	Exercise of Options	Nov 30/10	Options	10,000	$20.45
Officer, DSC	Exercise of Options	Nov 30/10	Options	33,000	$20.45
	Automatic acquisition under a	—	Common Shares	4,467	$14.49
	purchase/ownership plan
	(ESPP)(1)
Harold Wolkin, Senior	Automatic exercise of rights	Nov 2/10	Common Shares	16,666	$16.79
Officer, DSC	(Bonus Shares)

Notes:

(1)	Aggregate number of Common Shares acquired during 2010 year to date pursuant to an automatic securities purchase plan (the DundeeWealth Inc. Employee Share Purchase Plan). The number of securities represents the numbers of Common Shares purchased and vested during the period from January 1, 2010 through November 30, 2010.
ISSUANCES OF SECURITIES OF DUNDEEWEALTH
Except as disclosed below, no Shares or other securities convertible into or exchangeable for Shares have been issued or granted to the directors, officers or other insiders of DundeeWealth during the two years preceding November 30, 2010.

					Issue/
					Exercise
					Price per
	Nature of	Date of	Designation of	Number	security
Name and Position	Issue	Issue	securities	of securities	($)

David Goodman,	Grant of Options	Aug 12/09	Options	500,000	$10.58
President and Chief Executive Officer and Director
Joanne Ferstman, Vice	Grant of Options	Aug 12/09	Options	250,000	$10.58
Chair & Head of Capital Markets
Robert Pattillo,	Grant of rights,	Apr 6/09	Retained Bonus Shares	13,492	$5.44
Executive Vice	retained bonus
President, Marketing	Grant of Options	Aug 12/09	Options	75,000	$10.58
& Communications	Grant of rights,	Mar 29/10	Retained Bonus Shares	10,237	$14.98
	retained bonus

					Issue/
					Exercise
					Price per
	Nature of	Date of	Designation of	Number	security
Name and Position	Issue	Issue	securities	of securities	($)

John Pereira,	Grant of rights,	Apr 6/09	Retained Bonus Shares	14,719	$5.44
Executive Vice	retained bonus
President & Chief	Grant of Options	Aug 12/09	Options	150,000	$10.58
Financial Officer	Grant of rights,	Mar 29/10	Retained Bonus Shares	12,240	$14.98
	retained bonus
Amy Satov, Executive	Grant of rights,	Apr 6/09	Retained Bonus Shares	11,775	$5.44
Vice President,	retained bonus
Distribution, Legal &	Grant of Options	Aug 12/09	Options	75,000	$10.58
Compliance and	Grant of rights,	Mar 29/10	Retained Bonus Shares	8,901	$14.98
Corporate Secretary	retained bonus
Jean-Francois	Grant of rights,	Apr 6/09	Retained Bonus Shares	11,775	$5.44
Thibault, Executive	retained bonus
Vice President	Grant of Options	Aug 12/09	Options	75,000	$10.58
	Grant of rights,	Mar 29/10	Retained Bonus Shares	9,458	$14.98
	retained bonus
David Whyte, Vice	Grant of rights,	Apr 6/09	Retained Bonus Shares	44,770	$5.44
Chairman & Chief	retained bonus
Operating Officer	Grant of Options	Aug 12/09	Options	200,000	$10.58
	Grant of rights,	Mar 29/10	Retained Bonus Shares	21,698	$14.98
	retained bonus
Kristina Bates, Senior	Grant of rights,	Mar 26/10	Retained Bonus Shares	50,000	n/a
Officer, DSC	Bonus Shares
Jordy Chilcott, Senior	Grant of rights,	Apr 6/09	Retained Bonus Shares	7,359	$5.44
Officer, Goodman &	retained bonus
Company, Investment	Grant of Options	Mar 26/10	Options	75,000	$14.83
Counsel Ltd.	Grant of rights,	Mar 29/10	Retained Bonus Shares	10,014	$14.98
	retained bonus
Bruce Ferman, Senior	Grant of rights,	Apr 6/09	Retained Bonus Shares	11,775	$5.44
Officer, Goodman &	retained bonus	Mar 2/10	Retained Bonus Shares	7,204	$13.88
Company, Investment	Grant of rights,
Counsel Ltd.	retained bonus
Richard McIntyre,	Grant of Options	Mar 26/10	Options	75,000	$14.83
Senior Officer, DSC	Grant of rights,	Mar 29/10	Retained Bonus Shares	8,345	$14.98
	retained bonus
Jim Morris, Senior	Grant of rights,	Apr 6/09	Retained Bonus Shares	7,052	$5.44
Officer, Goodman &	retained bonus	Mar 2/10	Retained Bonus Shares	7,204	$13.88
Company, Investment	Grant of rights,
Counsel Ltd.	retained bonus
Robert Sellars,	Grant of rights,	Apr 6/09	Retained Bonus Shares	11,652	$5.44
Director & Senior	retained bonus	Mar 2/10	Retained Bonus Shares	8,405	$13.88
Officer, DSC	Grant of rights,
	retained bonus
Harold Wolkin, Senior	Grant of rights, Bonus	Nov 10/09	Retained Bonus Shares	50,000	n/a
Officer, DSC	Shares

INTENTION WITH RESPECT TO THE SCOTIABANK OFFER
Dundee Corporation, Dundee Capital Corporation, Mr. Ned Goodman and Mr. David Goodman, who collectively hold 71,038,302 Common Shares and 5,453,668 Series X Preference Shares which are convertible into 4,544,723 Common Shares representing an aggregate of approximately 59.9% of the issued and outstanding Common Shares (assuming the conversion of all 5,453,668 Series X Preference Shares), have executed the Lock-Up Agreement with Scotiabank pursuant to which they have irrevocably agreed to tender their Shares to the Offer, on the terms and subject to the conditions set forth in the Lock-up Agreement. For information about the terms and conditions of the Lock-Up Agreement, including the circumstances in which the Lock-Up Agreement may be terminated, see “Arrangements with Scotiabank — Lock-Up Agreement”.
In addition to Mr. Ned Goodman and Mr. David Goodman, to the knowledge of DundeeWealth after reasonable inquiry, each of the directors and officers of DundeeWealth, who, as of November 30, 2010, collectively hold 391,420 Common Shares representing an aggregate of approximately 0.32% of the issued and outstanding Common Shares, intend to tender their Shares to the Offer.
ARRANGEMENTS BETWEEN DUNDEEWEALTH AND ITS
DIRECTORS AND OFFICERS
Except as set forth below, there are no agreements, commitments or understandings made or proposed to be made between DundeeWealth and any of its directors or officers, including any agreement, commitment or understanding pursuant to which payment or any other benefit is proposed to be made or given by way of compensation for loss of office or as to any such person remaining in or retiring from office if the Offer is successful. In the case of each agreement, commitment or understanding discussed below in which the term “change of control” applies, the consummation of the Offer would constitute a change of control. For information on the compensation that Mr. David Goodman is entitled to upon consummation of the Offer, see “Arrangements between DundeeWealth and its Directors and Officers — Compensation on Termination of Employment and Change of Control — Compensation on Change of Control to Mr. David Goodman”. For information on certain benefits that employees of DundeeWealth and its subsidiaries may become entitled to if they are terminated within twenty-four (24) months following consummation of the Offer, see “Arrangements between DundeeWealth and its Directors and Officers — Compensation on Termination of Employment and Change of Control — Compensation to Employees under DundeeWealth’s Share Based Compensation Plans”.
Following a review of the compensation payable to directors and subject to further review by the Board of Directors from time to time as appropriate, the Board of Directors determined to award each of the members of the Special Committee a fixed fee of $15,000 ($30,000 for the Chair of the Special Committee) plus $1,500 per meeting as compensation for the performance of their additional duties and responsibilities. This amount is in addition to the normal fees payable to the directors as compensation for their usual duties and responsibilities as members of the Board of Directors.
If the directors and officers of DundeeWealth tender the Shares they own to the Offer, they would receive Consideration on the same terms and conditions as the other Shareholders. As of November 30, 2010, the directors and officers of DundeeWealth owned, directly or indirectly, an aggregate of 1,497,583 Common Shares. If the directors and officers of DundeeWealth were to tender all of their Shares to the Offer and those Shares were accepted for purchase and taken up and paid for by Scotiabank, the directors and officers would receive an aggregate of approximately $27,705,285.50. For a chart detailing the ownership of Shares and other securities of DundeeWealth held by the directors and officers of DundeeWealth, see “Ownership of Securities of DundeeWealth”.

Compensation on Termination of Employment and Change of Control
Compensation on Change of Control to Mr. David Goodman
Pursuant to the terms of a change of control agreement between DundeeWealth and Mr. David Goodman, the Chief Executive Officer of DundeeWealth, Mr. David Goodman is entitled to receive the following compensation on the Effective Date:
(i)	2.5 times base salary;

(ii)	2.5 times the average of the last two years’ annual cash bonus (including the value of any deferred portion of such bonus);

(iii)	in respect of services rendered in the year of the termination, an amount equal to the annual cash bonus paid to Mr. David Goodman for the prior year, (including the value of any deferred portion of such bonus) pro rated to the date of termination;

(iv)	continued benefit coverage under DundeeWealth’s benefit plans for twelve months following the date of termination, in accordance with the terms of such benefit plans; and

(v)	acceleration of vesting of all outstanding awards to Mr. David Goodman under the Share Based Compensation Plans, including all performance based awards.
Compensation to Employees under DundeeWealth’s Share Based Compensation Plans
Under DundeeWealth’s Share Based Compensation Plans the Board of Directors (or a committee thereof) may, by resolution, accelerate payouts, vesting or exercise of Options, Bonus Shares or Retained Bonus Shares. On November 21, 2010, the Board of Directors passed a resolution accelerating the vesting of all grants to employees under the Share Based Compensation Plans in the event that such employee is terminated within twenty-four (24) months of a change of control of DundeeWealth pursuant to the Offer.
Treatment of Deferred Share Units
Immediately prior to the record date for the Spinout Transaction and the DundeeWealth Special Distribution, the outstanding Deferred Share Units will be settled by DundeeWealth for cash consideration equal to $21.00 per Deferred Share Unit together with any Permitted Distributions (other than the DundeeWealth Special Distribution and any distribution in connection with the Spinout Transaction) and the Deferred Share Unit Plan will be terminated.
Except as disclosed below, no Deferred Share Units have been issued or granted to the directors, officers or other insiders of DundeeWealth during the two years preceding November 30, 2010.

		Number of Deferred	Issue/ Exercise Price per
Name and Position	Date of Issue	Share Units	security ($)

Morley Beallor, Director	Dec 31/08	4,252	$5.06
	Jan 2/09	27	$5.35
	Apr 1/09	46	$5.08
	Apr 15/09	3,043	$5.59
	Jul 2/09	33	$8.53
	Jul 15/09	2,754	$7.81
	Oct 1/09	50	$11.84
	Oct 15/09	1,384	$12.28
	Dec 31/09	1,249	$13.60
	Jan 4/10	47	$13.63

		Number of Deferred	Issue/ Exercise Price per
Name and Position	Date of Issue	Share Units	security ($)

	Apr 1/10	31	$14.95
	Apr 15/10	94	$14.80
	Apr 15/10	1,148	$14.80
	Jul 2 10	108	$13.69
	Jul 15/10	1,360	$13.60
	Oct 1/10	109	$14.31
	Oct 15/10	1,114	$15.25

R.L. (Bob) Brooks, Director	Apr 15/09	2,841	$5.59
	Jul 2/09	5	$8.53
	Jul 15/09	1,184	$7.81
	Oct 1/09	10	$11.84
	Oct 15/09	692	$12.28
	Dec 31/09	569	$13.60
	Jan 4/10	11	$13.63
	Apr 1/10	5	$14.95
	Apr 15/10	22	$14.80
	Apr 15/10	574	$14.80
	Jul 2/10	27	$13.69
	Jul 15/10	735	$13.60
	Oct 1/10	28	$14.31
	Oct 15/10	777	$15.25

Claude Dalphond, Director	Dec 31/08	3,708	$5.06
	Jan 2/09	61	$5.35
	Apr 1/09	77	$5.08
	Apr 15/09	2,315	$5.59
	Jul 2/09	44	$8.53
	Jul 15/09	1,945	$7.81
	Oct 1/09	70	$11.84
	Oct 15/09	1,145	$12.28
	Dec 31/09	951	$13.60
	Jan 4/10	60	$13.63
	Apr 1/10	38	$14.95
	Apr 15/10	124	$14.80
	Apr 15/10	798	$14.80
	Jul 2/10	140	$13.69
	Jul 15/10	951	$13.60
	Oct 1/10	138	$14.31
	Oct 15/10	774	$15.25

David Goodman, President and	Jan 2/09	1,304	$5.35
Chief Executive Officer and	Apr 1/09	1,376	$5.08
Director	May 5/09	94,570	$5.11
	Jul 2/09	1,038	$8.53
	Oct 1/09	1,320	$11.84
	Jan 4/10	1,147	$13.63
	Mar 26/10	102,190	$14.24
	Apr 1/10	746	$14.95
	Apr 15/10	2,614	$14.80
	Jul 2/10	2,838	$13.69
	Oct 1/10	2,728	$14.31

		Number of Deferred	Issue/ Exercise Price per
Name and Position	Date of Issue	Share Units	security ($)

Ned Goodman, Chairman &	Dec 31/08	13,003	$5.06
Director	Jan 2/09	556	$5.35
	Apr 1/09	639	$5.08
	Apr 15/09	11,500	$5.59
	Jul 2/09	403	$8.53
	Jul 15/09	8,422	$7.81
	Oct 1/09	541	$11.84
	Oct 15/09	5,233	$12.28
	Dec 31/09	4,613	$13.60
	Jan 4/10	481	$13.63
	Apr 1/10	318	$14.95
	Apr 15/10	921	$14.80
	Apr 15/10	4,341	$14.80
	Jul 2/10	1,022	$13.69
	Jul 15/10	4,834	$13.60
	Oct 1/10	1,004	$14.31
	Oct 15/10	4,212	$15.25

Harold P. Gordon, Director	Jan 2/09	285	$5.35
	Apr 1/09	301	$5.08
	Jul 2/09	180	$8.53
	Oct 1/09	227	$11.84
	Oct 15/09	679	$12.28
	Dec 31/09	937	$13.60
	Jan 4/10	199	$13.63
	Apr 1/10	131	$14.95
	Apr 15/10	374	$14.80
	Apr 15/10	962	$14.80
	Jul 2/10	410	$13.69
	Jul 15/10	1,158	$13.60
	Oct 1/10	400	$14.31
	Oct 15/10	934	$15.25

Judith Kavanagh, Director	Dec 31/08	4,202	$5.06
	Jan 2/09	46	$5.35
	Apr 1/09	66	$5.08
	Apr 15/09	3,535	$5.59
	Jul 2/09	45	$8.53
	Jul 15/09	2,914	$7.81
	Oct 1/09	65	$11.84
	Oct 15/09	1,730	$12.28
	Dec 31/09	1,451	$13.60
	Jan 4/10	60	$13.63
	Apr 1/10	39	$14.95
	Apr 15/10	125	$14.80
	Apr 15/10	1,233	$14.80
	Jul 2/10	141	$13.69
	Jul 15/10	1,452	$13.60
	Oct 1/10	144	$14.31
	Oct 15/10	1,196	$15.25

		Number of Deferred	Issue/ Exercise Price per
Name and Position	Date of Issue	Share Units	security ($)

Garth A. C. MacRae, Director	Jan 2/09	24	$5.35
	Apr 1/09	26	$5.08
	Jul 2/09	15	$8.53
	Oct 1/09	19	$11.84
	Jan 4/10	16	$13.63
	Apr 1/10	10	$14.95
	Apr 15/10	32	$14.80
	Jul 2/10	35	$13.69
	Oct 1/10	33	$14.31

Robert McLeish, Lead Director	Dec 31/08	6,032	$5.06
	Jan 2/09	108	$5.35
	Apr 1/09	139	$5.08
	Apr 15/09	5,191	$5.59
	Jul 2/09	92	$8.53
	Jul 15/09	3,522	$7.81
	Oct 1/09	128	$11.84
	Oct 15/09	2,178	$12.28
	Dec 31/09	1,966	$13.60
	Jan 4/10	116	$13.63
	Apr 1/10	74	$14.95
	Apr 15/10	232	$14.80
	Apr 15/10	1,858	$14.80
	Jul 2/10	261	$13.69
	Jul 15/10	2,022	$13.60
	Oct 1/10	260	$14.31
	Oct 15/10	1,802	$15.25

Andrew T. Molson, Director	Dec 31/09	649	$13.60
	Apr 1/10	1	$14.95
	Apr 15/10	3	$14.80
	Apr 15/10	962	$14.80
	Jul 2/10	7	$13.69
	Jul 15/10	1,378	$13.60
	Oct 1/10	13	$14.31
	Oct 15/10	1,130	$15.25

Russell A. Morgan, Director	Dec 31/09	487	$13.60
	Apr 15/10	2	$14.80
	Apr 15/10	950	$14.80
	Jul 2/10	6	$13.69
	Jul 15/10	1,116	$13.60
	Oct 1/10	11	$14.31
	Oct 15/10	995	$15.25

Nancy Orr, Director	Jan 2/09	88	$5.35
	Apr 1/09	91	$5.08
	Jul 2/09	51	$8.53
	Oct 1/09	67	$11.84
	Jan 4/10	60	$13.63
	Apr 1/10	36	$14.95
	Apr 15/10	115	$14.80
	Jul 2/10	126	$13.69
	Oct 1/10	121	$14.31

		Number of Deferred	Issue/ Exercise Price per
Name and Position	Date of Issue	Share Units	security ($)

Joanne Ferstman, Vice Chair &	Jan 2/09	290	$5.35
Head of Capital Markets	Apr 1/09	307	$5.08
	May 5/09	26,088	$5.11
	Jul 2/09	244	$8.53
	Oct 1/09	309	$11.84
	Jan 4/10	268	$13.63
	Mar 26/10	63,649	$14.24
	Apr 1/10	174	$14.95
	Apr 15/10	798	$14.80
	Jul 2/10	867	$13.69
	Oct 1/10	834	$14.31

Lucie Presot, Senior Officer,	Jan 2/09	66	$5.35
Dundee Corporation	Apr 1/09	70	$5.08
	Jul 2/09	41	$8.53
	Oct 1/09	53	$11.84
	Jan 4/10	46	$13.63
	Apr 1/10	29	$14.95
	Apr 15/10	87	$14.80
	Jul 2/10	94	$13.69
	Oct 1/10	90	$14.31
Treatment of Share Awards and Options
For further details regarding the treatment of the Share Awards and Options in connection with the Offer, see “Notice to Holders of all Share Awards, Deferred Share Units and Options”.
OWNERSHIP OF SECURITIES OF SCOTIABANK
The names of insiders of DundeeWealth and the number of securities of Scotiabank beneficially owned or over which control or direction is exercised, as of November 30, 2010, by each of them and, where known after reasonable inquiry, by their respective associates or affiliates, are as follows:

Name	Position	Holdings(1)(2)

Morley Beallor	Director	Scotiabank Common Shares	1,049

R.L. (Bob) Brooks	Director	Scotiabank Common Shares Options/SARs	17,073 329,929

Harold P. Gordon	Director	Scotiabank Common Shares	5,170

Judith Kavanagh	Director	5.25% non-cum, RED, SER-12, PERP	2,000

Russell A. Morgan	Director	Scotiabank Common Shares Options	47,229 24,556

Tom Astle	Senior Officer, DSC	Scotiabank Common Shares	1,424

Bruce Ferman	Senior Officer, Goodman & Company, Investment Counsel Ltd.	Scotiabank Common Shares	587

Harold Wolkin	Senior Officer, DSC	Scotiabank Common Shares	300

Notes: (1)

The information concerning the securities beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of DundeeWealth, has been furnished by the respective insiders.

(2)	Collectively, insiders of DundeeWealth and, where known after reasonable inquiry, their respective associates or affiliates, beneficially owned, or exercised control or direction over, less than 0.1% of the Scotiabank Common Shares as of November 30, 2010.

Other than as set out above, none of DundeeWealth, the directors or officers of DundeeWealth nor, to the knowledge of the directors and officers of DundeeWealth after reasonable inquiry, any associate or affiliate of DundeeWealth, insider of DundeeWealth or any of such insider’s associates or affiliates, nor any person or company acting jointly or in concert with DundeeWealth, beneficially owns, or exercises control or direction over, any securities of Scotiabank.
ARRANGEMENTS WITH SCOTIABANK
Support Agreement
On November 22, 2010, DundeeWealth and Scotiabank entered into the Support Agreement which sets out the terms and conditions upon which Scotiabank agreed to make the Offer and the Board of Directors (excluding Interested Directors) agreed to recommend that Shareholders accept the Offer. The following is a summary of the principal terms of the Support Agreement. It does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement filed by DundeeWealth with the Canadian securities regulatory authorities and available on SEDAR at www.sedar.com.
DundeeWealth Approval of the Offer
DundeeWealth has represented to Scotiabank that the members of the Board of Directors have unanimously (with the exception of the Interested Directors) determined that the Consideration to be received by Shareholders (other than Locked-Up Shareholders) under the Offer is fair, from a financial point of view, to the Shareholders.
Representations and Warranties of DundeeWealth
DundeeWealth made customary representations and warranties in the Support Agreement, including those in respect of the following matters: (i) organization and qualification; (ii) authority relative to, and enforceability of, the Support Agreement; (iii) absence of conflict or breach and required filings and consents; (iv) capitalization and listing; (v) reports and public issuer obligations to securities regulators; (vi) financial statements; (vii) absence of undisclosed liabilities; (viii) shareholder and similar agreements; (ix) absence of certain changes or events; (x) litigation; (xi) compliance with applicable Law; (xii) brokers; (xiii) restrictions on business activities; (xiv) rights of other persons; (xv) absence of cease trade orders; (xvi) licenses; (xvii) material contracts; (xviii) labour matters; (xix) employees; (xx) tax matters; (xxi) intellectual property; (xxii) non-Arm’s Length transactions; and (xxiii) books and records.
Representations and Warranties of Scotiabank
Scotiabank made customary representations and warranties in the Support Agreement, including those in respect of the following matters: (i) organization; (ii) authority relative to, and enforceability of, the Support Agreement; (iii) absence of conflict or breach and required filings and consents; (iv) absence of cease trade orders; (v) reports and public issuer obligations; (vi) Investment Canada Act status; and (vii) absence of liabilities, obligations, events, circumstances or occurrences which are reasonably likely to have a Material Adverse Effect.
Covenants by DundeeWealth
DundeeWealth has agreed to: (i) conduct its business in its ordinary course and in a manner substantially consistent with past practice and in compliance with all applicable Laws; (ii) promptly notify Scotiabank orally and in writing of: (A) the occurrence of any Material Adverse Effect relating to DundeeWealth and of any material governmental or third party complaints, investigations or hearings, or (B) the occurrence, or failure to occur, of any event or state of facts which would or would be likely to (x) cause DundeeWealth’s representations and warranties to become untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect, or (y) result in the failure in any material respect of DundeeWealth to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Expiry Time; (iii) use commercially reasonable effort to make or cooperate as necessary in the making of all necessary filings and applications under applicable Laws; and (iv) cooperate with Scotiabank in respect of the Appropriate Regulatory Approvals.
DundeeWealth has agreed that it will not, directly or indirectly: (i) amend or propose to amend its articles or by-laws; (ii) split, combine or reclassify any outstanding Shares or undertake any capital reorganization; (iii) issue any securities (other than the issuance of Shares upon exercise of the rights under certain outstanding Convertible Securities as of the date of the Support Agreement that are convertible into Shares); (iv) declare, set aside or pay any dividends or make any other distributions, on, or in respect of, the Shares other than the Permitted Distributions; (v) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Scotiabank to consummate the Offer or the other transactions contemplated by the Support Agreement or materially reduce the benefits of the Offer to Shareholders; (vi) grant or commit to grant any options, warrants, convertible securities or rights to subscribe for, purchase or otherwise acquire other ownership interest in DundeeWealth or its Subsidiaries other than DCM; (vii) other than in connection with transactions between DundeeWealth and one or more wholly-owned Subsidiaries or among wholly-owned Subsidiaries, directly or indirectly redeem, purchase or otherwise acquire or commit or offer to acquire any share, warrant or other ownership interest in DundeeWealth or its Subsidiaries; (viii) guarantee the payment of any indebtedness of any Person other than DundeeWealth or a Subsidiary or permit a Subsidiary to do so; (ix) enter into a non-Arm’s Length transaction, other than transactions solely between DundeeWealth and one or more wholly-owned Subsidiaries or between or among wholly-owned Subsidiaries or DundeeWealth or any Subsidiaries and any mutual or investment funds managed or advised by DundeeWealth or any Subsidiary; and (x) take any action that may reasonably be expected to render any representation or warranty made under the Support Agreement untrue in any material respect.
DundeeWealth has also agreed that it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to: (i) cooperate with Scotiabank in structuring, planning and preparing any transaction and take such actions as are necessary to carry out any reorganization (provided the terms and conditions for such action as outlined in the Support Agreement are met); (ii) maintain and cause each Subsidiary to maintain its existing insurance except where replaced by insurance with at least as favourable credit ratings with similar coverage and subject to no more onerous deductibles and at a similar cost; and (iii) facilitate the retention of certain employees of DundeeWealth and its Subsidiaries and promptly notify Scotiabank if any of DundeeWealth’s senior executive officers becomes aware that any such employee intends to leave the employ of DundeeWealth or any of its Subsidiaries.
Except (A) as required by applicable Laws or any agreement to which DundeeWealth or any of its Subsidiaries is a party at the date of the Support Agreement, (B) for employees of DCM, and, (C) in the case of clauses (i) and (ii) below, for such ordinary course salary and compensation increases and bonuses as are approved by DundeeWealth in the normal course consistent with past practice and disclosed to Scotiabank, DundeeWealth will not, and it will not permit any of its Subsidiaries to do any of the following: (i) increase the amount of benefit or amount payable under any Employee Plan; (ii) increase the compensation or benefits of any former, present or future director, officer, employee or consultant; (iii) accelerate the release of, or the expiry date of, any hold period relating to any Shares or Share Based Compensation Awards held in the Employee Plans or otherwise amend the Employee Plans; or (iv) adopt, establish, enter into or implement any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or compensation.
Pre-Closing Transactions by DundeeWealth
DundeeWealth agreed to declare and distribute the DundeeWealth Special Distribution and consummate the Spinout Transaction.
Additional Covenants of DundeeWealth in Contemplation of the Offer
DundeeWealth agreed to: (i) within ten (10) Business Days after the date of the Support Agreement, deliver to Scotiabank a list of all consents of third parties required under its material contracts; (ii) use commercially reasonable efforts to cause all the Special Shares not owned or controlled by Scotiabank to be converted into Common Shares prior to the Expiry Time in accordance with their terms and to allow all Persons holding such Special Shares to deposit the Common Shares issued upon such conversion to the Offer; and (iii) if so requested by

Scotiabank at any time prior to the completion of a Subsequent Acquisition Transaction or Compulsory Acquisition, take such action as is required to acquire all of the outstanding shares of Aurion Capital Management Inc.
Covenants of Scotiabank
Scotiabank has covenanted to: (i) use reasonable commercial efforts to satisfy the conditions to the Offer; (ii) promptly notify DundeeWealth orally and in writing of: (A) the occurrence of any Material Adverse Effect relating to Scotiabank; or (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of Scotiabank contained in the Support Agreement to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Scotiabank to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Expiry Time; (iii) use reasonable commercial efforts to make, or cooperate as necessary in making, all necessary filings and applications under all applicable Laws; (iv) cooperate with DundeeWealth in respect of the Appropriate Regulatory Approvals (it being agreed that Scotiabank shall have responsibility for and control over notices, approvals, relief and filings in respect of Securities Law approvals); (v) apply for and use commercially reasonable efforts to obtain conditional approval for listing and posting for trading on the TSX of the Scotiabank Common Shares and Scotiabank Reset Preferred Shares; (vi) make the Offer in accordance with the provisions of the Support Agreement and in compliance with all applicable Laws; (vii) subject to the terms and conditions of the Offer, take up the Shares tendered to the Offer and pay for such Shares in accordance with the Support Agreement and Securities Laws; and (viii) defend all lawsuits and legal, regulatory or other proceedings against Scotiabank challenging or affecting the Support Agreement or the completion or the making of the Offer.
Scotiabank covenanted that it shall not, directly or indirectly: (i) amend or propose to amend the terms of Scotiabank Common Shares or the Scotiabank Reset Preferred Shares; (ii) split, combine or reclassify any outstanding Scotiabank Common Shares; (iii) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Scotiabank to consummate the Offer or the other transactions contemplated by the Support Agreement or materially reduce the benefits of the Offer to Shareholders; (iv) take any action which may be expected to render any representation or warranty made by Scotiabank in the Support Agreement untrue in any material respect; or (v) take any action or enter into any transaction which would, or would reasonably be expected to, cause any condition of the Offer to be incapable of satisfaction or that is inconsistent with the successful completion of the transactions contemplated by the Support Agreement or render the transactions contemplated by the Support Agreement incapable of completion or materially more difficult to complete.
Termination of the Support Agreement
The Support Agreement may be terminated by notice in writing at any time prior to the Effective Date by mutual consent of DundeeWealth and Scotiabank.
Scotiabank may terminate the Support Agreement by notice in writing:
•	if any condition to the Offer (as described in Section 4 of the Offer and Circular, “Conditions of the Offer”) is not satisfied or waived by the Expiry Time, as such Expiry Time may be extended by Scotiabank in its sole discretion pursuant to the Support Agreement, and Scotiabank has not elected to waive such condition; provided that Scotiabank is not then in breach of the Support Agreement so as to cause any condition of the Offer not to be satisfied;

•	at any time if: (i) DundeeWealth has breached any of its representations and warranties that are qualified by a reference to materiality or a Material Adverse Effect on DundeeWealth, as of the date of the Support Agreement; or (ii) DundeeWealth has breached in any material respect any of its other representations and warranties contained in the Support Agreement, as of the date of the Support Agreement; (except to the extent that such representations and warranties speak as of an earlier or later date which representations and warranties if not true and correct shall not have been true and correct as of such earlier or later date) and any such breach or failure to be true and correct is incapable of being cured by DundeeWealth or is not cured within ten (10) calendar days after written notice thereof (or, if the Expiry Time is less than ten (10) calendar days from the date of such notice, such lesser period of time) is delivered to DundeeWealth by Scotiabank;

•	at any time if DundeeWealth is in default in any material respect of any material covenant or obligation under the Support Agreement where such default is incapable of being cured by DundeeWealth or is not cured within ten (10) calendar days after written notice thereof (or, if the Expiry Time is less than ten (10) calendar days from the date of such notice, such lesser period of time) is delivered to DundeeWealth by Scotiabank;

•	if (i) the Board of Directors withdraws, modifies, changes or qualifies (or resolves to do so) its approval or recommendation of the Support Agreement or the Offer in a manner adverse to Scotiabank (unless the foregoing is done as a result of Scotiabank having suffered a Material Adverse Effect); (ii) the Board of Directors or any committee thereof fails to publicly recommend or reaffirm its approval or recommendation of the Offer within two (2) Business Days of any written request by Scotiabank (or, in the event that the Offer shall be scheduled to expire within such two (2) Business Day period, prior to the scheduled expiry of the Offer); or (iii) DundeeWealth breaches its non-solicitation covenant under the Support Agreement; and

•	if the Effective Date has not occurred on or before the Outside Date, except that this termination right shall not be available to Scotiabank if its failure to fulfill any of its obligations or its breach of any of its representations and warranties under the Support Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur by such Outside Date.
DundeeWealth may terminate the Support Agreement by notice in writing:
•	at any time if: (i) Scotiabank has breached any of its representations and warranties that are qualified by a reference to materiality or a Material Adverse Effect on Scotiabank, as of the date of the Support Agreement; or (ii) Scotiabank has breached in any material respect any of its other representations and warranties contained in the Support Agreement, as of the date of the Support Agreement; (except to the extent that such representations and warranties speak as of an earlier date which representations and warranties if not true and correct shall not have been true and correct as of such earlier date) and any such breach or failure to be true and correct is incapable of being cured by Scotiabank or is not cured within ten (10) calendar days after written notice thereof (or, if the Expiry Time is less than ten (10) calendar days from the date of such notice, such lesser period of time) is delivered to Scotiabank by DundeeWealth;

•	at any time if Scotiabank is in default in any material respect of any material covenant or obligation under the Support Agreement where such default is incapable of being cured by Scotiabank or is not cured within ten (10) calendar days after written notice thereof (or, if the Expiry Time is less than ten (10) calendar days from the date of such notice, such lesser period of time) is delivered to Scotiabank by DundeeWealth;

•	if the Effective Date has not occurred on or before the Outside Date except that such termination right shall not be available to DundeeWealth if its failure to fulfill any of its obligations or its breach of any of its representations and warranties under the Support Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur by such Outside Date; provided, however, that if Scotiabank’s take up and payment for Shares deposited under the Offer is delayed by: (i) an injunction or order made by a court or regulatory authority of competent jurisdiction; or (ii) Scotiabank not having obtained any regulatory waiver, consent or approval which is necessary to permit Scotiabank to take up and pay for Shares deposited under the Offer; then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Support Agreement shall not be terminated by DundeeWealth until the date that is sixty (60) calendar days after the Outside Date; and

•	if at any time (x) DundeeWealth has complied with its covenants and obligations under the Support Agreement in all material respects, and (y) its representations and warranties are true and correct (except where any breach of such representations and warranties would not give rise to a right of termination described above), if Scotiabank does not commence the Offer and mail the

Offer and Circular and the Letter of Transmittal and Notice of Guaranteed Delivery by the Offer Deadline (except where the making of the Offer is delayed by: (A) an injunction or order made by a court or regulatory authority of competent jurisdiction; or (B) Scotiabank not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offer to be made; provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, in which case the Support Agreement shall not be terminated by DundeeWealth until the earlier of (x) ninety (90) calendar days from the Offer Deadline and (y) the fifth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable).
Non Solicitation Obligations of DundeeWealth
Except as expressly provided for in the Support Agreement, DundeeWealth and its Subsidiaries shall not directly or indirectly do any of the following: (i) make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries from or submissions of proposals or offers or expressions of interest from any other Person, other than Scotiabank and its affiliates (as defined in the OBCA), relating to any inquiry or proposal regarding any Acquisition Proposal; (ii) encourage or participate in any discussions or negotiations or furnish to any Person any information with respect to any Acquisition Proposal; (iii) withdraw, modify or qualify, in any manner adverse to Scotiabank, the approval or recommendation of the Board of Directors; (iv) approve, recommend or remain neutral with respect to an Acquisition Proposal; or (v) accept or enter into any letter of intent, agreement in principle, agreement, arrangement, understanding or undertaking related to any Acquisition Proposal.
DundeeWealth has also agreed under the Support Agreement that it will immediately cease, and cause to be terminated, any existing solicitations, discussion or negotiations with any Persons, other than Scotiabank.
If DundeeWealth is in compliance with all of its obligations under the Support Agreement and subsequently receives a bona fide unsolicited written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, then the Board of Directors may withdraw, modify or qualify in any manner adverse to Scotiabank the approval or recommendation of the Board of Directors of the Support Agreement or the Offer. DundeeWealth shall promptly (and in any event within twenty-four (24) hours) notify Scotiabank, orally and in writing, of any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal or in connection with an Acquisition Proposal and provide Scotiabank with details of the Acquisition Proposal including all material terms to the proposal, inquiry, offer or request.
DundeeWealth has agreed that it will not enter any agreement with any Person relating to an Acquisition Proposal during the term of the Support Agreement.
Lock-Up Agreement
Concurrently with the execution of the Support Agreement, the Locked-Up Shareholders, holding an aggregate total of 71,038,302 Common Shares and 5,453,668 Series X Preference Shares which are convertible into 4,544,723 Common Shares, representing an aggregate of approximately 59.9% of the outstanding Common Shares (assuming the conversion of all 5,453,668 Series X Preference Shares) or approximately 49.1% of the Common Shares on a fully-diluted basis (assuming conversion of Series X Preference Shares and Special Shares but not Options), have entered into the Lock-Up Agreement with Scotiabank pursuant to which they have agreed to deposit their Shares under the Offer.
The following is a summary of the principal terms of the Lock-Up Agreement. It does not purport to be complete and is qualified in its entirety by reference to the full text of the Lock-Up Agreement filed by Scotiabank and Dundee Corporation with the Canadian securities regulatory authorities and available on SEDAR at www.sedar.com.

Agreement to Tender
Each of the Locked-Up Shareholders has agreed to take all actions necessary to tender all of its Shares with the Depositary under the Offer.
Covenants of the Locked-Up Shareholders
Each of the Locked-Up Shareholders irrevocably agrees under the Lock-Up Agreement that: (i) it will not grant or agree to grant to any third party any proxy or other right to its Shares or enter into any voting trust, vote pooling or other agreement or arrangement with respect to the right to vote, call meetings of the shareholders of DundeeWealth or give consents or approvals or permits of any kind with respect to its Shares; (ii) except to the extent permitted in the Lock-Up Agreement, it will not take or authorize any investment banker, financial advisor, attorney, accountant or any other representative retained by it to take, any action of any kind which may in any way adversely affect the success of, or delay or interfere with the completion of, the Offer or the purchase of any Shares under the Offer; (iii) it will immediately cease and terminate any existing discussions with any parties other than Scotiabank with respect to any Acquisition Proposal; (iv) it will not encourage inquiries from or submission of proposals or offers from any other entity relating to any Acquisition Proposal; (v) if it receives any Acquisition Proposal (including an offer or invitation to enter into discussions) except where it has already done so, it will forthwith notify Scotiabank in writing and provide to Scotiabank all relevant details relating thereto including the price proposed to be paid, the form of consideration and the identity of the proponent; (vi) it will use reasonable efforts as a shareholder of DundeeWealth to do all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Offer, the Lock-Up Agreement and the Support Agreement; (vii) except as expressly contemplated in the Lock-Up Agreement to the contrary, it will exercise the voting rights attaching to its Shares and otherwise use reasonable efforts to oppose any proposed action that may be regarded as likely to prevent or delay the take up and payment of the Shares tendered to the Offer, the successful completion of the Offer or other transactions provided for in the Support Agreement; (viii) it will not sell, transfer, pledge or otherwise encumber or convey any Shares to any person, entity or group; and (ix) it will take all such steps required to ensure that, at the time at which Scotiabank takes up and pays for the Shares pursuant to the Offer, its Shares will be beneficially owned with good and marketable title.
As promptly as reasonably practicable, but in no event later than January 21, 2011: (i) Dundee Corporation and Dundee Capital Corporation shall prepare a notice of special meeting of holders of shares of Dundee Corporation to be called and the accompanying proxy circular; (ii) the board of directors of Dundee Corporation shall recommend that Dundee Corporation shareholders vote in favour of the sale of Dundee Corporation’s Shares to Scotiabank; (iii) Dundee Corporation shall cause the notice of meeting and other documentation to be sent to Dundee Corporation shareholders in accordance with applicable laws; (iv) Mr. Ned Goodman and Mr. David Goodman shall vote any shares of Dundee Corporation which they control in favour of the sale of the Shares to Scotiabank; and (v) Dundee Corporation, as the sole shareholder of Dundee Capital Corporation, shall, upon receipt of the approval of the sale of Dundee Corporation’s Shares, cause a shareholders’ resolution to be passed, approving the sale of Dundee Capital Corporation’s Shares to Scotiabank.
Each of Mr. Ned Goodman and Mr. David Goodman irrevocably agreed that, prior to the meeting of the shareholders of Dundee Corporation: (i) he will not sell, transfer, pledge or otherwise encumber or convey any shares of Dundee Corporation which he owns or controls to any person, entity or group; and (ii) he will not grant to any third party any proxy or other right to any such shares of Dundee Corporation or enter into any voting trust, vote pooling or other agreement or arrangement with respect to the right to vote, call meetings or give consents or approvals of any kind with respect to such shares of Dundee Corporation.
Each Locked-Up Shareholder will elect to receive Scotiabank Reset Preferred Shares in lieu of cash as part of the Consideration.
On the Effective Date, Dundee Corporation will transfer to DundeeWealth for no additional consideration and on terms and conditions satisfactory to Scotiabank, acting reasonably, all of Dundee Corporation’s right, title and interest in and to all of the trademarks used in the operation of the business of DundeeWealth other than (a) the “DundeeWealth” name, which Dundee Corporation will grant DundeeWealth and Scotiabank a royalty-free license to use in their mutual fund manufacturing and/or mutual fund distribution businesses until the earlier of the third anniversary of the Effective Date and the date on which Scotiabank ceases to use such name, and (b) all business names that include the word “Goodman” that are currently used in DundeeWealth’s businesses, which Dundee Corporation will grant DundeeWealth a royalty-free license to use for a transitional period after the Effective Date provided that DundeeWealth ceases to use the names as soon as practicable, and provided that in no event shall such transitional period exceed a period of one (1) year.
Representations and Warranties of the Locked-Up Shareholders
Each of the Locked-Up Shareholders has made representations and warranties in the Lock-Up Agreement in respect of the following matters, among others: (i) ownership of the Shares; (ii) authority relative to the Lock-Up Agreement and enforceability of the Lock-Up Agreement; (iii) absence of breach; (iv) absence of any agreement, option or right or privilege in the acquisition or transfer of any of the Shares owned by the Locked-Up Shareholder; (v) that its Shares are the only securities of DundeeWealth held by it; (vi) it has no claim against DundeeWealth or any of its Subsidiaries at the date of the Lock-Up Agreement and will not have any claim against DundeeWealth or any of its Subsidiaries by reason of the entering into of the Lock-Up Agreement; and (vii) residency.
Representations and Warranties of Scotiabank
Scotiabank has made representations and warranties in the Lock-Up Agreement in respect of the following matters, among others: (i) organization; (ii) authority relative to the Lock-Up Agreement and the Offer; (iii) that each Scotiabank Common Share and each Scotiabank Reset Preferred Share (when delivered to Dundee Corporation and Dundee Capital Corporation as consideration for the Shares) will be duly authorized and issued as a fully paid and non-assessable share in the capital of Scotiabank; and (iv) absence of breach.
Termination
The Lock-Up Agreement may be terminated at any time on: (i) mutual written consent of Scotiabank, Dundee Corporation and Dundee Capital Corporation; (ii) by Dundee Corporation and Dundee Capital Corporation upon written notice to Scotiabank if the Offer is not mailed by the Mailing Date or if Scotiabank has not taken up and paid for their Shares by the Outside Date; (iii) by Scotiabank upon written notice to Dundee Corporation and Dundee Capital Corporation, if any condition of the Offer set forth is not satisfied by the Outside Date, and Scotiabank has not waived such condition; or (iv) upon written notice to the other party, if such other party is in breach in any material respect of the Lock-Up Agreement.
If the Lock-Up Agreement is terminated, the provisions of the Lock-Up Agreement become void and no party shall have liability to any other party, except in respect of a breach of the Lock-Up Agreement which occurred prior to such termination and Scotiabank shall no longer be required to pursue the Offer and, if the Offer has been made, Dundee Corporation and Dundee Capital Corporation shall be entitled to withdraw any of the Shares tendered under the Offer.
Non-Competition, Non-Solicitation and Confidentiality Agreements
Dundee Corporation, Mr. Ned Goodman and Mr. David Goodman will sign Non-Competition, Non-Solicitation and Confidentiality Agreements with Scotiabank on the Effective Date. The Non-Competition, Non-Solicitation and Confidentiality Agreements, which are appended to the Lock-Up Agreement, follow the same form, except that Dundee Corporation is responsible for its own actions as well as the actions of its affiliates (as defined in the OBCA), and Mr. David Goodman’s non-competition obligations will extend throughout the period of his employment or engagements with DundeeWealth or Scotiabank plus one (1) year thereafter, subject to a minimum of three (3) years.
Each of Dundee Corporation, Mr. Ned Goodman and Mr. David Goodman will agree not to: (i) be engaged in any manner whatsoever, including as an employee, director, officer, contractor, salesperson, consultant, advisor, principal, agent, member or proprietor, in any business which competes with the Business of DundeeWealth; or (ii) advise, invest or otherwise have any other financial or other interest in, or in respect of any Person that carries on, any business which competes with the Business of DundeeWealth, subject to an exception for holding, as an investor, up to 5% of the issued shares of a public company listed on any recognized stock exchange or traded on any bona fide “over the counter” market anywhere in the world provided that the party is not actively involved in the management of such public company. Dundee Corporation and Mr. Ned Goodman will be subject to these non-competition obligations for three (3) years from the Effective Date and Mr. David Goodman will be subject to these non-competition obligations throughout his employment or engagement with DundeeWealth or Scotiabank plus one (1) year thereafter (subject to a minimum of three (3) years from the Effective Date).
Each of Dundee Corporation, Mr. Ned Goodman and Mr. David Goodman will agree to non-solicitation obligations in respect of employees, contractors, salespersons or consultants for two (2) years following the Effective Date and will agree not to cause any actions which are intended to damage the relationship between DundeeWealth or Scotiabank and their respective customers in the Business of DundeeWealth.
Upon the Effective Date, Dundee Corporation will agree to immediately cease to use the name “DundeeWealth”, or any variations thereof, or as part of any acronyms, for any business purpose and will not grant to any Person (other than Scotiabank in accordance with the Lock-Up Agreement) any right to use such name, except for filings and other documents required by Law.
Except in certain circumstances, each of Dundee Corporation, its affiliates, Mr. Ned Goodman and Mr. David Goodman will also agree to be subject to customary confidentiality obligations relating to the Business of DundeeWealth or Scotiabank.
Each of Dundee Corporation, Mr. Ned Goodman and Mr. David Goodman will also agree that, in addition to any other relief to which Scotiabank or DundeeWealth may become entitled in respect of any breach, Scotiabank or DundeeWealth shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies.
INTERESTS OF DIRECTORS AND OFFICERS
IN MATERIAL TRANSACTIONS WITH SCOTIABANK
No director or officer of DundeeWealth or any associate thereof and, to the knowledge of the directors and officers of DundeeWealth after reasonable inquiry, no person or company who owns more than 10% of the securities of DundeeWealth for the time being outstanding, has any interest in any material transaction to which Scotiabank is a party, except as disclosed in this Directors’ Circular.
OTHER MATERIAL INFORMATION
Except as disclosed in this Directors’ Circular, there is no other information that is known to the directors and not already disclosed that would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.
OTHER TRANSACTIONS
Except as disclosed in this Directors’ Circular, DundeeWealth has not entered into any transaction or agreement in principle, or signed any contract or passed any directors’ resolution in response to the Offer, nor are there any negotiations in response to the Offer, which would relate to or would result in: (i) an extraordinary transaction such as a merger or reorganization involving DundeeWealth or any of its Subsidiaries, (ii) the purchase, sale or transfer of a material amount of assets by DundeeWealth or any of its Subsidiaries, (iii) a competing take-over bid, (iv) a bid by DundeeWealth for its own securities or for those of another issuer, or (v) any material change in the present capitalization or dividend policy of DundeeWealth.
MATERIAL CHANGES IN THE AFFAIRS OF DUNDEEWEALTH
Except as publicly disclosed or otherwise described in this Directors’ Circular, none of the directors or officers of DundeeWealth is aware of any information that indicates any material change in the affairs of DundeeWealth since the date of its last published financial statements, being its interim unaudited consolidated financial statements and notes thereto for the three month period ended September 30, 2010, and management’s discussion and analysis relating thereto, a copy of which is available on SEDAR at www.sedar.com.
LEGAL MATTERS
Certain Canadian legal matters relating to this Directors’ Circular have been reviewed by Fasken Martineau DuMoulin LLP on behalf of DundeeWealth.
STATUTORY RIGHTS
Securities legislation in the Provinces and Territories of Canada provides security holders of DundeeWealth with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their Province or Territory for particulars of those rights or consult a lawyer.
ACCOUNTING PRINCIPLES AND FINANCIAL CALCULATIONS
DundeeWealth’s financial statements are reported in Canadian dollars and are prepared in accordance with Canadian GAAP.
Calculations of percentage amounts or amounts per Common Share set forth in this Directors’ Circular are based on 121,642,731 Common Shares outstanding as of November 30, 2010.
NOTICE REGARDING INFORMATION
DundeeWealth is a reporting issuer or equivalent in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador and files its continuous disclosure documents and other documents with such provincial securities regulatory authorities. Certain information in this Directors’ Circular has been taken from or is based on documents that are expressly referred to in this Directors’ Circular. All summaries of, and references to, documents that are specified in this Directors’ Circular as having been filed, or that are contained in documents specified as having been filed, on SEDAR are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, on SEDAR at www.sedar.com. Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from DundeeWealth at 1 Adelaide Street East, 28th Floor, Toronto, Ontario M5C 2N9.
Information contained in this Directors’ Circular concerning Scotiabank is based solely upon, and the Board of Directors has relied, without independent verification, exclusively upon information contained in the Offer and Circular, provided to DundeeWealth by Scotiabank, or that is otherwise publicly available. Neither DundeeWealth nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information or for any failure by Scotiabank to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.
APPROVAL OF DIRECTORS’ CIRCULAR
The contents of this Directors’ Circular have been approved by the Board of Directors and the sending, communication and delivery of this Directors’ Circular has been authorized by the Board of Directors.

CONSENT OF TD SECURITIES INC.
To the Board of Directors of DundeeWealth Inc.
We hereby consent to the references in the Directors’ Circular of DundeeWealth Inc. dated December 15, 2010 (the “Circular”) to our firm name, to our Valuation and Fairness Opinion dated November 21, 2010, and to the inclusion of the text of our Valuation and Fairness Opinion attached as Appendix “B” to the Directors’ Circular. In providing our consent, we do not intend that any person other than the directors of DundeeWealth Inc. and the special committee of the board of directors of DundeeWealth Inc. shall rely upon our Valuation and Fairness Opinion.
     DATED at Toronto, Ontario, Canada this 15th day of December, 2010.

(Signed) TD Securities Inc.
TD Securities Inc.

CONSENT OF FASKEN MARTINEAU DUMOULIN LLP
To the Board of Directors of DundeeWealth Inc.
We hereby consent to the references in the Directors’ Circular of DundeeWealth Inc. dated December 15, 2010 to our firm name.
     DATED at Toronto, Ontario, Canada this 15th day of December, 2010.

(Signed) Fasken Martineau Dumoulin LLP
Fasken Martineau DuMoulin LLP

CONSENT OF MCMILLAN LLP
To the Board of Directors of DundeeWealth Inc.
We hereby consent to the references in the Directors’ Circular of DundeeWealth Inc. dated December 15, 2010 to our firm name.
     DATED at Toronto, Ontario, Canada this 15th day of December, 2010.

(Signed) McMillan LLP
McMillan LLP

CERTIFICATE
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.
     DATED: December 15, 2010.
On behalf of the Board of Directors of DundeeWealth Inc.

(Signed) Nancy Orr	(Signed) Judith Kavanagh

Nancy Orr	Judith Kavanagh
Director and Chair of the Special	Director
Committee

APPENDIX “A”
GLOSSARY OF TERMS
In this Directors’ Circular, the following terms shall have the respective meanings set forth below and grammatical variations thereof will have the corresponding meanings, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in the Directors’ Circular. Words importing the singular include the plural and vice versa and words importing any gender include all genders.
“Acquisition Proposal” means any inquiries from or submissions of proposals or offers or expressions of interest from any other Person (including any of its officers or employees), other than Scotiabank and its affiliates, relating to: (A) any acquisition or purchase, direct or indirect, of: (1) the assets of DundeeWealth and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of DundeeWealth and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of DundeeWealth and its Subsidiaries, taken as a whole, or (2) 20% or more of any voting or equity securities of DundeeWealth or any one or more of its Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of DundeeWealth and its Subsidiaries, taken as a whole; (B) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of DundeeWealth; or (C) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving DundeeWealth and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of DundeeWealth and its Subsidiaries, taken as a whole;
“affiliate” has the meaning ascribed to that term in the Securities Act;
“Annual Information Form” means the annual information form of DundeeWealth for the fiscal year ended December 31, 2009 dated as of March 31, 2010, filed with certain Canadian securities regulatory authorities;
“Appropriate Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the commencement of the Offer or the consummation of the Offer, and including without limiting the generality of the foregoing, the Competition Act Approval;
“ARC” means an advance ruling certificate issued by the Commissioner under Section 102(1) of the Competition Act in respect of the transactions contemplated by the Support Agreement;
“Arm’s Length” has the meaning ascribed thereto under the Tax Act;
“associate” has the meaning ascribed to that term in the Securities Act;
“Board of Directors” means the board of directors of DundeeWealth;
“Bonus Shares” means bonus shares awarded under the Employee Share Incentive Plan;
“Business Day” means any day of the week, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario;
“Business of DundeeWealth” means: (i) the retail mutual fund business, including the creation, distribution, and/or management (including sub-advisory) of retail mutual funds (for further clarity, these comprise open ended mutual funds governed by NI 81-102, exchange traded funds, insurance guaranteed mutual funds (commonly called segregated funds) or principal protected notes linked to any open-ended fund); (ii) the management of individual segregated managed accounts in a manner substantially similar to the business currently conducted by the Dundee Investment Counsel Division of DundeeWealth (formerly, Goodman Private Wealth Management); (iii) the mutual fund advisory business, being the sale of mutual funds and other products as described above by licensed advisors (but excluding the IIROC advisors in DCM); and (iv) the insurance brokerage business; in each case carried on from time to time in Canada by or on behalf of DundeeWealth;
“Canadian GAAP” means Canadian generally accepted accounting principles, including those set out in the Handbook of the Canadian Institute of Chartered Accountants, applied on a consistent basis;
“Commissioner” means either the Commissioner of Competition appointed under the Competition Act or any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition;
“Common Shares” means all of the issued and outstanding common shares in the capital of DundeeWealth, and “Common Share” means any one common share of DundeeWealth;
“Competition Act Approval” means that the Commissioner: (a) shall have issued an ARC, or (b) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated by the Commissioner, or the obligation to submit a notification shall have been waived under paragraph 113(c) of the Competition Act, and the Commission shall have issued a No-Action Letter;
“Competition Act” means the Competition Act (Canada), as amended and the regulations promulgated thereunder;
“Compulsory Acquisition” means, if, within 120 days after the date of the Offer, Scotiabank takes up and pays for 90% or more of the outstanding Shares under the Offer, other than Shares held on the date of the Offer by Scotiabank, a compulsory acquisition pursuant to Part XV of the OBCA, whereby Scotiabank acquires the remainder of the Shares for consideration per Share at least equal in value to the Consideration;
“Consideration” means (i) for each Share, other than a Series X Preference Share, held: (A) 0.2497 of one Scotiabank Common Share; and (B) at the election of the Shareholder, either $5.00 in cash or 0.2 of one Scotiabank Reset Preferred Share; (ii) for each Series X Preference Share held: (A) 0.2081 of one Scotiabank Common Share; and (B) at the election of the Shareholder, either $4.17 in cash or 0.1667 of one Scotiabank Reset Preferred Share; (iii) the DundeeWealth Special Distribution; and (iv) in the case of Common Shares, one DCM Share per Common Share and, in the case of other Shares and Special Shares, Series F, a comparable number of DCM Shares per share having regard to the ratio at which such shares are convertible into Common Shares, which DCM Shares are intended to be issued by way of a dividend in kind pursuant to an exemption from the prospectus requirements set forth in applicable securities legislation;
“Convertible Securities” means all securities convertible into, or exchangeable or exercisable for Common Shares;
“DCM” means Dundee Capital Markets Inc., a corporation existing under the laws of the Province of Ontario, Canada;
“DCM Prospectus” means the final long form prospectus of DCM to be filed on SEDAR at www.sedar.com;
“DCM Shares” means all of the issued and outstanding common shares in the capital of DCM, and “DCM Common Share” means any one common share of DCM;
“Deferred Share Unit Plan” means the Deferred Share Unit Plan for the employees, officers and directors of DundeeWealth adopted in 2003, as amended;
“Deferred Share Units” means deferred share units awarded under the Deferred Share Unit Plan;
“Directors’ Circular” means this directors’ circular of DundeeWealth dated December 15, 2010;

“DSC” means Dundee Securities Corporation, a corporation existing under the laws of the Province of Ontario, Canada
“DSL” means Dundee Securities Ltd., a corporation existing under the laws of Province of Ontario, Canada which, following the completion of the Spinout Transaction will hold, directly or indirectly, all of the assets and have all of the liabilities of the DCM business;
“DundeeWealth Note Offering” means the offering which closed on September 25, 2009, pursuant to which DundeeWealth issued $200 million aggregate principal amount Series 1 Notes;
“DundeeWealth Public Documents” means all forms, reports, schedules, statements and other documents required to be filed by DundeeWealth since January 1, 2008 on SEDAR;
“DundeeWealth Special Distribution” means a special distribution in the amount of $2.00 in cash per Common Share (and a comparable amount in cash per share, in the case of other Shares and Special Shares, Series F, having regard to the ratio at which such shares are convertible into Common Shares) payable to Shareholders and holders of Special Shares, Series F of record on the Business Day immediately prior to the Effective Date;
“DundeeWealth” means DundeeWealth Inc., a corporation existing under the laws of the Province of Ontario, Canada;
“Effective Date” means the date on which Scotiabank first takes up and pays for Shares deposited to the Offer;
“Employee Plans” means all plans or arrangements providing for the benefit of employees generally or for any particular executive officer including all of the employee benefit, health, welfare, disability, bonus, deferred compensation, stock compensation, stock option or purchase or other stock-based compensation plans or arrangement, retirement plans, post-retirement benefit plans or arrangements, pension plans or arrangements applicable to present or former employees or directors of DundeeWealth or any of its Subsidiaries which are currently maintained or participated in by DundeeWealth or any of its Subsidiaries and under which DundeeWealth or any of its Subsidiaries has any material obligations or liabilities;
“Employee Share Incentive Plan” means the DundeeWealth Inc. Employee Share Incentive Plan as amended and restated May 26, 2010, and includes the DundeeWealth Inc. Employee Share Purchase Plan, the DundeeWealth Inc. Employee Option Plan, the DundeeWealth Inc. Employee Share Bonus Plan, and the DundeeWealth Inc. Employee Deferred Share Bonus Plan;
“Engagement” has the meaning ascribed to that term in this Directors’ Circular under the heading “Summary of Valuation and Fairness Opinion — Engagement of TD Securities by the Special Committee”;
“Exchange Ratio” means 0.3884;
“Expiry Time” means 12:01 a.m. (Toronto time) on January 20, 2011, subject to Scotiabank’s right to extend from time to time the period during which the Shares may be tendered to the Offer (but in any case, not beyond the Outside Date) as described in Section 5 of the Offer and Circular, “Extension and Variation of the Offer”;
“fully-diluted basis” means a basis which assumes that the number of Shares outstanding is that number which would be outstanding if all Convertible Securities were exercised;
“Goodman Arrangement” has the meaning ascribed to that term in this Directors’ Circular under the heading “Arrangements between DundeeWealth and its Directors and Officers — Compensation on Termination of Employment and Change of Control”;
“Governmental Entity” means (a) any multinational, federal, provincial, state, provincial, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, commissioner, board or authority of any of the foregoing, (c) any self-regulatory authority, including the TSX, the TSX Venture Exchange, the Montreal Exchange, Mutual Fund Dealers Association, IIROC, Financial Industry Regulatory Authority and each Canadian provincial insurance council (or equivalent), or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
“IIROC” means the Investment Industry Regulatory Organization of Canada;
“Information” has the meaning ascribed to that term in this Directors’ Circular under the heading “Summary of Valuation and Fairness Opinion — General Assumptions and Limitations”;
“Interested Directors” means those members of the Board of Directors who declared an interest in, and refrained from voting in respect of, the transactions contemplated by the Support Agreement, being Mr. R.L. Brooks, Mr. David Goodman, Mr. Ned Goodman, Mr. J. Harold Gordon, Mr. Garth MacRae, Mr. Robert McLeish and Mr. Russell Morgan;
“Interested Parties” has the meaning ascribed to that term in this Directors’ Circular under the heading “Summary of Valuation and Fairness Opinion — Independence of TD Securities”;
“Investment Canada Act” means the Investment Canada Act (Canada), as amended and the regulations promulgated thereunder;
“Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees, guidelines, policies or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more parties means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the party or parties or its or their business, undertaking, property or securities;
“Letter of Transmittal and Notice of Guaranteed Delivery” means the letter of transmittal and notice of guaranteed delivery in the form accompanying the Offer and Circular;
“Locked-Up Shareholders” means Dundee Corporation, Dundee Capital Corporation, Mr. Ned Goodman and Mr. David Goodman, and “Locked-Up Shareholder” means any one of them;
“Lock-Up Agreement” means the lock-up agreement dated November 22, 2010 between Scotiabank and the Locked-Up Shareholders;
“Mailing Date” means December 15, 2010;
“Material Adverse Effect” when used in connection with DundeeWealth or Scotiabank, means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise), financial condition of a Party and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact consisting of, resulting from or arising in connection with:
(i)	the public announcement of the execution of the Support Agreement or the transactions contemplated thereby or the performance of any obligations thereunder;

(ii)	general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States;

(iii)	changes generally affecting the mutual fund or wealth management business in one or more countries or geographic markets where a Party or any of its Subsidiaries operates or conducts business;
(iv)	any change in applicable Laws, regulations or Canadian GAAP;

(v)	any natural disaster; or

(vi)	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;
except, in the case of clauses (ii), (iii) and (iv), to the extent any such change, effect, event, occurrences or state of fact has had a materially disproportionate effect on a Party and its Subsidiaries taken as a whole compared to other comparable Persons of similar size operating in the mutual fund or wealth management business in one or more countries in geographic markets so affected;
“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended and replaced from time to time;
“NI 81-102” means National Instrument 81-102 — Mutual Funds, as amended and replaced from time to time
“No-Action Letter” means a letter from the Commissioner advising either Scotiabank or DundeeWealth (directly or through either Party’s counsel) in writing that she does not have grounds at that time on which to initiate proceedings before the Competition Tribunal under section 92 of the Competition Act for an order in respect of the transactions contemplated by the Support Agreement;
“Non-Competition, Non-Solicitation and Confidentiality Agreements” means the non-competition, non-solicitation and confidentiality agreements (in the same form as attached as schedule D to the Lock-Up Agreement) to be entered into by each of Dundee Corporation, Mr. Ned Goodman and Mr. David Goodman with Scotiabank and DundeeWealth on the Effective Date;
“OBCA” means the Business Corporations Act (Ontario), as amended and replaced from time to time;
“Offer and Circular” means the Offer and accompanying take-over bid circular of Scotiabank dated December 15, 2010;
“Offer Deadline” means December 15, 2010;
“Offer” means the offer to purchase all of the outstanding Shares not already held by Scotiabank on the basis of (i) for each Share, other than a Series X Preference Share, held: (A) 0.2497 of one Scotiabank Common Share; and (B) at the election of the Shareholder, either $5.00 in cash or 0.2 of one Scotiabank Reset Preferred Share, and (ii) for each Series X Preference Share held: (A) 0.2081 of one Scotiabank Common Share; and (B) at the election of the Shareholder, either $4.17 in cash or 0.1667 of one Scotiabank Reset Preferred Share;
“Option Plans” means all plans of DundeeWealth providing options to purchase Common Shares or other securities of DundeeWealth;
“Options” means any options to acquire Common Shares granted pursuant to the Option Plans;
“Outside Date” means April 30, 2011, subject to the right of either DundeeWealth or Scotiabank to postpone the Outside Date on no more than two occasions by a period of 30 days if (A) any of the Appropriate Regulatory Approvals has not been obtained, (B) an action, suit or proceeding shall have been taken, commenced or threatened before or by any Governmental Entity to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or sale to Scotiabank of the Shares or the rights of Scotiabank to own or exercise full rights of ownership of the Shares, to complete a Compulsory Acquisition or Subsequent Acquisition Transaction or which would have such an effect and the Party electing to postpone the Outside Date, if that Party is a party to such action, suit or proceeding, is diligently contesting it, or (C) DundeeWealth has not completed the Spinout Transaction, by giving written notice to Scotiabank to such effect no later than 5:00 p.m. (Toronto time) on the date that is five (5) days prior to the then current Outside Date, or such other date as may be agreed to by the Parties;
“Parties” means DundeeWealth and Scotiabank; and “Party” means anyone of them;
“Permitted Distributions” means (a) the DundeeWealth Special Distribution, (b) any distribution in connection with the Spinout Transaction, (c) monthly cash dividends on the Common Shares and the Special Shares to be paid in accordance with the revised dividend policy of DundeeWealth announced on November 4, 2010, (d) quarterly cash dividends on the Preferred Shares declared and paid in accordance with the dividend policy of DundeeWealth, as set forth in the DundeeWealth Public Documents, and (e) a performance fee dividend equal to 25% of the after tax net performance fees earned by DundeeWealth in respect of the 2010 year, the calculation of which shall be approved by Scotiabank, acting reasonably, and which shall be paid on the Common Shares and the Special Shares in January, 2011 in accordance with the dividend policy of DundeeWealth, as set forth in the DundeeWealth Public Documents;
“Person” includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
“Preferred Shares” means, collectively, Series X Preference Shares and Series 1 Preference Shares;
“Retained Bonus Shares” means retained bonus shares awarded under the Employee Share Incentive Plan;
“Scotiabank Common Shares” means the common shares in the capital of Scotiabank;
“Scotiabank Reset Preferred Shares” means the $25 principal amount 3.70% five year rate reset preferred shares in the capital of Scotiabank, with terms and conditions substantially as set forth in Schedule “C” to the Support Agreement;
“Scotiabank” means The Bank of Nova Scotia, the offeror under the Offer;
“Securities Act” means the Securities Act (Ontario), as amended, and the rules, regulations and published policies made thereunder, as now in effect and as may be amended from time to time prior to the Effective Date;
“Securities Laws” means the Securities Act, and all other applicable securities laws, rules and regulations and published policies thereunder in Canada;
“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators;
“Series 1 Notes” means the $200 million 5.10% series 1 notes of DundeeWealth issued pursuant to the DundeeWealth Note Offering and which mature on September 25, 2014;
“Series 1 Preference Shares” means First Preference Shares, Series 1 in the capital of DundeeWealth;
“Series X Preference Shares” means First Preference Shares, Series X in the capital of DundeeWealth;
“Share Awards” means the awards granted pursuant to the Share Plans;
“Share Based Compensation Awards” means the awards granted pursuant to the Share Based Compensation Plans;
“Share Based Compensation Plans” means all Option Plans and Share Plans;
“Share Loan” means awards of shares under the Share Loan Plan;

“Share Loan Plan” means the DundeeWealth Inc. Share Loan Plan as amended and restated January 1, 2010;
“Share Plans” means all Employee Plans (other than Option Plans and the Deferred Share Unit Plan);
“Shareholders’ Agreement” has the meaning ascribed to that term in this Directors’ Circular under the heading “Background to the Offer”;
“Shareholders” means the holders of Shares and “Shareholder” means any one of them;
“Shares” means all of the issued and outstanding shares in the capital of DundeeWealth other than the Series 1 Preference Shares, and, for greater certainty, includes the Common Shares, the Special Shares (other than Special Shares, Series F in the capital of DundeeWealth) and the Series X Preference Shares;
“Special Committee” means the special committee established by the Board of Directors, currently comprised of Ms. Nancy Orr (chair), Mr. Morley Beallor, Mr. Claude Dalphond, Ms. Judith Kavanagh, and Mr. Andrew Molson;
“Special Shares” means, collectively, (i) Special Shares, Series C, (ii) Special Shares, Series D and (iii) Special Shares, Series F in the capital of DundeeWealth;
“Spinout Transaction” has the meaning ascribed to that term in this Directors’ Circular under the heading “The Spinout Transaction and the DundeeWealth Special Distribution”;
“Subsequent Acquisition Transaction” means, if, following completion of the Offer, Scotiabank and its affiliates hold more than 66 2/3%, but less than 90%, of the outstanding Shares (on a fully diluted basis), including Shares held on the date of the Offer by or on behalf of Scotiabank, or if a Compulsory Acquisition is not available to Scotiabank, the acquisition by Scotiabank of the balance of the Shares by way of amalgamation, statutory arrangement, capital reorganization or other transaction involving DundeeWealth and Scotiabank or an affiliate of Scotiabank for consideration per Share at least equal in value to the consideration paid by Scotiabank under the Offer;
“Subsidiaries” means, with respect to a specified body corporate, any body corporate (other than a mutual fund corporation) of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned, or publicly announced as in the process of being acquired, directly or indirectly, by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;
“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made by a third party after the date of the Support Agreement: (1) that is made available to all Shareholders on the same terms and conditions; (2) that is not subject to a financing condition; (3) that is not subject to any due diligence and/or access condition; (4) that the Board of Directors has determined in good faith (after receipt of advice from its financial advisors and its outside legal counsel) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory (including all approvals identified in the Support Agreement, to the extent applicable) and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; and (5) in respect of which the Board of Directors determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below) that (x) failure to recommend such Acquisition Proposal to Shareholders would be inconsistent with its fiduciary duties and (y) that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Shareholders from a financial point of view than the Offer;
“Support Agreement” means the support agreement dated November 22, 2010 between DundeeWealth and Scotiabank pursuant to which DundeeWealth agreed to support the Offer, upon the terms and subject to the conditions set forth therein;

“Tax Act” means the Income Tax Act (Canada), as amended and the regulations promulgated thereunder, and any successor legislation thereto;
“TD Bank” means The Toronto-Dominion Bank;
“TD Securities” means TD Securities Inc., the financial advisor to the Special Committee;
“TSX” means the Toronto Stock Exchange; and
“Valuation and Fairness Opinion” means the independent formal valuation of the Common Shares prepared by TD Securities for the Special Committee as required pursuant to MI 61-101, and the opinion of TD Securities to the Special Committee as to the fairness, from a financial point of view, of the Consideration to be received by Shareholders (other than the Locked-Up Shareholders) in connection with the Offer, a copy of which is attached as Appendix “B” to this Circular.

APPENDIX “B”
VALUATION AND FAIRNESS OPINION
TD Securities Inc.
TD Tower
66 Wellington Street West, 8th Floor
Toronto, Ontario M5K 1A2
November 21, 2010
The Special Committee of the Board of Directors
and the Board of Directors
DundeeWealth Inc.
1 Adelaide Street East
Toronto, Ontario
M5C 2V9
To the Special Committee:
TD Securities Inc. (“TD Securities”) understands that DundeeWealth Inc. (“DundeeWealth”, or the “Company”) is considering entering into an agreement (the “Support Agreement”) with The Bank of Nova Scotia (“Scotiabank”) pursuant to which Scotiabank proposes to acquire all of the outstanding common shares (the “Common Shares”); Special Shares, Series C; and Special Shares, Series D of DundeeWealth (collectively, the “Shares”); as well as all of the outstanding First Preference Shares, Series X of DundeeWealth that Scotiabank does not already own by way of a take-over bid (the “Offer”). Pursuant to the Offer, holders of Shares (the “Shareholders”) will receive consideration (the “Offer Consideration”) for each Share consisting of: (i) 0.2497 of a Scotiabank common share (a “Scotiabank Common Share”), plus (ii) at the election of the Shareholder, either: (a) $5.00 in cash, or (b) 0.2 of a $25.00, 3.70% five year rate reset Scotiabank preferred share (a “Scotiabank Reset Preferred Share”). Prior to closing of the Offer, DundeeWealth will also: (i) complete a special distribution (the “DundeeWealth Special Distribution”) in the amount of $2.00 per Share in cash (the “DundeeWealth Special Distribution Consideration”), and (ii) consummate the spinout (the “Spinout Transaction”) of its capital markets business (“Dundee Capital Markets”) and certain other assets by distributing consideration (the “Spinout Consideration”) of one common share of Dundee Capital Markets Inc. (a “DCM Share”) for each Share. The Offer, the DundeeWealth Special Distribution, and the Spinout Transaction are collectively referred to as the “Transaction”, and the Offer Consideration, the DundeeWealth Special Distribution Consideration, and the Spinout Consideration are collectively referred to as the “Consideration”. The above description is summary in nature. The specific terms and conditions of the Transaction are to be described in the offer to purchase and take-over bid circular of Scotiabank (the “Take-over Bid Circular”) and in the directors’ circular of DundeeWealth (the “Directors’ Circular”) which are to be mailed to Shareholders in connection with the Transaction.
TD Securities also understands that a special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of DundeeWealth who are independent of Scotiabank and Dundee Corporation has been constituted to consider the Transaction and make recommendations thereon to the Board of Directors. The Special Committee has retained TD Securities to prepare and deliver to the Special Committee: (i) a formal valuation (the “Valuation”) of the Common Shares in accordance with the requirements of Multilateral Instrument 61-101 (“MI 61-101”) of the Ontario Securities Commission and Autorité des marches financiers; and (ii) an opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the Consideration to be received by the Shareholders, other than the Locked-Up Shareholders, in connection with the Transaction. For purposes of the Fairness Opinion, “Locked-Up Shareholders” means Dundee Corporation, Dundee Capital Corporation, Mr. Ned Goodman, and Mr. David Goodman.
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Engagement of TD Securities by the Special Committee
Representatives of the Special Committee initially contacted TD Securities on August 19, 2010, regarding a potential advisory assignment and TD Securities was engaged by the Special Committee pursuant to an engagement agreement (the “Engagement Agreement”) dated August 27, 2010. On November 21, 2010, at the request of the Special Committee, TD Securities orally delivered the Valuation and Fairness Opinion. This Valuation and Fairness Opinion provides the same opinions, in writing, as of November 21, 2010. The terms of the Engagement Agreement provide that TD Securities will receive a fee of $1,250,000 for its services and is to be reimbursed for its reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, damages and liabilities incurred in connection with the provision of its services.
Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Valuation and Fairness Opinion in the Take-over Bid Circular and the Directors’ Circular, with a summary thereof, in a form acceptable to TD Securities, and to the filing thereof with the applicable Canadian securities regulatory authorities.
Credentials of TD Securities
TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.
The Valuation and Fairness Opinion are the opinions of TD Securities and their form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters. The Valuation and Fairness Opinion have been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization (the “Organization”) but the Organization has not been involved in the preparation or review of this Valuation and Fairness Opinion.
Independence of TD Securities
Neither TD Securities nor any of its affiliated entities (as such term is defined for the purposes of MI 61-101): (i) is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of MI 61-101) of DundeeWealth, Scotiabank, Dundee Corporation, or any of their respective associates or affiliates (collectively, the “Interested Parties”), (ii) is an advisor to any of the Interested Parties or any of their respective associates or affiliates in connection with the Transaction, other than TD Securities in its capacity as financial advisor to the Special Committee, (iii) is a manager or co-manager of a soliciting dealer group for the Offer (or a member of the soliciting dealer group for the Offer providing services beyond customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group), or (iv) has a material financial interest in the completion of the Transaction.
TD Securities and its affiliated entities have not been engaged to provide any financial advisory services, nor have they acted as lead or co-lead manager on any offering of Common Shares or any other securities of DundeeWealth, Scotiabank, Dundee Corporation, or any Interested Party, during the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, other than as described herein. TD Securities acted as a co-manager for DundeeWealth’s $200 million debenture offering in September 2009, and for Dundee Corporation’s $115 million preferred share issue in September 2009. During the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, TD Securities acted as lead underwriter for five unit offerings by Dundee REIT, and acted as a co-manager for flow-through offerings by certain entities related to DundeeWealth. TD Securities acted as co-lead manager for Scotiabank’s $1 billion subordinated debenture offering in April 2009. During the 24 months preceding the date on which TD Securities was first contacted in respect of the Valuation and Fairness Opinion, TD Securities acted as a co-manager on a number of other securities offerings for Scotiabank. In November 2010, The Toronto-Dominion Bank (“TD Bank”), the parent company of TD Securities, as
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lender closed a $200 million revolving term credit facility for Dundee Corporation. TD Bank and TD Securities provide credit and have a number of normal course ongoing financial dealings with DundeeWealth, Scotiabank, Dundee Corporation, and other Interested Parties.
The fees paid to TD Securities in connection with the foregoing activities, together with the fee payable to TD Securities pursuant to the Engagement Agreement, are not, in the aggregate, financially material to TD Securities, and do not give TD Securities any financial incentive in respect of the conclusions reached in the Valuation or the Fairness Opinion. There are no understandings or agreements between TD Securities and DundeeWealth, Scotiabank, Dundee Corporation, or any other Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for DundeeWealth, Scotiabank, Dundee Corporation, or any other Interested Party. TD Bank and TD Securities, may in the future, in the ordinary course of their business, provide banking services or credit facilities to DundeeWealth, Scotiabank, Dundee Corporation, or any other Interested Party.
TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future, in the ordinary course of its business, have positions in the securities of any Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Transaction, DundeeWealth, Scotiabank, Dundee Corporation, or any Interested Party.
Scope of Review
In connection with the Valuation and Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:
1.	a draft of the Support Agreement dated November 21, 2010;

2.	a draft of the lock-up agreement between Scotiabank, Dundee Corporation, Dundee Capital Corporation, Mr. Ned Goodman, and Mr. David Goodman (the “Lock-up Agreement”) dated November 21, 2010;

3.	audited financial statements of DundeeWealth as at and for the years ended December 31, 2007, 2008, and 2009, and of Scotiabank as at and for the years ended October 31, 2007, 2008, and 2009;

4.	unaudited interim financial statements and management’s discussion and analysis of DundeeWealth as at and for the three month periods ended March 31, 2010, June 30, 2010 and September 30, 2010, and of Scotiabank as at and for the three month periods ended January 31, 2010, April 30, 2010, and July 31, 2010;

5.	annual reports, annual information forms, and management information and proxy circulars of DundeeWealth for the years ended December 31, 2007, 2008, and 2009, and of Scotiabank for the years ended October 31, 2007, 2008, and 2009;

6.	for DundeeWealth, the final short form prospectuses regarding its 5.10% Series 1 Notes dated September 18, 2009, and its 4.75% Cumulative Redeemable First Preference Shares, Series 1 dated March 6, 2007, and for Scotiabank, the short form base shelf prospectus dated April 16, 2008, as amended, and the prospectus supplement for its Non-cumulative 5-year Rate Reset Preferred Shares Series 30, dated March 31, 2010;

7.	various internal financial reports of DundeeWealth prepared by management of the Company;

8.	the 2010 budget for DundeeWealth prepared by management of the Company;

9.	unaudited projected financial information, segmented by business line, for DundeeWealth for the years ending December 31, 2010, through December 31, 2015, prepared by management of the Company;
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10.	discussions with senior management of DundeeWealth and Scotiabank with respect to the information referred to above and other issues considered relevant;

11.	representations contained in a certificate dated November 21, 2010, from senior officers of DundeeWealth;

12.	discussions with legal counsel to DundeeWealth and Scotiabank;

13.	discussions with the Special Committee and legal counsel to the Special Committee;

14.	discussions with the financial advisor to Dundee Corporation;

15.	various research publications prepared by equity research analysts regarding the asset management industry, banking industry and public companies considered relevant;

16.	public information relating to the business, operations, financial performance and stock trading history of DundeeWealth, Scotiabank, and other selected public companies considered relevant;

17.	public information with respect to certain other transactions of a comparable nature considered relevant; and

18.	such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.
TD Securities has not, to the best of its knowledge, been denied access by DundeeWealth to any information requested by TD Securities. As the auditors of DundeeWealth and Scotiabank declined to permit TD Securities to rely upon information provided by them as part of any due diligence review, TD Securities did not meet with the auditors and has assumed the accuracy, completeness and fair presentation of and has relied upon, without independent verification, the audited financial statements of DundeeWealth and Scotiabank and the reports of the auditors thereon.
Prior Valuations
DundeeWealth has represented to TD Securities that there have been no valuations or appraisals relating to DundeeWealth or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of DundeeWealth other than those which have been provided to TD Securities or, in the case of valuations known to DundeeWealth which it does not have within its possession or control, notice of which has not been given to TD Securities.
General Assumptions and Limitations
With the Special Committee’s acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair presentation of all data and other information obtained by it from public sources, provided to it by or on behalf of DundeeWealth, provided to it by or on behalf of Scotiabank, or otherwise obtained by TD Securities, including the certificate identified below (collectively, the “Information”). The Valuation and Fairness Opinion are conditional upon such accuracy, completeness and fair presentation. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.
With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the opinion of DundeeWealth, reasonable in the circumstances.
Member of TD Bank Financial Group

Senior officers of DundeeWealth have represented to TD Securities in a certificate dated November 21, 2010, among other things, that: (i) DundeeWealth has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to DundeeWealth or the Transaction which would reasonably be expected to affect materially the Valuation and Fairness Opinion; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the Information in respect of DundeeWealth and its affiliates in connection with the Transaction is or, in the case of historical Information was, at the date of preparation (or, in the case of Information which may have been subsequently corrected, at the date of such correction), true, complete and correct in all material respects and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the Information not misleading in the light of circumstances in which it was provided; (iii) to the extent that any of the Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information provided to TD Securities by DundeeWealth or otherwise publicly disclosed by DundeeWealth, and there has been no material change, financial or otherwise in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of DundeeWealth and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation and Fairness Opinion; (iv) any portions of the Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of DundeeWealth, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to DundeeWealth or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of DundeeWealth other than those which have been provided to TD Securities or, in the case of valuations known to DundeeWealth which it does not have within its possession or control, notice of which has not been given to TD Securities; (vi) there have been no verbal or written offers or serious negotiations for or transactions involving any material property of DundeeWealth or any of its affiliates during the preceding 24 months which have not been disclosed to TD Securities; (vii) since the dates on which the Information was provided to TD Securities (or filed on SEDAR), no material transaction has been entered into by DundeeWealth or any of its affiliates; (viii) other than as disclosed in the Information, neither DundeeWealth nor any of its affiliates has any material contingent liabilities and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting the Transaction, DundeeWealth or any of its affiliates at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may, in any way, materially adversely affect DundeeWealth or its affiliates or the Transaction; (ix) all financial material, documentation and other data concerning the Transaction, DundeeWealth and its affiliates, including any projections or forecasts provided to TD Securities, were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of DundeeWealth; (x) there are no agreements, undertakings, commitments or understanding (whether written or oral, formal or informal) relating to the Transaction, except as have been disclosed in complete detail to TD Securities; (xi) the contents of any and all documents prepared in connection with the Transaction for filing with regulatory authorities or delivery or communication to securityholders of DundeeWealth (collectively, the “Disclosure Documents”) have been, are and will be (as of the date of such Disclosure Documents) true, complete and correct in all material respects and have not and will not (as of the date of such Disclosure Documents) contain any misrepresentation (as defined in the Securities Act (Ontario)) and the Disclosure Documents have complied, comply and will comply (as of the date of such Disclosure Documents) in all material respects with all applicable requirements under applicable laws; (xii) DundeeWealth has complied in all material respects with the Engagement Agreement; and (xiii) to the best of its knowledge, information and belief after due inquiry, there is no plan or proposal for any material change (as defined in the Securities Act (Ontario)) in the affairs of DundeeWealth which have not been disclosed to TD Securities.
In preparing the Valuation and Fairness Opinion, TD Securities has made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to TD Securities, conditions precedent to the completion of the Transaction can be satisfied in due course, all consents, permissions, exemptions or orders of relevant regulatory authorities or third parties will be obtained, without adverse condition or qualification, the procedures being followed to implement the Transaction are valid and effective, the Take-over Bid Circular and the Directors’ Circular will be distributed to the securityholders of DundeeWealth entitled to receive them in accordance with all applicable laws, the disclosure in the Take-over Bid Circular and the Directors’ Circular will be accurate, in all material
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respects, and will comply, in all material respects, with the requirements of all applicable laws, and the DCM Shares to be distributed to Shareholders will be freely tradeable by Shareholders substantially concurrently with the acquisition of Common Shares by Scotiabank pursuant to the Offer. In preparing the Valuation and Fairness Opinion, TD Securities noted that the Special Shares, Series C and Special Shares, Series D are convertible at the option of the Company into Common Shares on a one for one basis and has therefore assumed that the Special Shares, Series C and Special Shares, Series D have the same value as Common Shares. In its analysis in connection with the preparation of the Valuation and Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities, DundeeWealth, Scotiabank or their respective affiliates. Among other things, TD Securities has assumed the accuracy, completeness and fair presentation of and has relied upon, without independent verification, the financial statements forming part of the Information. All financial figures in this Valuation and Fairness Opinion are in Canadian dollars unless otherwise stated.
The Valuation and Fairness Opinion have been provided for the use of the Special Committee and the Board of Directors and are not intended to be, and do not constitute, a recommendation that any Shareholders tender their Common Shares to the Offer. The Valuation and Fairness Opinion may not be used by any other person or relied upon by any other person other than the Special Committee and the Board of Directors without the express prior written consent of TD Securities. The Valuation and Fairness Opinion do not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to DundeeWealth, nor do they address the underlying business decision to implement the Transaction. TD Securities expresses no opinion with respect to future trading prices of securities of DundeeWealth or Scotiabank. In considering fairness, from a financial point of view, TD Securities considered the Transaction from the perspective of Shareholders other than the Locked-Up Shareholders generally and did not consider the specific circumstances of any particular Shareholder, including with regard to income tax considerations. The Valuation and Fairness Opinion are rendered as of November 21, 2010, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of DundeeWealth and Scotiabank and their respective subsidiaries and affiliates as they were reflected in the Information provided or otherwise available to TD Securities. Any changes therein may affect the Valuation and Fairness Opinion and, although TD Securities reserves the right to change or withdraw the Valuation and Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or update the Valuation and Fairness Opinion after such date. In preparing the Valuation and Fairness Opinion, TD Securities was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Common Shares or other securities of DundeeWealth, or any business combination or other extraordinary transaction involving DundeeWealth, nor did TD Securities negotiate with any party in connection with any such transaction.
The preparation of a valuation or a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and the Fairness Opinion. Accordingly, this Valuation and Fairness Opinion should be read in its entirety.
Overview of DundeeWealth
DundeeWealth is a Canadian public wealth management company which provides investment management, securities brokerage, financial planning and investment advisory services to advisors, institutions, corporations and foundations. DundeeWealth has three main businesses: (i) investment management; (ii) financial advisory; and (iii) capital markets.
DundeeWealth’s investment management business consists of creating, managing, packaging and administering investment portfolios and providing internal and third-party management and advisory services. Revenues are derived primarily from management and performance fees charged for the management of investment products (including mutual funds, pooled funds and closed-end funds, third-party assets, tax-assisted investment products and private and institutional client accounts) and, accordingly, are primarily influenced by assets under management (“AUM”). As at October 31, 2010, DundeeWealth’s investment management segment had total AUM of $43.6 billion.
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DundeeWealth’s independent financial advisory business is a network of full service, independent financial planning and investment professionals, who provide a wide range of wealth management products and services to individuals and businesses across Canada. An open architecture approach provides investment products created by third party entities as well as by the investment management business of DundeeWealth. Revenues are derived primarily from commissions, service fees and administration fees relating to the sale of investment and insurance products, predominantly mutual funds. As at October 31, 2010, the independent retail advisors had total assets under administration of $24.4 billion.
The capital markets business of DundeeWealth is conducted through Dundee Securities and operates under the Dundee Capital Markets brand. The principal activities included in this business unit are investment banking, institutional equities sales and trading and investment research, and corporate financial advisory services. It also includes proprietary equity trading as well as retail fixed income and foreign exchange activities. Consistent with DundeeWealth’s financial reporting practices beginning in 2010, for purposes of the Valuation, the Company’s corporate advisor segment has been included as part of Dundee Capital Markets rather than as part of the Company’s financial advisory business. As at October 31, 2010, the corporate advisor segment had $2.8 billion of assets under administration and $826 million of assets under management with portfolio manager licensed financial advisors.
Although DundeeWealth has three main businesses, for purposes of the Valuation, the investment management and independent financial advisory businesses are combined into one segment called “Investment Management”. Corporate overhead expenses that are not specifically allocated to the three main businesses are also included in the Investment Management segment. For purposes of considering the value of Dundee Capital Markets as part of the Consideration, the Company’s CMP and Canada Dominion Resources flow-through limited partnership operations and CMP Gold Trust (collectively, “CMP/CDR”) and their associated AUM of $449 million as at October 31, 2010, have been reallocated from the Investment Management segment to Dundee Capital Markets and certain other balance sheet adjustments have been made consistent with the steps being undertaken to implement the DundeeWealth Special Distribution.
Historical Financial Information
The following table summarizes DundeeWealth’s consolidated operating results for the fiscal years ended December 31, 2007, 2008, and 2009, the last twelve months (“LTM”) ended September 30, 2010, and the 9 months ended September 30, 2009, and September 30, 2010:

	Year	Year	Year	LTM	9 Months	9 Months
	Ended	Ended	Ended	Ended	Ended	Ended
($ millions)	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2009	Sept. 30, 2010	Sept. 30, 2010	Sept. 30, 2009
Revenue	$1,004.1	$819.4	$779.5	$937.0	$688.8	$531.3
EBITDA (1)	275.3	138.6	184.7	297.1	219.0	106.6
Net earnings (loss) from continuing operations	87.5	(186.8)	51.6	98.1	86.9	40.4

(1)	Reported earnings before interest, taxes, depreciation and amortization.
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The following table summarizes DundeeWealth’s consolidated balance sheet as at December 31, 2009, and September 30, 2010:

	Dec. 31,	Sept. 30,
($ millions)	2009	2010
Cash and Cash Equivalents	$419.4	$521.5
Accounts Receivable	146.0	111.2
Client Accounts Receivable	401.8	585.1
Trading Securities Owned	123.6	110.2
Available-for-sale Securities	135.7	162.5
Deferred Sales Commissions	237.0	256.6
Capital and Other Assets	39.6	32.6
Goodwill and Other Intangible Assets	687.8	685.6

Total Assets	$2,190.8	$2,465.3

Bank Indebtedness	$4.8	$4.5
Accounts Payable and Accrued Liabilities	165.6	173.3
Client Deposits and Related Liabilities	472.6	667.1
Trading Securities Sold Short	23.1	28.8
Income Taxes Payable	5.5	0.7
Notes Payable	198.0	198.3
Preference Shares	207.8	208.1
Future Income Tax Liabilities	20.2	30.4
Non-Controlling Interest	0.4	0.4
Shareholders’ Equity	1092.7	1153.6

Total Liabilities and Shareholders’ Equity	$2,190.8	$2,465.3

As at September 30, 2010, DundeeWealth had 121,315,541 Common Shares outstanding; 508,571 Special Shares, Series C outstanding; 250,000 Special Shares, Series D outstanding; 27,000,000 Special Shares, Series F outstanding; 2,315,454 options outstanding; 1,270,247 deferred share units outstanding; 1,661,849 bonus shares outstanding; and 5,453,668 First Preference Shares, Series X.
DundeeWealth Common Shares Trading Information
The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol DW. The following table sets forth, for the periods indicated, the high and low closing prices quoted and the volume traded on the TSX:

	Closing Prices ($)		Volume
Period	High	Low	(millions)
November 2009	$13.80	$12.25	2.0
December 2009	13.89	13.11	2.5
January 2010	15.00	14.05	2.7
February 2010	14.63	13.52	3.4
March 2010	15.12	13.51	4.3
April 2010	15.04	14.36	2.6
May 2010	14.46	13.29	3.8
June 2010	15.53	13.22	8.7
July 2010	13.85	13.25	2.0
August 2010	14.21	12.90	3.0
September 2010	14.57	13.23	4.6
October 2010	16.50	14.50	3.9
November 1, 2010 to November 19, 2010	19.47	16.79	4.0
November 1, 2009 to November 19, 2010	19.47	12.25	47.5
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The closing price of the Common Shares on the TSX on November 19, 2010, one trading day prior to announcement of the Transaction, was $19.47.
Overview of Scotiabank
Scotiabank is one of North America’s premier financial institutions and Canada’s most international bank. With close to 70,000 employees, Scotiabank Group and its affiliates serve approximately 14.6 million customers in 50 countries around the world. Scotiabank offers a diverse range of products and services and had more than $523 billion in assets as at July 31, 2010. Scotiabank has four main business lines: Canadian Banking, International Banking, Scotia Capital and Global Wealth Management.
Canadian Banking provides a full range of banking and investing services across Canada. Retail and small business banking provides mortgages, loans, credit cards, investments, insurance and day-to-day banking products to individuals and small businesses. Commercial banking delivers a full product suite to medium and large businesses, including banking, cash management, lending and leasing.
International Banking encompasses Scotiabank’s retail and commercial banking operations in more than 40 countries outside Canada. International Banking operates in the following geographic regions: the Caribbean and Central America, Mexico, Latin America and Asia.
Scotia Capital provides corporate lending, equity underwriting and mergers and acquisitions advisory services, as well as capital markets products and services such as fixed income, derivatives, prime brokerage, securitization, foreign exchange, equity sales, trading and research, and, through ScotiaMocatta, precious metals sales and trading.
Global Wealth Management provides a full range of products and services including: retail brokerage (discretionary, non-discretionary, and self-directed); investment management advice; mutual funds and savings products; and financial, trust and estate planning; as well as private client services for affluent customers.
Historical Financial Information
The following table summarizes Scotiabank’s consolidated operating results for the fiscal years ended October 31, 2007, 2008, and 2009, the last twelve months ended July 31, 2010, and the 9 months ended July 31, 2009, and 2010.

	Year	Year	Year	LTM	9 Months	9 Months
	Ended	Ended	Ended	Ended	Ended	Ended
($ millions)	Oct. 31, 2007	Oct. 31, 2008	Oct. 31, 2009	July 31, 2010	July 31, 2010	July 31, 2009

Net Interest Income	$7,098	$7,574	$8,328	$8,477	$6,378	$6,229
Total Revenue	12,490	11,876	14,457	15,298	11,563	10,722
Non-interest Expenses	6,994	7,296	7,919	8,063	5,999	5,855
Net Income Available to Common Shareholders	3,994	3,033	3,361	3,851	2,998	2,508
The following table summarizes Scotiabank’s consolidated balance sheet as at October 31, 2009, and July 31, 2010:

	Oct. 31,	July 31,
($ billions)	2009	2010
Cash	$43.3	$50.0
Securities	135.1	144.8
Loans	266.3	279.0
Other Assets	51.9	49.6
Total Assets	$496.5	$523.4

Deposits	$350.4	$365.2
Other Liabilities	121.3	131.7
Shareholders’ Equity	24.8	26.5
Total Liabilities and Shareholders’ Equity	$496.5	$523.4

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As at July 31, 2010, Scotiabank had 1,038,101,000 Scotiabank Common Shares outstanding and 23,268,000 options outstanding.
Scotiabank Common Shares Trading Information
Scotiabank Common Shares are listed on the TSX and on the New York Stock Exchange (the “NYSE”) under the symbol BNS. The following table sets forth, for the periods indicated, the high and low closing prices quoted and the volume traded on the TSX and NYSE:

	TSX			NYSE
	Closing Price (C$)		Volume	Closing Price (US$)		Volume
Period	High	Low	(millions)	High	Low	(millions)

November 2009	$49.24	$46.22	57.7	$47.03	$42.72	10.2
December 2009	49.72	47.45	69.8	47.46	44.68	7.1
January 2010	48.93	44.60	60.8	46.84	42.10	8.8
February 2010	48.01	44.84	48.4	46.10	41.84	6.9
March 2010	51.82	48.26	75.0	50.59	46.26	8.3
April 2010	52.18	50.00	70.7	52.08	49.79	6.8
May 2010	52.69	48.02	71.8	52.19	45.66	14.4
June 2010	51.55	48.69	68.0	50.28	46.02	14.5
July 2010	52.44	47.85	61.4	50.38	45.48	10.0
August 2010	52.03	49.25	69.3	50.85	46.87	7.9
September 2010	54.92	51.25	72.7	53.30	48.72	9.4
October 2010	55.52	53.88	50.0	54.45	52.73	6.7
Nov. 1, 2010 to Nov. 19, 2010	54.70	52.63	50.7	54.55	51.32	5.1
Nov. 1, 2009 to Nov. 19, 2010	55.52	44.60	826.1	54.55	41.84	116.0
The closing price of the Scotiabank Common Shares on the TSX on November 19, 2010, one trading day prior to announcement of the Transaction, was $54.69.
Definition of Value
TD Securities determined the fair market value of the Common Shares as part of the Valuation. For purposes of the Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. In accordance with MI 61-101, TD Securities has made no downward adjustment to the fair market value of the Common Shares to reflect the liquidity of the Common Shares, the effect of the Transaction, or the fact that the Common Shares held by individual Shareholders do not form part of a controlling interest. Values determined on the foregoing basis represent “en bloc” values, that is, values that an acquiror of 100% of the Common Shares would be expected to pay in an open auction of the Company.
MI 61-101 requires that a formal valuation include a valuation of any non-cash consideration being offered as part of a transaction that is subject to MI 61-101, except in certain circumstances outlined in MI 61-101. TD Securities has therefore included a valuation of the Consideration as part of the Valuation. With respect to the Scotiabank Common Shares that form part of the Consideration, TD Securities understands that a formal valuation of the Scotiabank Common Shares is not required pursuant to MI 61-101 as further discussed herein. With respect to the DCM Shares that form part of the Consideration, TD Securities notes that individual DundeeWealth Shareholders other than the Locked-Up Shareholders that receive DCM Shares as part of the Consideration will not be in a position to effect an en bloc sale of Dundee Capital Markets. TD Securities believes that it is appropriate in the circumstances to determine the market trading value of the DCM Shares as part of the Consideration. The market trading value of the DCM Shares represents the anticipated settled trading value of such securities following implementation of the Transaction and excludes the effect of changes in securities markets, interest rates, and economic, general business and financial conditions which generally influence the price of securities. Market trading values generally reflect minority discount values that are lower than en
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bloc values. The prohibitions in MI 61-101 regarding downward adjustments to reflect liquidity, the effect of the Transaction, or the fact that the securities being valued do not form part of a controlling interest described in the preceding paragraph apply only to the Common Shares and do not apply to the valuation of the Consideration. However, TD Securities has determined the market trading value of the DCM Shares as part of the Consideration directly and has made no explicit downward adjustments for such effects.
Approach to Value
The Valuation is based upon techniques and assumptions that TD Securities considers appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market value of the Common Shares and the range of market trading value of the DCM Shares that form part of the Consideration. Fair market value of the Common Shares and market trading value of the DCM Shares were analyzed on a going concern basis and were expressed as an amount per Common Share.
Valuation Methodologies
In preparing the Valuation, TD Securities relied primarily upon three methodologies:
1.	comparable precedent transactions analysis;

2.	discounted cash flow (“DCF”) analysis; and

3.	market trading multiples analysis.
Comparable Precedent Transactions Analysis
TD Securities applied the comparable precedent transactions methodology to DundeeWealth’s Investment Management and Dundee Capital Markets segments in order to arrive at its conclusion regarding the fair market value of the Common Shares. TD Securities did not apply the comparable precedent transactions methodology to DundeeWealth’s Dundee Capital Markets segment in order to arrive at its conclusion regarding the market trading value of the DCM Shares as this methodology reflects en bloc values. TD Securities identified and reviewed 16 comparable precedent transactions involving Canadian mutual fund companies and 7 comparable precedent transactions involving Canadian capital markets businesses for which there was sufficient public information to derive valuation multiples. Ideally, comparable precedent transactions considered would be comparable in terms of operating characteristics, growth prospects, risk profile and size. TD Securities considered enterprise value to earnings before interest, taxes, depreciation and amortization (“EBITDA”) to be the primary valuation multiple when applying the comparable precedent transactions methodology to DundeeWealth’s Investment Management segment and enterprise value to AUM to be a secondary valuation multiple. TD Securities considered price to earnings to be the primary valuation multiple when applying the comparable precedent transactions methodology to DundeeWealth’s Dundee Capital Markets segment and price to book value to be a secondary valuation multiple.
Discounted Cash Flow Analysis
TD Securities applied the DCF methodology to DundeeWealth’s Investment Management and Dundee Capital Markets segments in order to arrive at its conclusion regarding the fair market value of the Common Shares. TD Securities also applied the DCF methodology to DundeeWealth’s Dundee Capital Markets segment in order to arrive at its conclusion regarding the market trading value of the DCM Shares. The DCF methodology reflects the growth prospects and risks inherent in each asset by taking into account the amount, timing and relative certainty of projected free cash flows expected to be generated by the asset. The DCF approach requires that certain assumptions be made regarding, among other things, future free cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing a range of values. TD Securities’ DCF analysis of DundeeWealth’s Investment Management segment involved discounting to a present value the projected unlevered after tax free cash flows from September 30, 2010, until December 31, 2015, including a terminal value determined as at December 31, 2015, utilizing an appropriate weighted average cost of capital (“WACC”) as the discount rate. TD Securities’ DCF analysis of DundeeWealth’s Dundee Capital Markets segment involved discounting to a present value the projected levered after tax free cash flows from September 30, 2010, until December 31, 2015, including a terminal value determined as at December 31, 2015, utilizing an appropriate cost of
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equity as the discount rate. When considering the en bloc value of Dundee Capital Markets in order to arrive at its conclusion regarding the fair market value of the Common Shares, TD Securities selected a terminal value that reflected the en bloc value of Dundee Capital Markets as part of DundeeWealth as at December 31, 2015. When considering the market trading value of Dundee Capital Markets in order to arrive at its conclusion regarding the market trading value of the DCM Shares, TD Securities selected a terminal value that reflected the market trading value of Dundee Capital Markets as a standalone entity as at December 31, 2015.
Market Trading Multiples Analysis
TD Securities applied the market trading multiples methodology to DundeeWealth’s Dundee Capital Markets segment in order to arrive at its conclusion regarding the market trading value of the DCM Shares. TD Securities identified and reviewed two Canadian and five U.S. publicly traded broker/dealers and derived appropriate valuation multiples for such companies based on the market trading prices of their common shares. Ideally, comparable public companies considered would be comparable in terms of operating characteristics, growth prospects, risk profile and size. TD Securities considered price to earnings to be the primary valuation multiple when applying the market trading multiples methodology to DundeeWealth’s Dundee Capital Markets segment and price to book value to be a secondary valuation multiple.
TD Securities also reviewed the market trading multiples of selected Canadian mutual fund companies and other asset managers that it considered relevant to determine whether a market trading multiples analysis of DundeeWealth’s Investment Management segment might imply values which exceed the values determined by the comparable precedent transactions and DCF methodologies. Based on this review, TD Securities concluded that the market trading multiples analysis implied values that were generally below the values determined by the other methodologies. Given the foregoing and the fact that market trading prices generally reflect minority discount values, TD Securities did not rely on this methodology in order to arrive at its conclusion regarding the fair market value of the Common Shares.
TD Securities Base Case Forecast
As a basis for the development of the projected free cash flows for TD Securities’ DCF analysis and various forecast value drivers for TD Securities’ comparable precedent transactions and market trading multiples analyses, TD Securities reviewed unaudited projected operating and financial information for DundeeWealth on a segment by segment basis provided by management of the Company (the “Management Forecast”). TD Securities reviewed the relevant underlying assumptions including, but not limited to, gross sales of mutual funds, redemptions, market appreciation, advisory fees, compensation and other operating costs, revenue from new issuances and other capital market activities, and corporate overhead. These assumptions were reviewed in comparison to sources considered relevant including detailed discussions with DundeeWealth senior management. From this review TD Securities developed its own base case forecast (the “TD Securities Base Case Forecast”), formed independently with the benefit of its understanding of the assumptions behind the Management Forecast. The major differences between the assumptions made by TD Securities and the assumptions underlying the Management Forecast are that TD Securities selected more conservative growth rates for gross sales and average management fee percentages for equity and balanced mutual funds, net performance fee revenue growth and Dundee Capital Markets’ revenue from its core capital markets and corporate advisors activities.
With respect to DundeeWealth’s Dundee Capital Markets segment, TD Securities considered two separate scenarios as part of the TD Securities Base Case Forecast: a combined scenario where Dundee Capital Markets continues to be wholly-owned by DundeeWealth (the “Combined Scenario”) and a standalone scenario where Dundee Capital Markets becomes a separate, publicly-traded company (the “Standalone Scenario”). The Standalone Scenario reflects lower earnings and cash flow than the Combined Scenario due to (i) additional management oversight and public company costs, and (ii) the reduction of certain business activities for which Dundee Capital Markets earns revenue from DundeeWealth’s Investment Management segment that may not continue if the two operations were segregated. The Combined Scenario is utilized in TD Securities’ comparable precedent transactions and DCF analysis as part of the valuation of the Common Shares. The Standalone Scenario is utilized in TD Securities’ market trading multiples analysis and DCF analysis as part of the valuation of the Consideration. The impact of the reallocation of CMP/CDR has not been explicitly reflected in the Standalone Scenario and as a result the contribution of these operations to the market trading value of the DCM Shares has been calculated separately.
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Benefits to a Purchaser of Acquiring 100% of the Common Shares
In accordance with MI 61-101, TD Securities reviewed and considered whether any distinctive material value would accrue to Scotiabank or any other purchaser through the acquisition of all of the Common Shares. TD Securities concluded that there would be synergies available to Scotiabank and to certain other potential acquirors in the mutual fund industry that would potentially acquire 100% of the Common Shares in order to achieve a business combination with DundeeWealth. Specifically, TD Securities considered synergies that might accrue as a result of: (i) savings of direct costs resulting from being a publicly-listed entity; (ii) savings of other corporate expenses including, but not limited to, senior management, legal, finance, and human resources expenses; and (iii) reduced operating costs and/or capital expenditures resulting from rationalizing such costs and expenditures between DundeeWealth’s operations and the operations of the acquiror. Based on discussions with management of DundeeWealth, TD Securities estimated the amount of synergies that would be achievable by Scotiabank and other potential acquirors and the one-time costs required to achieve such synergies.
In assessing the amount of synergies to include in the valuation of the Common Shares, TD Securities considered the amount of synergies that could be achieved by the mutual fund industry participants that would potentially acquire 100% of the Common Shares and the amount of synergies the successful acquiror (which might be Scotiabank or one of the other industry participants) might pay for in an open auction of the Company. TD Securities believes that there are a number of potential purchasers of DundeeWealth including Scotiabank and other Canadian banks or insurance companies that could achieve a certain base level of synergies (the “Base Case Synergies”). TD Securities believes that there may be certain potential mutual fund industry acquirors of DundeeWealth (which may include Scotiabank) that could achieve additional synergies above the amount of the Base Case Synergies, but that such acquirors would be reluctant to share the value of any excess synergies with the Shareholders of DundeeWealth because such excess would be available to only a small number of potential acquirors who may or may not participate in an open auction of the Company. TD Securities concluded that the successful acquiror in an open auction of DundeeWealth might pay for 100% of the Base Case Synergies and has therefore reflected this amount and 100% of the one-time costs required to achieve such synergies in its valuation of the Common Shares. Based on the foregoing and discussions with DundeeWealth senior management, TD Securities estimated annual pre-tax Base Case Synergies of $30 million and reflected 100% of this amount, net of the estimated costs to achieve such synergies, in its DCF analysis.
Summary of TD Securities Base Case Forecast
The following is a summary of the TD Securities Base Case Forecast:
Investment Management

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F
Assets Under Management	$41,852	$46,417	$51,132	$55,481	$59,586	$64,042
Assets Under Administration	23,780	25,555	27,470	29,536	31,763	34,165

Total Revenue	$214.9	$923.6	$1,008.4	$1,089.8	$1,168.5	$1,249.0

EBITDA
Investment Management Base EBITDA	$65.6	$303.6	$341.0	$364.8	$387.5	$405.5
Performance Fee EBITDA	21.3	23.6	27.0	31.0	35.6	40.9
Corporate and Other EBITDA (1)	(20.0)	1.7	2.3	4.0	5.9	8.1

Total EBITDA	$66.9	$328.9	$370.4	$399.7	$428.9	$454.4

(1)	Includes financial advisory and corporate segments as well as intersegment eliminations and synergies. 25% of annual synergies assumed to be achieved in the final quarter of 2010 and 100% each year thereafter. One-time costs to achieve synergies assumed to be incurred in 2010.
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Dundee Capital Markets — Combined Scenario

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F
Total Revenue	$29.9	$124.5	$134.4	$143.8	$151.8	$159.0

EBITDA
Core Capital Markets EBITDA (1)	$8.6	$33.3	$36.5	$39.8	$42.2	$44.3
Other Capital Markets EBITDA (2)	6.0	21.7	23.0	24.0	25.0	25.9
Selling, General & Admin. Expenses	(8.4)	(34.9)	(36.1)	(37.3)	(38.6)	(39.9)

Total EBITDA	$6.1	$20.1	$23.4	$26.5	$28.6	$30.3

Total Net Income	$3.7	$11.2	$12.6	$14.8	$18.8	$21.3

(1)	Core Capital Markets EBITDA includes EBITDA from investment banking and institutional sales and trading businesses.

(2)	Other Capital Markets EBITDA includes EBITDA from principal trading, FX trading and corporate advisors.
Dundee Capital Markets — Standalone Scenario (1)

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F
Total Revenue	$27.5	$114.9	$123.7	$132.8	$140.4	$147.2

EBITDA
Core Capital Markets EBITDA (2)	$8.6	$32.6	$35.2	$38.4	$40.8	$42.8
Other Capital Markets EBITDA (3)	4.4	16.2	17.4	18.3	19.1	19.9
Selling, General & Admin. Expenses	(9.2)	(37.5)	(38.7)	(40.0)	(41.4)	(42.8)

Total EBITDA	$3.8	$11.3	$13.9	$16.7	$18.5	$19.9

Net Income	$2.2	$5.0	$5.8	$7.8	$11.6	$13.9

(1)	The Standalone Scenario forecast does not reflect the reallocation of CMP/CDR from the Investment Management segment to Dundee Capital Markets.

(2)	Core Capital Markets EBITDA includes EBITDA from investment banking and institutional sales and trading businesses.

(3)	Other Capital Markets EBITDA includes EBITDA from principal trading, FX trading and corporate advisors.
Valuation of the Common Shares
Comparable Precedent Transactions Analysis
TD Securities applied the comparable precedent transactions methodology to DundeeWealth’s Investment Management and Dundee Capital Markets segments and then adjusted for the value impact of the Company’s other assets and liabilities to determine the resulting implied value per Common Share.
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The comparable precedent transactions involving companies in the Canadian mutual fund industry which were identified and reviewed by TD Securities are summarized below:

		Enterprise	Transaction Multiple
	Target	Value (EV)	EV/LTM
Date	Acquiror	($ millions)	EBITDA	EV/AUM
20-May-09	Mavrix Fund Management GrowthWorks	$10	nmf	4.0%
06-Oct-08	CI Financial (37% stake) Bank of Nova Scotia	$7,215	10.3x	11.5%
24-Sept-07	DundeeWealth CI Financial Income Fund (1)	$2,791	12.3x	9.7%
18-Sept-07	DundeeWealth (18% stake) Bank of Nova Scotia	$2,413	10.6x	8.4%
7-Nov-05	Clarington Corp. Industrial Alliance	$261	13.2x	6.0%
04-Nov-04	BLC — Edmond de Rothschild Industrial Alliance	$73	na	4.2%
15-Jan-04	P.J. Doherty AGF Management Ltd.	$12	11.2x	1.3%
22-Aug-03	Synergy Asset Management CI Fund Management	$116	7.5x	8.3%
12-Jul-02	StrategicNova DundeeWealth	$175	na	7.3%
11-Jun-02	Altamira National Bank	$467	11.0x	8.3%
22-May-02	Spectrum / Diversico CI Fund Management	$857	9.0x	6.5%
29-Jan-01	Mackenzie Financial Investors Group	$3,584	9.1x	9.7%
30-Aug-00	Global Strategy Holding AGF Management	$438	12.2x	7.2%
26-Jul-00	Bissett & Associates Templeton	$133	10.8x	2.3%
09-May-00	Trimark AMVESCAP	$2,269	7.9x	9.1%
10-Mar-00	Perigee Legg Mason	$303	12.0x	1.4%

Mean			10.5x	6.6%
Mean (Excluding High / Low)			10.6x	6.6%

(1)	Terminated transaction.
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The comparable precedent transactions involving Canadian broker/dealers which were identified and reviewed by TD Securities are summarized below:

		Equity	Transaction Multiple
	Target	Value	Price/LTM
Date	Acquiror	($ millions)	Earnings	Price/Book
4-Mar-10	Genuity Capital Markets Canaccord Financial	$286	13.4x	9.5x
1-Oct-07	Westwind Partners Thomas Weisel	$148	15.6x	4.7x
26-Sept-07	Orion Financial Macquarie Bank	$147	5.6x	na
7-Nov-00	Newcrest Capital TD Bank	$224	na	3.5x
17-Jun-99	First Marathon National Bank	$713	17.6x	1.8x
22-Jun-98	Midland Walwyn Merrill Lynch	$1,250	21.0x	3.4x
30-Aug-96	Richardson Greenshields Royal Bank of Canada	$480	na	1.9x

Mean			14.6x	4.1x
Mean (Excluding High / Low)			15.5x	3.4x
The process of analyzing valuation multiples implied by comparable precedent transactions and applying these valuation multiples to the Company’s business segments involved certain judgments concerning the financial and operating characteristics of the companies acquired in these transactions compared to DundeeWealth’s business segments. Given differences in business mix, economic and market conditions, growth prospects and risks inherent in the comparable precedent transactions identified, TD Securities did not consider any specific precedent transactions to be directly comparable to the Company’s Investment Management and Dundee Capital Markets segments. TD Securities believes that the unsolicited offer by CI Financial Income Fund for DundeeWealth in September 2007 represents the most comparable transaction available to the Company’s Investment Management segment. However, TD Securities noted that significant changes had occurred in DundeeWealth’s Investment Management operations and in economic and market conditions since the time of the CI Financial Income Fund offer. Based on the foregoing and a review of all of the comparable precedent transactions identified, TD Securities selected appropriate valuation multiples and applied such multiples to the corresponding value drivers for the Company’s business segments.
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The following is a summary of TD Securities’ comparable precedent transactions analysis of DundeeWealth’s Investment Management segment:

($ millions)	Base	Multiple				Enterprise Value
Value Driver	Amount	Low		High		Low	High
LTM Base EBITDA	$207.8	11.5	x	13.5	x	$2,389.2	$2,804.8
LTM Performance Fee EBITDA	21.7	5.8	x	6.8	x	124.8	146.5
						$2,514.0	$2,951.2

2010F Base EBITDA	$214.3	11.0	x	13.0	x	$2,357.0	$2,785.6
2010F Performance Fee EBITDA	19.7	5.5	x	6.5	x	108.4	128.2
						$2,465.5	$2,913.7

2011F Base EBITDA	$275.3	9.0	x	11.0	x	$2,477.8	$3,028.4
2011F Performance Fee EBITDA	23.6	4.5	x	5.5	x	106.0	129.6
						$2,583.9	$3,158.0

AUM — Oct. 31, 2010	$43,562	6.0%		7.0%		$2,613.7	$3,049.3
Selected Enterprise Value Range						$2,450.0	$3,000.0
The following is a summary of TD Securities’ comparable precedent transactions analysis of DundeeWealth’s Dundee Capital Markets segment:

($ millions)	Base	Multiple				Equity Value
Value Driver	Amount	Low		High		Low	High
LTM Net Income	$17.3	11.0	x	13.0	x	$189.9	$224.4
2010 Net Income	14.2	11.0	x	13.0	x	156.6	185.1
2011 Net Income (1)	13.6	10.0	x	12.0	x	135.8	163.0

Selected Equity Value Range						$150.0	$180.0

(1)	Excludes the impact of acquisitions.
Summary of Comparable Precedent Transactions Analysis
The following is a summary of the results of TD Securities’ comparable precedent transactions analysis of DundeeWealth’s Investment Management and Dundee Capital Markets segments and the adjustments made by TD Securities for DundeeWealth’s other assets and liabilities to determine the resulting implied value per Common Share:

	Value
($ millions, except per share data)	Low	High
Selected Enterprise Value Range for Investment Management	$2,450.0	$3,000.0
Selected Equity Value Range for Dundee Capital Markets	150.0	180.0
Net Cash (1)	184.2	184.2
Preferred Shares	(153.5)	(153.5)
Acquisition of Non-Controlling Interest	(15.0)	(15.0)
Investments	162.5	162.5

Equity Value	$2,778.2	$3,358.2
Fully Diluted Shares Outstanding	159.0	159.0

Implied Equity Value per Share	$17.47	$211.2

(1)	Net excess cash excludes cash required for Dundee Capital Markets operations.
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DCF Analysis
TD Securities applied the DCF methodology to DundeeWealth’s Investment Management and Dundee Capital Markets segments and then adjusted for the value impact of the Company’s other assets and liabilities to determine the resulting implied value per Common Share. Projected unlevered after-tax free cash flows for the Company’s Investment Management segment were discounted based on an appropriate WACC for the segment. The WACC for Investment Management was calculated based upon the segment’s after-tax cost of debt and equity, weighted based upon an assumed optimal capital structure. The assumed optimal capital structure was determined based upon a review of the capital structures of comparable companies and the risks inherent in the Investment Management segment and the mutual fund industry. The cost of debt for Investment Management was calculated based on the risk-free rate of return and an appropriate borrowing spread to reflect credit risk. TD Securities used the capital asset pricing model (“CAPM”) approach to determine the appropriate cost of equity. The CAPM approach calculates the cost of equity with reference to the risk-free rate of return, the volatility of equity prices relative to a benchmark (“beta”) and the equity risk premium. TD Securities reviewed a range of unlevered betas for DundeeWealth and a group of comparable companies in order to select the appropriate beta for the Investment Management segment. The selected unlevered beta was levered using the optimal capital structure and was then used to calculate the cost of equity. The base assumptions used by TD Securities in estimating the WACC for the Investment Management segment were as follows:

Cost of Debt
Risk Free Rate (10-Year Government of Canada Bonds)	3.1%
Borrowing Spread	2.4%
Pre-tax Cost of Debt	5.5%
Tax Rate	30.0%
After Tax Cost of Debt	3.9%

Cost of Equity
Risk Free Rate (10-Year Government of Canada Bonds)	3.1%
Equity Risk Premium	5.0%
Size Premium (1)	1.1%
Unlevered Beta	1.00
Levered Beta	1.04
After Tax Cost of Equity	9.4%

WACC
Optimal Capital Structure (% Debt)	5.0%
WACC	9.1%

(1)	Source: 2010 Ibbotson Cost of Capital Yearbook (mid-cap risk premium).
Based upon the foregoing and taking into account sensitivity analysis on the variables discussed above and the assumptions used in the TD Securities Base Case Forecast, TD Securities determined the appropriate WACC for the Investment Management segment to be in the range of 8.5% to 9.5%.
Projected levered after-tax free cash flows for the Company’s Dundee Capital Markets segment were discounted based on an appropriate cost of equity for the segment determined using the CAPM approach. TD Securities reviewed a range of unlevered betas for a group of comparable broker/dealers in order to select the appropriate beta for Dundee Capital Markets. The selected unlevered beta was levered using the optimal capital structure determined based upon a review of the capital structures of comparable broker/dealers and the risks inherent in the Dundee Capital Markets segment and the
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broker/dealer industry and was then used to calculate the cost of equity. The base assumptions used by TD Securities in estimating the cost of equity for the Dundee Capital Markets segment were as follows:

Cost of Equity
Risk Free Rate (10-Year Government of Canada Bonds)	3.1%
Equity Risk Premium	5.0%
Size Premium (1)	4.0%
Unlevered Beta	1.25
Levered Beta	1.30
After Tax Cost of Equity	13.6%

(1)	Source: 2010 Ibbotson Cost of Capital Yearbook (micro-cap risk premium).
Based on the foregoing and taking into account sensitivity analysis on the variables discussed above and the assumptions used in the TD Securities Base Case Forecast, TD Securities determined the appropriate WACC for the Dundee Capital Markets segment to be in the range of 13.0% to 14.0%.
TD Securities developed a terminal enterprise value for the Investment Management segment and a terminal equity value for the Dundee Capital Markets segment based on a review of comparable precedent transactions and taking into account the growth prospects and risks for each segment beyond the terminal year. TD Securities considered the implied growth rates into perpetuity of the free cash flows following the end of the forecast period to be reasonable in the circumstances.
The following is a summary of the unlevered after-tax free cash flows projected for the Investment Management segment:

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F
Free Cash Flow
Total EBITDA	$66.9	$328.9	$370.4	$399.7	$428.9	$454.4
Commissions Financed	(23.3)	(99.5)	(95.5)	(98.9)	(103.8)	(110.5)
Unlevered Cash Taxes	(17.2)	(70.6)	(77.0)	(83.1)	(89.2)	(96.1)
Capital Expenditures	(1.7)	(17.5)	(17.5)	(12.6)	(12.7)	(12.8)
Changes in Working Capital	0.1	(3.8)	(2.2)	(0.3)	(0.4)	0.2

Unlevered Free Cash Flow	$24.9	$137.5	$178.1	$204.8	$222.9	$235.3

The following is a summary of the enterprise value of the Investment Management segment implied by TD Securities’ DCF analysis:

	Value
($ millions)	Low		High
Assumptions
WACC	8.5%		9.5%
Terminal Value EBITDA Multiple (EBITDA excluding Performance Fees)	8.0	x	10.0	x
Terminal Value EBITDA Multiple (Performance Fee EBITDA)	4.0	x	5.0	x

DCF Analysis
Net Present Value
Unlevered After-tax Free Cash Flows	$795.8		$776.0
Terminal Value	2,262.5		2,695.1

Enterprise Value	$3,058.3		$3,471.1

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As part of the DCF analysis of the Investment Management segment, TD Securities performed sensitivity analysis on certain key assumptions as outlined below:

Impact on
Investment
			Management	Impact on Value
			Enterprise Value(1)	per Share(1)
Variable	Sensitivity		($ millions)	($)

WACC	+ 0.5%		- $68.8	- $0.43
	- 0.5%		+ $70.7	+ $0.44
Terminal EBITDA Multiple	+/- 0.5	x	+/- $138.0	+/- $0.87
Mutual Fund AUM Growth %	+ 10.0%		+ $116.3	+ $0.73
	- 10.0%		- $113.1	- $0.71

(1)	Impact is calculated relative to values calculated at the midpoint WACC and midpoint terminal EBITDA multiple.
The following is a summary of the levered after-tax free cash flow projected for the Dundee Capital Markets segment under the Combined Scenario:

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F
Revenue	$29.9	$124.5	$134.4	$143.8	$151.8	$159.0
EBITDA	6.1	20.1	23.4	26.5	28.6	30.3
Net Income	$3.7	$11.2	$12.6	$14.8	$18.8	$21.3
Required Change in Retained Earnings for Capital Purposes	1.0	4.0	(6.6)	(6.4)	(4.2)	(3.4)
Acquisitions		(10.0)	(5.0)

Free Cash Flow to Equity	$4.7	$5.2	$1.0	$8.4	$14.6	$17.9

The following is a summary of the en bloc equity value of the Dundee Capital Markets segment implied by TD Securities’ DCF analysis:

	Value
($ millions)	Low		High
Assumptions
Cost of Equity	13.0%		14.0%
Terminal Value Earnings Multiple	11.0	x	13.0	x

DCF Analysis
Net Present Value
Levered After-tax Free Cash Flows	$35.5		$34.6
Terminal Value	123.4		139.2

Equity Value	$158.9		$173.8

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As part of the DCF analysis of the Dundee Capital Markets segment, TD Securities performed sensitivity analysis on certain key assumptions as outlined below:

Impact on Dundee
			Capital Markets	Impact on Value
			Equity Value(1)	per Share(1)
Variable	Sensitivity		($ millions)	($)
Cost of Equity	+ 0.5%		- $3.4	- $0.02
	- 0.5%		+ $3.5	+ $0.02
Terminal Price to Earnings Multiple	+/- 0.5	x	+/- $5.5	+/- $0.03
Total Revenue	+ 10.0%		+ $22.7	+ $0.14
	- 10.0%		- $22.4	- $0.14

(1)	Impact is calculated relative to values calculated at the midpoint cost of equity and midpoint terminal price to earnings multiple.
Summary of DCF Analysis
The following is a summary of the results of TD Securities’ DCF analysis of DundeeWealth’s Investment Management and Dundee Capital Markets segments and the adjustments made by TD Securities for DundeeWealth’s other assets and liabilities to determine the resulting implied value per Common Share:

	Value
($ millions, except per share data)	Low	High
Enterprise Value Range for Investment Management	$3,058.3	$3,471.1
Equity Value Range for Dundee Capital Markets	158.9	173.8
Net Cash (1)	184.2	184.2
Preferred Shares	(153.5)	(153.5)
Acquisition of Non-Controlling Interest	(15.0)	(15.0)
Investments	162.5	162.5

Equity Value	$3,395.3	$3,823.1
Fully Diluted Shares Outstanding	159.0	159.0

Equity Value Per Share	$21.35	$24.04

(1)	Net excess cash excludes cash required for Dundee Capital Markets operations.
Valuation of the Common Shares Summary
The following is a summary of the range of fair market values of the Common Shares resulting from the comparable precedent transactions analysis and DCF analysis:

	Value Based
	on Precedent		Value Based on
	Transactions Analysis		DCF Analysis
($ millions, except per share data)	Low	High	Low	High
Enterprise Value Range for Investment Management	$2,450.0	$3,000.0	$3,058.3	$3,471.1
Equity Value Range for Dundee Capital Markets	150.0	180.0	158.9	173.8
Adjustments for Other Assets and Liabilities	178.2	178.2	178.2	178.2

Total Equity Value	$2,778.2	$3,358.2	$3,395.3	$3,823.1

Equity Value Per Share	$17.47	$21.12	$21.35	$24.04

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In arriving at its opinion as to the fair market value of the Common Shares, TD Securities placed equal emphasis on the precedent transactions analysis and the DCF analysis in determining the low end of the fair market value range and placed greater emphasis on the DCF analysis in determining the high end of the fair market value range.
Valuation Conclusion
Based upon and subject to the foregoing, TD Securities is of the opinion that, as of November 21, 2010, the fair market value of the Common Shares is in the range of $19.50 to $23.50 per Common Share.
Valuation of the Consideration
Market Trading Multiples Analysis
TD Securities applied the market trading multiples methodology to DundeeWealth’s Dundee Capital Markets segment. The comparable publicly traded broker/dealers which were identified and reviewed by TD Securities are summarized below:

	Market	Market Trading Multiples
Company	Capitalization	P/E LTM		P/ 2010E		P/ 2011E
	(C$ millions)

Canadian Broker/Dealers
GMP Capital	$956.7	12.3	x	12.0	x	12.1	x
Canaccord Genuity	864.0	na		13.2	x	10.9	x

Canadian Average		12.3	x	12.6	x	11.5	x

	(US$ millions)

US Broker/Dealers
Piper Jaffray	$477.1	21.9	x	26.4	x	13.3	x
Raymond James	3,704.3	16.2	x	13.2	x	11.1	x
Morgan Stanley	38,759.9	nmf		10.6	x	8.6	x
Goldman Sachs	90,596.9	9.4	x	12.0	x	9.3	x
Jefferies Group	4,199.9	17.8	x	21.0	x	16.3	x

US Average		16.3	x	16.7	x	11.7	x

The process of analyzing valuation multiples implied by comparable publicly traded companies and applying these valuation multiples to the Company’s Dundee Capital Markets segment involved certain judgments concerning the financial and operating characteristics of the comparable companies compared to Dundee Capital Markets. Given differences in business mix, growth prospects and risks inherent in the comparable companies identified, TD Securities did not consider any specific company to be directly comparable to Dundee Capital Markets. Based on a review of all of the comparable companies identified, TD Securities selected appropriate valuation multiples and applied such multiples to the corresponding value drivers for the Company’s Dundee Capital Markets segment.
Member of TD Bank Financial Group

The following is a summary of TD Securities’ market trading multiples analysis of DundeeWealth’s Dundee Capital Markets segment:

($ millions, except per share data)	Base	Multiple				Equity Value
Value Driver	Amount	Low		High		Low	High
LTM Net Income	$9.9	9.0	x	11.0	x	$89.3	$109.2
2010 Net Income	7.8	9.0	x	11.0	x	70.3	85.9
2011 Net Income (1)	7.3	8.0	x	10.0	x	58.6	73.2

CMP/CDR Annualized EBITDA (2)	2.8	3.0	x	5.0	x	8.3	13.8

Selected Equity Value Range						$75.0	$95.0
Fully Diluted Shares Outstanding						159.0	159.0

Implied Equity Value per Share						$0.47	$0.60

(1)	Excludes the impact of acquisitions.

(2)	Earnings from CMP/CDR are not included in the net income indicated for Dundee Capital Markets on a standalone basis. As a result, the indicative values derived for these operations are additive to the indicative values derived from net income.
DCF Analysis
TD Securities applied the DCF methodology to DundeeWealth’s Capital Markets segment. In order to determine an appropriate market trading value of Dundee Capital Markets, TD Securities utilized the levered after-tax free cash flows of Dundee Capital Markets under the Standalone scenario, the same cost of equity range as under the en bloc DCF analysis, and a terminal equity value based on a review of valuation multiples of comparable publicly traded companies. The following is a summary of the levered after-tax free cash flows projected for Dundee Capital Markets under the Standalone Scenario:

	Oct. 1 to
	Dec. 31	Year Ending Dec. 31,
($ millions)	2010F	2011F	2012F	2013F	2014F	2015F
Revenue	$27.5	$114.9	$123.7	$132.8	$140.4	$147.2
EBITDA	3.8	11.3	13.9	16.7	18.5	19.9

Net Income	$2.2	$5.0	$5.8	$7.8	$11.6	$13.9
Required Change in Retained Earnings for Capital Purposes	1.5	5.7	(8.8)	(9.8)	(6.2)	(4.8)
Acquisitions		(10.0)	(5.0)

Free Cash Flow to Equity	$3.6	$0.6	$(8.0)	$(1.9)	$5.4	$9.1

Member of TD Bank Financial Group

The following is a summary of the market trading value of Dundee Capital Markets implied by TD Securities’ DCF analysis:

	Value
($ millions, except per share data)	Low		High
Assumptions
Cost of Equity	13.0%		14.0%
Terminal Value Earnings Multiple	9.0	x	11.0	x

DCF Analysis
Net Present Value
Levered After-tax Free Cash Flows	$4.9		$4.7
Terminal Value	65.7		76.7

Equity Value	$70.6		$81.3
CMP/CDR Equity Value (1)	8.3		13.8

Total Equity Value	$78.8		$95.1
Fully Diluted Shares Outstanding	159.0		159.0

Equity Value Per Share	$0.50		$0.60

(1)	Free cash flow to equity from CMP/CDR is not included in the free cash flow to equity indicated for Dundee Capital Markets on a standalone basis. As a result, the indicative values derived for these operations using the comparable precedent transactions approach have been added to the values implied by TD Securities’ DCF analysis of the rest of Dundee Capital Markets.
As part of the DCF analysis of Dundee Capital Markets, TD Securities performed sensitivity analysis on certain key assumptions as outlined below:

Impact on Dundee
			Capital Markets	Impact on Value
			Equity Value(1)	per Share(1)
Variable	Sensitivity		($ millions)	($)
Cost of Equity	+ 0.5%		- $1.7	- $0.01
	- 0.5%		+ $1.8	+ $0.01
Terminal P/E Multiple	+/- 0.5	x	+/- $3.6	+/- $0.02
Revenue	+ 10.0%		+ $9.7	+ $0.06
	- 10.0%		- $9.5	- $0.06

(1)	Impact is calculated relative to values calculated at the midpoint cost of equity and midpoint terminal price to earnings multiple.
Based upon the foregoing, TD Securities selected a value range of $0.50 to $0.60 for the contribution to the value of the Consideration of one DCM Share.
Contribution to Value of the Scotiabank Common Shares
MI 61-101 requires that a formal valuation include a valuation of any non-cash consideration being offered as part of a transaction that is subject to MI 61-101, except in certain circumstances outlined in MI 61-101. In relation to the Offer, TD Securities understands that a formal valuation of the Scotiabank Common Shares is not required pursuant to MI 61-101 (and TD Securities therefore did not prepare a formal valuation of the Scotiabank Common Shares) for the following reasons:
1.	The Scotiabank Common Shares are securities of a reporting issuer for which there is a published market;

2.	Scotiabank states in the Take-over Bid Circular that it has no knowledge of any material information concerning Scotiabank, or concerning the Scotiabank Common Shares, that has not been generally disclosed;
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3.	A liquid market (as such term is defined for the purposes of MI 61-101) exists for the Scotiabank Common Shares;

4.	The total number of Scotiabank Common Shares that could be issued pursuant to the Offer constitute 25% or less than the number of Scotiabank Common Shares outstanding immediately before the Offer;

5.	The Scotiabank Common Shares issued under the Offer will be freely tradeable at the time the Offer is completed; and

6.	TD Securities is of the opinion that a valuation of the Scotiabank Common Shares is not required.
TD Securities has independently confirmed items 1, 3, and 4 above. In forming its views under item 6 above, TD Securities considered, among other things, that: (a) Scotiabank Common Shares have a substantial market capitalization and market float of approximately $57 billion; (b) Scotiabank Common Shares are widely held by both retail and institutional shareholders and Scotiabank is actively followed by at least 18 equity research analysts; (c) the average combined trading volume of the Scotiabank Common Shares on the TSX and NYSE since November 1, 2009, is approximately 3.5 million Scotiabank Common Shares per day; (d) the maximum number of Scotiabank Common Shares to be issued pursuant to the Offer is 31.9 million, representing approximately 3.1% of the outstanding Scotiabank Common Shares and approximately 9.1x the average daily trading volume since November 1, 2009; and (e) during TD Securities’ review of the Transaction, it was not made aware of any material information other than the Transaction, which has not been publicly disclosed which would reasonably be expected to materially affect the market trading price of the Scotiabank Common Shares.
Based upon the foregoing, TD Securities believes that recent market trading prices of the Scotiabank Common Shares are an appropriate indicator of their value for purposes of determining their contribution to the value of the Consideration.
TD Securities analyzed the current and average trading prices of the Scotiabank Common Shares over various periods as summarized below:

	Average	Low	High	Close/
Period	Volume	Price	Price	VWAP (1)

Close: November 19, 2010	3,514,118	$53.82	$54.76	$54.69
5 Days	2,919,718	52.63	54.69	53.30
10 Days	3,958,229	52.63	54.70	53.88
20 Days	3,089,152	52.63	54.70	54.06
30 Days	2,850,561	52.63	55.52	54.29

(1)	Closing price on November 19, 2010, and volume weighted average price for the other periods indicated.
TD Securities believes that the closing price of the Scotiabank Common Shares on November 19, 2010, is relevant in that it represents the most current market assessment of the value of a Scotiabank Common Share prior to announcement of the Transaction. TD Securities believes that the volume weighted average trading prices of the Scotiabank Common Shares over recent periods are also relevant as they reflect the actual number of shares traded at various prices over a sustained period of time. TD Securities understands that Scotiabank and Dundee Corporation utilized the 20 day VWAP to imply the value of 0.2497 of a Scotiabank Common Share in their negotiations and in the press release announcing the Transaction. Based upon the foregoing, TD Securities selected a value range of $13.50 to $13.66 for the contribution to the value of the Consideration of 0.2497 of a Scotiabank Common Share.
Contribution to Value of $5.00 Cash or Scotiabank Reset Preferred Shares
Pursuant to the Offer, Shareholders can elect to receive either (i) $5.00 in cash, or (ii) 0.2 of a Scotiabank Reset Preferred Share for each Common Share tendered as part of the Offer Consideration received. TD Securities notes that DundeeWealth Shareholders other than the Locked-Up Shareholders will have no restriction on the amount of cash they can elect to receive and has therefore reflected $5.00 in its analysis as the contribution of this component of the Consideration to the value of the Consideration. TD Securities expresses no view on the market trading value of the
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Scotiabank Reset Preferred Shares and makes no recommendation as to whether any individual Shareholder should elect to receive $5.00 in cash or 0.2 of a Scotiabank Reset Preferred Share for any Common Shares such Shareholder may choose to tender to the Offer.
Valuation of the Consideration Summary
The following is a summary of the range of market trading value of the components of the Consideration and the resulting total value of the Consideration:

Component of Consideration	Low	High

0.2497 of a Scotiabank Common Share	$13.50	$13.66
$5.00 Cash or 0.2 of a Scotiabank Reset Preferred Share	5.00	5.00
DundeeWealth Special Distribution Consideration	2.00	2.00
One DCM Share	0.50	0.60

Total	$21.00	$21.26

Valuation of the Consideration Conclusion
Based upon and subject to the foregoing, TD Securities is of the opinion that, as of November 21, 2010, the value of the Consideration is in the range of $21.00 to $21.25 per Common Share.
Fairness Opinion
Approach to Fairness
In considering the fairness of the Consideration to be received by the DundeeWealth Shareholders, other than the Locked-Up Shareholders, in connection with the Transaction, TD Securities principally considered and relied upon:
1.	a comparison of the value of the Consideration to the fair market value of the Common Shares as determined in the Valuation; and

2.	a comparison of the premiums implied by the Consideration to the trading prices of the Common Shares prior to announcement of the Transaction to the premiums implied by selected precedent transactions involving mutual fund companies and selected acquisition of remaining interest transactions.
Comparison of the Value of the Consideration to the Fair Market Value of the Common Shares
The value of the Consideration to be received by the Shareholders, other than the Locked-Up Shareholders, in connection with the Transaction is within the range of fair market value of the Common Shares as at November 21, 2010, as determined by TD Securities in the Valuation.
Comparison of Implied Premiums
TD Securities calculated the premiums implied by the value of the Consideration determined in the Valuation to the trading prices of the Common Shares prior to announcement of the Transaction and compared such premiums to the premiums implied by selected precedent transactions involving Canadian mutual fund companies and selected acquisition of remaining interest transactions. TD Securities considered premiums calculated based on the following periods: (i) closing price one day prior to the announcement, (ii) closing price one week prior to announcement, and (iii) closing price four weeks prior to announcement.
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The following is a summary of the premiums implied by the selected precedent transactions involving Canadian mutual fund companies and the selected acquisition of remaining interest transactions compared to the premiums implied by the value of the Consideration:

	Premium
	1 Day	1 Week	4 Weeks

Precedent Transactions Involving Canadian Mutual Fund Companies (1)
Low	5.5%	3.3%	(1.4%)
Median	11.3%	16.1%	10.1%
High	52.1%	55.8%	97.4%
Average	19.4%	20.3%	29.9%

Acquisition of Remaining Interest Transactions (2)
Low	2.8%	2.7%	(3.8%)
Median	21.2%	22.8%	23.8%
High	53.4%	54.5%	55.9%
Average	20.1%	23.0%	24.1%

Premiums Implied by the Value of the Consideration
Low — $21.00	7.9%	15.1%	29.6%
High — $21.25	9.1%	16.4%	31.2%

(1)	Based on 7 precedent transactions since January 1, 2000, identified by TD Securities involving a public Canadian mutual fund company target.

(2)	Based on 20 precedent transactions since January 1, 2000, identified by TD Securities in which an acquiror owning at least 10% of a target successfully acquired the remaining interest in the target held by public shareholders and where the implied equity value of the target was greater than $1 billion.
The range of premiums identified in the 27 transactions considered is very wide. Although each transaction had its own particular circumstances and TD Securities did not consider any specific transaction to be directly comparable to the Transaction, TD Securities believes that the transactions considered, in the aggregate, provide a useful comparison benchmark. TD Securities noted that the one day and one week premiums implied by the value of the Consideration are generally in the low end of the range while the four week premiums are consistent with the middle of the range of the premiums implied by the selected precedent transactions involving Canadian mutual fund companies and selected acquisition of remaining interest transactions.
Fairness Opinion Conclusion
Based upon and subject to the foregoing, TD Securities is of the opinion that, as of November 21, 2010, the Consideration to be received by the Shareholders, other than the Locked-Up Shareholders, in connection with the Transaction is fair, from a financial point of view, to such Shareholders.
Yours very truly,
TD SECURITIES INC.
Member of TD Bank Financial Group